As filed with the Securities and Exchange Commission on August 19, 2011
File No. 333-173559
UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Amendment No. 2
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NYTEX ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1080045 (I.R.S. Employer Identification Number)
1311
(Primary Standard Industrial
Classification Code Number)
12222 Merit Drive, Suite 1850

Dallas, Texas 75251
972-770-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael K. Galvis
President and Chief Executive Officer
NYTEX Energy Holdings, Inc.
12222 Merit Drive, Suite 1850
Dallas, Texas 75251
972-770-4700
(Name, address, including zip code, and telephone
number, including area code, of agent for service)	Copies to: Kevin Woltjen Strasburger & Price, LLP 901 Main Street, Suite 4400 Dallas, Texas 75202 214-651-4300

Approximate dates of commencement of proposed sale to public:  From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class	Amount to be	Offering	Aggregate	Registration
of Securities to be Registered	Registered	Price Per Unit(1)(2)	Offering Price	Fee
Common Stock, par value $.001 (“Common Stock”) issuable upon conversion of 12% convertible debenture (“Debentures”)	1,433,333	$5.50	$7,883,332	$915.25
Common Stock issuable upon exercise of warrants issued to investors in conjunction with the Debentures	430,000	$5.50	$2,365,000	$274.58
Common Stock issuable upon conversion of Series A preferred stock, par value $.001 (“Series A Preferred Stock”)	6,000,000	$5.50	$33,000,000	$3,831.30
Common Stock issuable upon exercise of warrants issued to investors in conjunction with the Series A Preferred Stock	1,800,000	$5.50	$9,900,000	$1,149.40
Total	9,663,333	$5.50	$53,148,331	$6,170.53(3)

(1)	The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.
(2)	Based on the average of the bid and ask price of the Company’s Common Stock as of July 12, 2011.

(3)	The registration fee was paid when we filed Amendment No. 1 of this registration statement on July 13, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Registration Statement is not complete and may be changed. The Selling Security Holders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2011

NYTEX ENERGY HOLDINGS, INC.

Up to 9,663,333 Shares of Common Stock

This prospectus relates to the sale solely by the Selling Security Holders or their transferees (“Selling Security Holders”) identified in this prospectus of up to 9,663,333 shares of common stock, $.001 par value (“Common Stock”), of NYTEX Energy Holdings, Inc., a Delaware corporation, which includes: (i) 1,433,333 shares of Common Stock issuable upon conversion of 12% convertible debentures (“Debentures”), (ii) 430,000 shares of Common Stock issuable upon the exercise of warrants issued in conjunction with the Debentures with an exercise price of $2.00 per share (“Debenture Warrants”), (iii) 6,000,000 shares of Common Stock issuable upon conversion of shares of our Series A preferred stock, $.001 par value (“Series A Preferred Stock”), and (iv) 1,800,000 shares of Common Stock issuable upon the exercise of warrants issued in conjunction with the Series A Preferred Stock, with an exercise price of $2.00 per share (“Series A Warrants”).

We are not selling the shares of Common Stock pursuant to this prospectus and will not receive any proceeds from the sales of the securities registered herein by the Selling Security Holders, except for proceeds received from the exercise of the Debenture Warrants and Series A Warrants. The Selling Security Holders may sell all or a portion of the shares of Common Stock issuable upon conversion of the Debentures, Series A Preferred Stock or exercise of the Debenture Warrants and Series A Warrants from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the prevailing market price or at negotiated prices. We will bear all costs relating to the registration of these shares of Common Stock, other than any Selling Security Holders’ legal or accounting costs or commissions. For more information regarding the sales of our Common Stock by the Selling Security Holders pursuant to this prospectus, please read “Plan of Distribution” on page 58 of this prospectus.

We retained the services of a Financial Industry Regulatory Authority (“FINRA”) member who recently received clearance from FINRA for quotation of our Common Stock on the over-the-counter bulletin board.

Investing in our securities involves a high degree of risk. Certain risks associated with an investment in our securities are described in this prospectus and certain of our filings with the Securities and Exchange Commission, as described under Risk Factors, on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

A public trading market for our Common Stock has recently initiated, and our Common Stock is now traded in very limited quantities under the symbol “NYTE” on the OTCQB market tier, an interdealer quotation system operated by OTC Markets Group, Inc.

THE DATE OF THIS PROSPECTUS IS            , 2011

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock, $.001 par value (“Common Stock”). We urge you to read this entire prospectus carefully, including the “Risk Factors” section. In this prospectus, unless the context indicates otherwise, the terms “NYTEX” “Company,” “we,” “its,” “us,” and “our” refer to NYTEX Energy Holdings, Inc., a Delaware corporation, and its subsidiaries.

Our Company

Our principal offices are located at 12222 Merit Drive, Suite 1850, Dallas, Texas 75251; telephone (972) 770-4700.

Our businesses are organized into two operating segments, conducted through our two primary subsidiaries:

•	Fluid Drilling Services — This segment conducted by our wholly owned subsidiary, Francis Drilling Fluids, Ltd. (“FDF”) (through our subsidiary NYTEX FDF Acquisition, Inc. (“Acquisition Inc.”)), consists of full service drilling, completion, and specialized fluids, dry drilling and completion products, technical services, industrial cleaning services and equipment rental for the oil & gas industry. Since the acquisition of FDF (“FDF Acquisition”), this segment represents substantially all of our revenues from operations.

•	Oil and Gas Operations — This segment conducted by our wholly owned subsidiary, NYTEX Petroleum, Inc. (“NYTEX Petroleum”), represents our oil and gas business. Prior to the FDF Acquisition, this segment generated virtually all of our revenues from operations.

The Offering

The selling security holders (“Selling Security Holders”) identified in this prospectus may sell up to 9,663,333 shares of our Common Stock, which includes: (i) 1,433,333 shares of Common Stock issuable upon conversion of 12% convertible debentures (“Debentures”), (ii) 430,000 shares of Common Stock issuable upon the exercise of warrants issued in conjunction with the Debentures with an exercise price of $2.00 per share (“Debenture Warrants”), (iii) 6,000,000 shares of Common Stock issuable upon conversion of our Series A preferred stock, $.001 par value (“Series A Preferred Stock”), and (iv) 1,800,000 shares of Common Stock issuable upon the exercise of warrants issued in conjunction with the Series A Preferred Stock, with an exercise price of $2.00 per share (“Series A Warrants”).

The Selling Security Holders may offer all or part of their shares of Common Stock for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

We will not receive any of the proceeds from the sale of those shares of Common Stock being offered by the Selling Security Holders except the proceeds, if any, from the exercise of the Debenture Warrants and the Series A Warrants held by the Selling Security Holders, which could total $4,460,000 and are payable to us.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described or incorporated by reference in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen the value of our Common Stock could decline significantly and you may lose all or a part of your investment.

RISK FACTORS RELATING TO OUR OPERATIONS

We are in default under our senior debt facility and our mezzanine debt agreement. If we are unable to reach an agreement with these lenders to resolve the defaults, these lenders can exercise remedies which ultimately could require us to curtail or cease our operations.

On April 13, 2011, we received a letter from PNC Bank, National Association (“PNC”), as lender, notifying us of the occurrence and continued existence of certain events of default under our senior debt facility, in particular, breach of a fixed charge coverage ratio and breach of our reporting requirements. We are currently in negotiations with PNC to obtain a waiver of the defaults. However, there are no assurances that we will be successful in our negotiations with PNC. Because we are in default under the senior debt facility, PNC may at any time exercise any of its remedies under the facility, which include acceleration of the amounts owed, which we may not have the ability to pay. If the debt is accelerated and we are unable to pay, we could experience materially higher interest expenses, and PNC could seek to satisfy the debt by foreclosing on its liens on some or all of our assets, which are security under the facility, or could pursue other legal action. Substantially all of FDF’s personal property is security under the facility, as is our administrative offices in Crowley, LA. Any such action may require us to curtail or cease our operations.

On April 14, 2011 we received a letter from WayPoint Nytex, LLC (“WayPoint”), as mezzanine lender, stating we are in default of the Preferred Stock and Warrant Purchase Agreement among us, Acquisition Inc. and WayPoint (“WayPoint Purchase Agreement”), for defaults similar to the PNC defaults plus our failure to pay dividends when due and, therefore, that WayPoint now has the right to exercise the Control Warrant, as described on page 8. If WayPoint exercises the Control Warrant, it would own 51% of our outstanding Common Stock. We are currently in negotiations with WayPoint to obtain a waiver and modify the WayPoint Purchase Agreement. However, there are no assurances that we will be successful in our negotiations with WayPoint.

In addition to being in default under the WayPoint Purchase Agreement, on May 4, 2011, WayPoint provided us with formal written notice (“Put Notice”) of its election to cause us to repurchase all securities that WayPoint acquired in connection with the WayPoint Purchase Agreement for an aggregate purchase price of $30,000,000 within five business days following the date of the Put Notice. These securities are enumerated more fully described under (i) the Risk Factor entitled “Exercise of the WayPoint Control Warrant would result in a change in control,” on page 8 herein, (ii) the Risk Factor entitled “The WayPoint Warrants possess full anti-dilution provisions, and may result in a duplication of dilution,” and (iii) “Transactions with Related Parties and Control Persons.” We did not and do not have the funds available to repurchase these securities, but continue to negotiate with WayPoint to remedy the defaults and resolve WayPoint’s demands in the Put Notice. However, there are no assurances that we will be successful in these negotiations, and WayPoint has reserved all other rights, remedies, actions and powers to which it may be entitled. As a result, WayPoint may seek certain remedies afforded to it under the WayPoint Purchase Agreement including the exercise of its Purchaser and Control Warrants, which would provide WayPoint with ownership of a majority of our outstanding Common Stock, and thereby give WayPoint significant control over our board of directors and operations. Alternatively, WayPoint could initiate collection efforts regarding our failure to pay dividends and repurchase the securities.

By virtue of having the right, and having exercised the right, to designate a majority of the board of directors of our subsidiary, Acquisition Inc., WayPoint may be deemed to have control over Acquisition Inc. and its subsidiaries, including FDF, our significant operating subsidiary. WayPoint also holds the sole outstanding share of our Series B Preferred Stock, entitling it to increase the size of our board of directors and to designate a majority of our board. While members of a board of directors owe fiduciary duties to all stockholders, WayPoint has interests that are in addition to, or different from the interests of our stockholders generally and that create potential conflicts of interest.

In exchange for WayPoint’s $20 million investment that was used to finance our acquisition of FDF, our newly created subsidiary Acquisition Inc. issued WayPoint 20,750 shares of Senior Series A Redeemable Preferred Stock. Acquisition Inc. is the sole owner of Francis Oaks, LLC, which in turn wholly owns FDF. As long as any such shares are outstanding, the holders of such shares, voting as a single class, are entitled to elect two members to the board of Acquisition Inc. Upon the occurrence of a default, as defined in the WayPoint Purchase Agreement, and as more fully described under the Risk Factor entitled “Exercise of the WayPoint Control Warrant would result in a change of control,” on page 8 herein, that remains uncured for 75 days, the holders of a majority of shares of Senior Series A Redeemable Preferred Stock may increase the number of directors constituting the board of directors of Acquisition Inc. up to that number that would give such holders control of a majority of the board, and to designate such additional directors. On May 9, 2011, WayPoint notified Acquisition Inc. that, because of the continuing occurrences of default, it elected to increase the board from four members to five, and designated Mr. J.J. Schickel, Jr. to fill this newly created vacancy. Mr. Schickel served in this capacity until May 20, 2011, when WayPoint replaced Mr. Schickel with Mr. Lee Buchwald. As of June 30, 2011, the board of Acquisition Inc. included Michael Galvis, Kenneth K. Conte, John Henry Moulton (a WayPoint designee), Thomas Drechsler (a WayPoint designee) and Mr. Buchwald (a WayPoint designee). For more information about Mr. Moulton and Mr. Drechsler, see “Transactions with Related Persons and Certain Control Persons”, on page 50 herein. While members of a board of directors owe fiduciary duties to all stockholders, WayPoint has interests that are in addition to, or different from the interests of our stockholders generally and that create potential conflicts of interest.

The newly-constituted board of Acquisition, Inc. has taken action to change the officers and directors of some of our subsidiaries. On May 10, 2011, the board of Acquisition Inc. voted to remove Michael Galvis as president and Kenneth Conte as chief financial officer, treasurer and secretary of both Oaks and FDF and replace them with Mike Francis as president and Jude Gregory as chief financial officer, treasurer and secretary. Also on May 10, 2011, the board of Acquisition Inc. voted to remove all directors and managers, as applicable, of Oaks and FDF, and replace them with Messrs. Moulton, Drechsler, Galvis, Schickel and Conte as the sole directors and managers, as applicable. Mr. Schickel served in this capacity until May 20, 2011, when WayPoint replaced Mr. Schickel with Mr. Lee Buchwald.

As holder of our one outstanding shares of Series B Preferred Stock, and because of the continued breaches under the WayPoint Purchase Agreement, WayPoint has the right to increase size of our board of directors up to that number that would give WayPoint the right to appoint a majority of our board, and to designate such additional directors. While initially WayPoint appointed two directors to our board, they subsequently resigned. As of the date of this prospectus, WayPoint has no designees serving on our board of directors.

Our independent auditors have expressed doubt about our ability to continue our activities as a going concern, which may hinder our ability to obtain future financing.

The continuation of our business is dependent upon us resolving the defaults under our loan agreements, raising additional financial support, and maintaining profitable operations. The issuance of additional equity securities by us could result in a substantial dilution in the equity interests of our current stockholders. If we should fail to continue as a going concern, you may lose all or a part of the value of your entire investment in us.

Due to the uncertainty of our ability to meet our current operating expenses and the defaults under our loan agreements noted above, in their report on the annual financial statements for the years ended December 31, 2010 and 2009, our independent auditors included an explanatory paragraph regarding the doubt about our ability to continue as a going concern.

Our continuation as a going concern is dependent upon our attaining and maintaining profitable operations, resolving the defaults under certain of our loan agreements, and raising additional capital. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our company discontinue operations.

Our indebtedness and other payment obligations could restrict our operations and make us more vulnerable to adverse economic conditions.

We now have, and expect to continue to have, a significant amount of indebtedness. Our outstanding indebtedness consists of a senior credit facility, the Debentures, and dividends payable on our Series A Preferred Stock and on the Senior Series A Redeemable Preferred Stock of Acquisition Inc., which are described in “Liquidity and Capital Resources” on page 35 of this prospectus. As of June 30, 2011, we owed $17,939,025 under our senior credit facility, $2,035,000 under the Debentures and dividends of $1,218,485 on the Senior Series A Redeemable Preferred Stock of Acquisition Inc. and $223,245 on our Series A Preferred Stock. Additionally, the election of WayPoint to exercise its put right requires that we repurchase their securities for $30 million. We do not have the funds available to satisfy these obligations. Our current and future indebtedness could have important consequences. For example, those levels of indebtedness and obligations could:

•	impair our ability to make investments and obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes;

•	limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make payments on our indebtedness and obligations; and

•	make us more vulnerable to a downturn in our business, our industry or the economy in general as a substantial portion of our operating cash flow will be required to make payments.

We also have other put or redemption obligations that may restrict the funds that we can devote to operations. The holder of the Senior Series A Redeemable Preferred Stock has the right to have Acquisition Inc. redeem such shares after the third anniversary of issuance thereof at a redemption price equal to 104% of the Stated Amount, and at a redemption price equal to 103% of the Stated Amount 48 months after the date of issuance thereof to May 23, 2016, together, in either case, with all dividends, declared and unpaid thereon through the redemption date.

After the earliest to occur of (a) a Change of Control, (b) an occurrence of a Default that remains uncured for seventy-five days; provided, however, that payment to the holders of the Senior Series A Redeemable Preferred Stock of all amounts owing to them as a result of a Default shall be considered a cure of a Default, and (c) May 23, 2016, Acquisition Inc. is required to redeem the Senior Series A Redeemable Preferred Stock at 100% of the Stated Amount, together with all accrued and unpaid dividends thereon as of the redemption date. If Acquisition Inc. is required to redeem these shares, and we or it does not have available funds, we may have to curtail or cease operations.

We need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We cannot be certain that our existing sources of cash will be adequate to meet our liquidity requirements including cash requirements that may be due under either the Senior Facility, our Preferred Stock, or the WayPoint Purchase Agreement. However, management has implemented plans to improve liquidity through slowing or stopping certain planned capital expenditures, through the sale of selected assets deemed unnecessary to our business, and improvements to results from operations. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain an additional credit facility. We cannot assure you that any additional equity sales or financing will be available in amounts or on terms acceptable to us, if at all. The sale of additional equity securities could result in additional dilution to our stockholders and result in a significant reduction of your percentage interest in us. The incurrence of additional indebtedness would result in increased debt service obligations and could result in additional operating and financing covenants that would further restrict our operations. There can be no assurance that we will be successful with our plans or that our results of operations will materially improve in either the short-term or long-term and accordingly, we may be unable to meet our obligations as they become due.

Our business depends on domestic spending by the oil and gas industry, and this spending and our business have been, and may continue to be, adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore for, develop and produce oil and gas in the United States. Customers’ expectations of lower market prices for oil and gas, as well as the availability of capital for operating and capital expenditures, may cause them to curtail spending, thereby reducing demand for our services and equipment.

Industry conditions are influenced by numerous factors over which we have no control, such as the supply of and demand for oil and gas, domestic and worldwide economic conditions, political instability in oil and gas producing countries and merger and divestiture activity among oil and gas producers. The volatility of the oil and gas industry and the consequent impact on exploration and production activity could adversely impact the level of drilling and workover activity by some of our customers. This reduction may cause a decline in the demand for our services or adversely affect the price of our services. Reduced discovery rates of new oil and gas reserves in our market areas also may have a negative long-term impact on our business, even in an environment of stronger oil and gas prices, to the extent existing production is not replaced and the number of producing wells for us to service declines. In addition, recent market conditions and the existence of excess equipment have resulted in lower utilization rates.

The deterioration in the global economic environment since 2008 has caused the oilfield services industry to cycle into a downturn, and the rate at which it may continue to improve, or return to former levels, is uncertain. Those adverse changes in capital markets and declines in prices for oil and gas caused many oil and gas producers to announce reductions in capital budgets for future periods. In the last part of 2008, oil and gas prices declined rapidly, resulting in decreased drilling activities. During the second half of 2009, oil prices began to increase and remained relatively stable through the latter half of 2010 and into 2011, which has resulted in increases in drilling activities, and have been increasingly expanding in the oil-driven markets. However, natural gas prices continued to decline significantly through most of 2009 and remained depressed throughout 2010 and into 2011, which resulted in decreased activity in the natural gas-driven markets. Limitations on the availability of capital, or higher costs of capital, for financing expenditures have caused and may continue to cause these and other oil and gas producers to make additional reductions to capital budgets in the future even if commodity prices increase from current levels. These cuts in spending may curtail drilling programs as well as discretionary spending on well services, which could result in a reduction in the demand for our services, the rates we can charge and our utilization. In addition, certain of our customers could become unable to pay their suppliers, including us. As a result of these conditions, our customers’ spending patterns have become increasingly unpredictable, making it difficult for us to predict our future operating results. Additionally, any of these conditions or events could adversely affect our operating results.

If oil and gas prices remain volatile, or decline, the demand for our services could be adversely affected.

The demand for our services is primarily determined by current and anticipated oil and gas prices and the related general production spending and level of drilling activity in the areas in which we have operations. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) affects the spending patterns of our customers and may result in the drilling of fewer new wells or lower production spending on existing wells. This, in turn, could result in lower demand for our services and may cause lower rates and lower utilization of our well service equipment. Continued volatility in oil and gas prices or a reduction in drilling activities could materially and adversely affect the demand for our services and our results of operations.

Competition within the well services industry may adversely affect our ability to market our services.

The well services industry is highly competitive and fragmented and includes numerous small companies capable of competing effectively in our markets on a local basis, as well as several large companies that possess substantially greater financial and other resources than we do. Our larger competitors’ greater resources could allow those competitors to compete more effectively than we can. The amount of equipment available currently exceeds demand, which has resulted in active price competition. Many contracts are awarded on a bid basis, which may further increase competition based primarily on price.

We depend on several significant customers, and a loss of one or more significant customers could adversely affect our results of operations.

Our customers consist primarily of major and independent oil and gas companies. During 2010, our top five customers accounted for 41% of our revenues. The loss of any one of our largest customers or a sustained decrease in demand by any of such customers could result in a substantial loss of revenues and could have a material adverse effect on our results of operations.

We may not be able to grow successfully through future acquisitions or successfully manage future growth, and we may not be able to effectively integrate the businesses we do acquire.

Our business strategy includes growth through the acquisitions of other businesses. We may not be able to continue to identify attractive acquisition opportunities or successfully acquire identified targets. Furthermore, competition for acquisition opportunities may escalate, increasing our cost of making further acquisitions or causing us to refrain from making additional acquisitions. This strategy may require external financing, which we may not be able to secure at all, or on favorable conditions, and which are governed by and subject to restrictive covenants under our existing financial obligations including with WayPoint and PNC.

In addition, we may not be successful in integrating our current or future acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of our management’s attention. Even if we are successful in integrating our current or future acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies, that we expected from such acquisitions, which may result in the commitment of our capital resources without the expected returns on such capital.

Our industry has experienced a high rate of employee turnover. Any difficulty we experience replacing or adding personnel could adversely affect our business.

We may not be able to find enough skilled labor to meet our needs, which could limit our growth. Our business activity historically decreases or increases with the price of oil and gas. We may have problems finding enough skilled and unskilled laborers in the future if the demand for our services increases. If we are not able to increase our service rates sufficiently to compensate for wage rate increases, we may not be able to hire and retain the necessary skilled labor to perform our services.

Other factors may also inhibit our ability to find enough workers to meet our employment needs. Our services require skilled workers who can perform physically demanding work. As a result of our industry volatility and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. We believe that our success is dependent upon our ability to continue to employ and retain skilled technical personnel. Our inability to employ or retain skilled technical personnel may adversely affect our ability to complete our ongoing projects or engage new business in the future, which generally could have a material adverse effect on our operations.

Our success depends on key members of our management, the loss of any of whom could disrupt our business operations.

We depend to a large extent on the services of some of our executive officers. The loss of the services of Michael K. Galvis, our President and Chief Executive Officer, Kenneth K. Conte, our Executive Vice President and Chief Financial Officer, and Michael G. Francis, President and Chief Executive Officer of FDF, Jude Gregory, Chief Financial Officer of FDF, or other key personnel could disrupt our operations. Although we have entered into employment agreements with the executives mentioned above, and certain other executive officers that contain, among other provisions, non-compete agreements, we may not be able to retain the executives past the terms of their employment agreements or enforce the non-compete provisions in the employment agreements.

Our operations are subject to inherent risks, some of which are beyond our control. These risks may be self-insured, or may not be fully covered under our insurance policies.

Our operations are subject to hazards inherent in the oil and gas industry, such as, but not limited to, accidents, blowouts, explosions, craterings, fires and oil spills. These conditions can cause:

•	personal injury or loss of life;

•	damage to or destruction of property and equipment (including the collateral securing our indebtedness) and the environment;

•	suspension of our operations; and

•	lost profits.

The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a material adverse effect on our financial condition and results of operations. In addition, claims for loss of oil and gas production and damage to formations can occur in the well services industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in our being named as a defendant in lawsuits asserting large claims.

We maintain insurance coverage that we believe to be customary in the industry against these hazards including marine and non-marine property and casualty, workers’ compensation, water pollution/environmental, and liability insurance. Our policy limits for these policies range up to $10,000,000 per occurrence with deductibles ranging up to $25,000. Regarding our water pollution/environmental insurance coverage, our policy limits range up to $5,000,000 with a $2,500 deductible. However, we do not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs. As such, not all of our property is insured. We maintain accruals in our consolidated balance sheets related to self-insurance retentions by using third-party data and historical claims history. The occurrence of an event not fully insured against, or the failure of an insurer to meet its insurance obligations, could result in substantial losses. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. Insurance may not be available to cover any or all of the risks to which we are subject, or, even if available, it may be inadequate, or insurance premiums or other costs could rise significantly in the future so as to make such insurance prohibitively expensive. It is likely that, in the future our insurance renewals, our premiums and deductibles will be higher, and certain insurance coverage either will be unavailable or considerably more expensive than it has been in the recent past. In addition, our insurance is subject to coverage limits, and some policies exclude coverage for damages resulting from environmental contamination. Our insurance program is administered by an officer of the Company, is reviewed not less than annually with our insurance brokers and underwriters, and is reviewed by our Board of Directors on an annual basis.

We are subject to federal, state and local regulations regarding issues of health, safety and protection of the environment. Under these regulations, we may become liable for penalties, damages or costs of remediation. Any changes in these laws and government regulations could increase our costs of doing business.

Our operations are subject to federal, state and local laws and regulations relating to protection of natural resources and the environment, health and safety, waste management, and transportation of waste and other materials. Our fluid services segment includes disposal operations into injection wells that pose some risks of environmental liability, including leakage from the wells to surface or subsurface soils, surface water or groundwater. Liability under these laws and regulations could result in cancellation of well operations, fines and penalties, expenditures for remediation, and liability for property damage and personal injuries. Sanctions for noncompliance with applicable environmental laws and regulations also may include assessment of administrative, civil and criminal penalties, revocation of permits and issuance of corrective action orders.

RISK FACTORS RELATING TO AN INVESTMENT IN OUR SECURITIES

The WayPoint Warrants possess full anti-dilution provisions, and may result in a duplication of dilution.

The warrant we issued to WayPoint in connection with the financing of the FDF Acquisition to purchase up to 35% of the outstanding shares of our Common Stock (“Purchaser Warrant”) provides anti-dilution protection so that the number of shares that may be purchased pursuant to the Purchaser Warrant, each at $0.01 per share, shall be equal to 35% of the then outstanding shares of our Common Stock on a fully-diluted basis, as measured at the time of full exercise of the Purchaser Warrant. WayPoint also holds an additional warrant (“Control Warrant” and collectively with the Purchaser Warrant, the “WayPoint Warrants”) to purchase a sufficient number of shares of our Common Stock so that, measured at the time of exercise, the number of shares of Common Stock issued or issuable pursuant to the WayPoint Warrants represents 51% of our outstanding Common Stock on a fully-diluted basis. The exercise price of both WayPoint Warrants is $0.01 per share. The Control Warrant is exercisable only if certain default conditions exist. Because of these anti-dilution provisions, each time we issue additional shares of its Common Stock, for whatever reason, the number of shares of Common Stock issuable upon exercise of the WayPoint Warrants automatically increases. In the event one or both of the WayPoint Warrants is exercised, it will substantially dilute the ownership interests of all other holders of our Common Stock, from both a voting and economic perspective. As discussed above, as of the date of this prospectus, the Control Warrant is exercisable.

The Control Warrant may also become exercisable after the Purchaser Warrant has been fully exercised and WayPoint has disposed of all shares of Common Stock acquired pursuant to that warrant. Based on the current number of shares outstanding, the Purchaser Warrant could be exercised for approximately 14,000,000 shares of Common Stock. Assuming that the Control Warrant becomes exercisable and all of the shares acquired upon exercise of the Purchaser Warrant are disposed of by the holder before the Control Warrant is exercised, the Control Warrant would be exercisable for 51% of our Common Stock, which currently would result in the issuance of approximately an additional 41,850,000 shares of Common Stock to WayPoint and result in the total number of shares of Common Stock outstanding exceeding 80,000,000 shares. Thus, the Purchaser Warrant and the Control Warrant could result in duplicative dilution.

Exercise of the WayPoint Control Warrant would result in a change in control.

The Control Warrant becomes exercisable at an exercise price of $0.01 per share, upon the earliest to occur of (i) the occurrence of a Default (defined below) that remains uncured for seventy-five days; provided, that payment to the holders of Senior Series A Redeemable Preferred Stock of our subsidiary Acquisition Inc. of all amounts owing to them as a result of a Default shall be considered a cure of a Default; (ii) the date on which a Change of Control (defined below) occurs, if Acquisition Inc. is not able to redeem all of the Senior Series A Redeemable Preferred Stock in accordance with its terms; (iii) seventy-five days after the date on which the third Default has occurred within a consecutive twelve-month period; and (iv) May 23, 2016, if Acquisition Inc. is not able to redeem all of the Senior Series A Redeemable Preferred Stock in accordance with its terms (the “Default Conditions”). The term “Default” includes 14 categories of events, which are listed in Section 11.1 of the WayPoint Purchase Agreement and which list includes, among other events, (i) the failure of Acquisition Inc. to timely make a redemption payment to holders of the Senior Series A Redeemable Preferred Stock, (ii) the failure of Acquisition Inc. to timely make a dividend payment to holders of the Senior Series A Redeemable Preferred Stock, (iii) our failure or the failure of Acquisition Inc. to perform covenants in the WayPoint Purchase Agreement, (iv) our failure to meet a fixed-charge coverage ratio, leverage ratio or minimum EBITDA test in the WayPoint Purchase Agreement; (v) we or any of our subsidiaries becomes in default on other indebtedness, individually or in the aggregate, in excess of $250,000; (vi) we, Acquisition Inc., Francis Oaks, LLC, FDF or any FDF subsidiary (the “Francis Group”) becomes subject to bankruptcy or receivership proceedings, (vii) a judgment or judgments is entered against is entered against us, Acquisition Inc. or Francis Group in excess of $1,000,000, and such judgment is not satisfied; (viii) we, Acquisition Inc. or Francis Group breaches a representation or warranty in the WayPoint Purchase Agreement or the documents related thereto; (ix) a Change of Control occurs; and (x) certain liabilities in excess of $250,000 arise under ERISA. “Change of Control” means (i) a sale of shares of our stock, Acquisition Inc. or Francis Group, or a merger involving any of them, as a result of which holders of the voting capital stock of the applicable entity immediately prior to such transaction do not hold at least 50% of the voting power of the applicable entity or the resulting or surviving entity or the acquiring entity; (ii) a disposition of all or substantially all of our assets, Acquisition Inc. or Francis Group; (iii) a voluntary or involuntary liquidation, dissolution or winding up by us, Acquisition Inc. or Francis Group; (iv) either Michael K. Galvis or Michael G. Francis shall sell at least five percent (5%) of our equity held by them immediately prior to such sale; (v) Michael K. Galvis ceases to be our Chief Executive Officer and is not replaced by a candidate suitable to WayPoint within 30 days or any such replacement Chief Executive Officer ceases to be our Chief Executive Officer and is not replaced by a candidate suitable to WayPoint within 30 days; or (vi) Michael G. Francis ceases to be the Chief Executive Officer of FDF and is not replaced by a candidate suitable to WayPoint within 30 days or any such replacement Chief Executive Officer ceases to be the Chief Executive Officer of the FDF and is not replaced by a candidate suitable to WayPoint within 30 days. As stated in more detail above, certain of the Default Conditions have occurred, and the Control Warrant is, as of the date of this prospectus, exercisable.

The issuance of shares of Common Stock upon conversion of the Debentures and Series A Preferred Stock, as well as upon exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

If the market price per share of our Common Stock at the time of conversion of our Convertible Debentures or Series A Preferred Stock and exercise of any warrants, options, or any other convertible securities is in excess of the various conversion or exercise prices of these derivative securities, conversion or exercise of these derivative securities would have a dilutive effect on our Common Stock. As of June 30, 2011, we had (i) outstanding Convertible Debentures which are convertible into an aggregate of 1,356,667 shares of our Common Stock at a conversion price of $1.50 per share, (ii) 6,000,000 shares of Series A Preferred Stock which are convertible into an aggregate of 6,000,000 shares of our Common Stock at $1.00 per share, (iii) warrants to purchase 2,230,000 shares of our Common Stock at an exercise price of $2.00 per share of our Common Stock and (iv) outstanding 9% convertible debentures issued by NYTEX Petroleum which are convertible into an aggregate 586,506 shares of Common Stock at a conversion price of $2.00 per share (the “NYTEX Petroleum Convertible Debentures”). Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our Common Stock, which may result in additional dilution of the existing ownership interests of our Common Stockholders.

We are required to register various securities with the SEC under agreements with certain of our security holders and may be subject to certain monetary penalties if we do not do so.

This prospectus relates to our obligation to file a registration statement with the SEC registering for sale 9,663,333 shares of Common Stock issuable upon conversion of (i) the Debentures and (ii) Series A Preferred Stock, and upon exercise of both the Debenture Warrants and Series A Warrants. Pursuant to a registration rights agreement with the holders of the securities, we were required to file the registration statement on or before 60 days of the final closing of the Series A Preferred Stock offering, which was April 11, 2011. The holders of Series A Preferred Stock may demand a penalty equal to two percent of the amount of their investment, or $120,000, for each month after that date that the registration statement was not filed. We filed a Form S-1 registration statement, of which this prospectus is a part, on April 15, 2011. Additionally, since the SEC did not declare the registration statement effective within 120 days of the final closing of the Series A Preferred Stock offering, which was June 10, 2011, we face an additional penalty if demanded by the holders equal to two percent of the amount of their investment, or $120,000, for each month while not effective.

After this registration statement becomes effective, we may be required to file a registration statement with the SEC registering for sale those shares of Common Stock held by Diana Francis that were issued to her in the FDF Acquisition. If such shares held by Diana Francis are eligible to be resold in reliance on Rule 144 of the Act, our registration requirements with respect to her shares will lapse.

After November 23, 2011, but only upon request, we are obligated to file a registration statement with the SEC registering for sale the shares of Common Stock that may be issued upon exercise of the WayPoint Warrants. After such time, WayPoint is also entitled to piggyback registration rights, if we register other securities with the SEC. If we are required to file a registration statement registering securities for resale by WayPoint and the registration statement is not timely filed, does not become effective within a certain time period, or ceases to be available for sales thereunder for certain time periods, then we must pay WayPoint an amount in cash equal to one percent (1%) of the value of WayPoint’s securities on the date of such event and each monthly anniversary thereof until cured, subject to a cap of ten percent (10%) of the value of WayPoint’s registrable securities.

The terms of our indebtedness to PNC and our transaction with WayPoint restrict our operations.

We need consent from PNC and WayPoint to engage in certain activities, including, but not limited to, incurring further indebtedness, granting any liens on our assets, disposing of our assets, entering into mergers, or conducting acquisitions. If appropriate consents cannot be obtained from PNC and WayPoint, we may not be able to pursue capital-raising transactions or acquisitions that we believe are in our best interests and those of our stockholders.

We are subject to the reporting requirements of federal securities laws, compliance with which is expensive.

We are a public reporting company in the U.S. and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we were a privately held company.

Our compliance with the Sarbanes Oxley Act and SEC rules concerning internal controls will be time consuming, difficult, and costly.

As a reporting company, it will be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We will need to hire additional financial reporting, internal control, and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s requirements regarding internal controls, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley Act requires publicly traded companies to obtain.

If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act could be impaired, which could cause the market price of our Common Stock to decrease substantially.

We have committed limited personnel and resources to the development of the external reporting and compliance obligations that are required of a public company. We have taken measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with being a public company, when and as such requirements become applicable to us. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems, or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our Common Stock to decline substantially.

Our stock price may be volatile, which may result in losses to our stockholders.

Domestic and international stock markets often experience significant price and volume fluctuations especially in times of economic uncertainty. In particular, the market prices of companies quoted on the Over-The-Counter Bulletin Board, where our shares of Common Stock are quoted, generally have been very volatile and have experienced sharp share-price and trading-volume changes. The public trading price of our Common Stock is likely to be volatile and could fluctuate widely in response to the following factors, some of which are beyond our control:

•	variations in our operating results;

•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•	changes in operating and stock price performance of other companies in our industry;

•	WayPoint’s exercise of the Purchase Warrant or the Control Warrant;

•	additions or departures of key personnel;

•	future sales of our Common Stock; and

•	general economic and political conditions.

The market price for our Common Stock may be particularly volatile given our status as a smaller reporting company with a presumably small and thinly-traded “float.” You may be unable to sell your Common Stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our Common Stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. As noted above, our Common Stock may be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price.

Our Common Stock has only recently begun trading. We expect our Common Stock to be thinly-traded. You may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate such shares.

We cannot predict the extent to which an active public trading market for our Common Stock will develop or be sustained due to a number of factors, including the fact that we are a smaller reporting company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume. Even if we come to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company as currently constituted such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our Common

Stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained.

Our Common Stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their Common Stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

We do not anticipate paying any dividends.

We presently do not anticipate that we will pay any dividends on any of our Common Stock in the foreseeable future. The payment of dividends on our Common Stock, if any, would be contingent upon our revenues, earnings, capital requirements, and our general financial condition. We will pay dividends on our Common Stock only if and when declared by our board of directors. The ability of our board of directors to declare a dividend is subject to restrictions imposed by Delaware law and under our financing arrangements, including our Series A and Series B Preferred Stock. Additionally, we may not pay a dividend on our Common Stock until we are current in dividends payable on our Series A Preferred Stock, as discussed more fully above under the Risk Factor, “Our indebtedness and other payment obligations could restrict our operations and make us more vulnerable to adverse economic conditions.” In determining whether to declare dividends, our board of directors will consider these restrictions as well as our financial condition, results of operations, working capital requirements, future prospects and other factors it considers relevant.

We have a substantial number of authorized common shares available for future issuance that could cause dilution of our stockholders’ interest and adversely impact the rights of holders of our Common Stock.

We have a total of 200,000,000 shares of Common Stock authorized for issuance. As of June 30, 2011, we had 173,637,501 shares of Common Stock available for issuance. We have reserved 1,356,667 shares for conversion of our Debentures, 6,000,000 shares for conversion of our Series A Preferred Stock and 2,230,000 shares for issuance upon the exercise of outstanding warrants held by the Selling Security Holders. We have also reserved 400,000 shares of Common Stock in connection with stock grants to our employees and those of FDF. Additionally, our wholly-owned subsidiary NYTEX Petroleum, has issued debentures convertible into 586,506 shares of our Common Stock if fully converted. We may seek financing that could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. We may also make acquisitions that result in issuances of additional shares of our capital stock. Furthermore, the book value per share of our Common Stock may be reduced.

The addition of a substantial number of shares of our Common Stock into the market or by the registration of any of our other securities under the Securities Act may significantly and negatively affect the prevailing market price for our Common Stock. The future sales of shares of our Common Stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of our

Common Stock, as such warrants and options are likely to be exercised only at a time when the price of our Common Stock is greater than the exercise price.

OTHER RISK FACTORS

Reserve data of our oil and gas operations are estimates based on assumptions that may be inaccurate.

There are uncertainties inherent in estimating natural gas and oil reserves and their estimated value, including many factors beyond our control as producer. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner and is based on assumptions that may vary considerably from actual results.

Accordingly, reserve estimates and actual production, revenue and expenditures likely will vary, possibly materially, from estimates. Additionally, there recently has been increased debate and disagreement over the classification of reserves, with particular focus on proved undeveloped reserves. Changes in interpretations as to classification standards or disagreements with our interpretations could cause us to write down these reserves.

The extent to which we can benefit from successful acquisition and development activities or acquire profitable oil and natural gas producing properties with development potential is highly dependent on the level of success in finding or acquiring reserves.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

The statements contained in all parts of this document relate to future events, including, but not limited to, any and all statements regarding future operations, financial results, business plans and cash needs and other statements that are not historical facts are forward looking statements. When used in this document, the words “anticipate,” “budgeted,” “planned,” “targeted,” “potential,” “estimate,” “expect,” “may,” “project,” “believe” and similar expressions are intended to be among the statements that identify forward looking statements. Such statements involve known and unknown risks and uncertainties, including, but not limited to, those relating to the current economic downturn and credit crisis, the volatility of natural gas and oil prices, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, technological changes, our significant capital requirements, the potential impact of government regulations, adverse regulatory determinations, litigation, competition, business and equipment acquisition risks, availability of equipment, weather, availability of financing, financial condition of our industry partners, ability to obtain permits and other factors detailed herein. Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” and in other sections of this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking statement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of Common Stock offered under this prospectus by the Selling Security Holders. Rather, the Selling Security Holders will receive those proceeds directly.

We will, however, receive the exercise price with respect to warrants to purchase 2,230,000 shares of our Common Stock, when and if exercised by the Selling Security Holders who hold them. If all such warrants are exercised, we estimate our net proceeds would be approximately $4,460,000, which we expect to use for general working capital purposes, unless needed to resolve any default or other obligations under our senior debt facility and WayPoint Purchase Agreement.

DETERMINATION OF OFFERING PRICE

Our Common Stock trades under the symbol NYTE on the OTCQB market tier, an interdealer quotation system operated by the OTC Markets Group, Inc. The Selling Security Holders may sell their shares of Common Stock issuable upon conversion of the Debentures and Series A Preferred Stock or the exercise of the Debenture Warrants or the Series A Warrants at the prevailing market prices at the time of the sale or at privately negotiated prices. See “Plan of Distribution” on page 58 of this prospectus.

The conversion prices of the Debentures and Series A Preferred Stock and the exercise prices of the Debenture Warrants and Series A Warrants were determined by our board of directors following negotiations with the holders thereof and may not bear any relationship to our past, current or future operations, cash flows, net income, current financial condition, the book value of our assets or any other established criteria for value. As a result, the conversion and exercise prices thereof, respectively, should not be considered as reflective of the actual value of our Common Stock.

MARKET PRICE OF OUR COMMON STOCK

Market Information

Our Common Stock began trading on April 1, 2011 on the OTCQB under the symbol NYTE. As of August   , 2011, the closing price of our Common Stock was $           per share.

Holders

As of June 30, 2011, we had approximately 26,362,499 shares of Common Stock outstanding held by a total of approximately 290 stockholders of record.

Warrants, Convertible Debenture Shares and Restricted Stock Grants

As of June 30, 2011, we were committed to issue, and had reserved for issuance, a total of 13,846,868 shares of our Common Stock on exercise of all of our outstanding derivative securities, including 3,663,000 shares of Common Stock being registered for sale by the Selling Security Holders pursuant to the registration statement to which this prospectus relates. However, if all of our derivative securities, including WayPoint’s Purchase Warrant and Control Warrant, were exercised or converted, we would have 82,059,932 shares of Common Stock outstanding, on a fully diluted basis. Furthermore, there are 400,000 shares of our Common Stock reserved for issuance pursuant to restricted stock grants to our employees and employees of FDF.

Rule 144 Shares

Under Rule 144 of the Securities Act, a person who has beneficially owned restricted shares of our Common Stock for at least six months is entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding the sale and (ii) we have been subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding the sale, are subject to additional restrictions as more fully set forth in Rule 144.

As of June 30, 2011 we believe 3,112,301 of our shares of Common Stock are eligible for non-affiliate resale pursuant to Rule 144.

Shares to be Registrable Pursuant to Registration Rights Agreements

We have entered into registration rights agreements with various holders of our securities, including the Selling Security Holders, Diana Francis and WayPoint.

As of June 30, 2011, those registration rights agreements cover: (i) 9,663,333 shares of Common Stock issuable upon conversion of the Debentures and Series A Preferred Stock and exercise of the Debenture Warrants and the Series A Warrants held by the Selling Security Holders; (ii) 2,058,125 shares of Common Stock held by Diana Francis; and (iii) 41,850,565 shares of Common Stock issuable upon exercise of the Purchaser Warrant and Control Warrant.

BUSINESS

We were originally incorporated in Delaware in 1988 as Kismet, Inc., and while our name changed to Clear Sight Holdings, Inc. on October 16, 2006, we conducted no operations until October 31, 2008. At that time our name changed to NYTEX Energy Holdings, Inc. and our newly-formed wholly-owned subsidiary, NYTEX Petroleum, acquired the business and operations of NYTEX Petroleum, LLC, a Texas limited liability company (“NYTEX Petroleum LLC”). In this transaction, all membership units of the NYTEX Petroleum LLC were transferred to NYTEX Petroleum in exchange for shares of our Common Stock. NYTEX Petroleum LLC was originally formed on March 21, 2006, and focused on fee-based administration and management services related to oil and gas properties, while also engaging in the acquisition, promotion of and participation in the drilling of crude oil and natural gas wells. NYTEX Petroleum will continue its fee-based energy services for existing and future energy funds, with the planned growth focusing primarily on exploration and production.

From October 2008 until our FDF acquisition, our operations were effected through NYTEX Petroleum, and, to a lesser extent, Supreme Vacuum. On September 8, 2010, we completed the disposition of our noncontrolling interest in Supreme Vacuum Services, Inc., an oilfield fluid service company specializing in drilling and production fluids transportation, sales, and storage.

On November 23, 2010, through our newly-formed and wholly-owned subsidiary, Acquisition Inc., we acquired 100% of the membership interests of Francis Oaks, LLC (“Oaks”) and its wholly-owned operating subsidiary, FDF (together with Oaks, the “Francis Group”). The Francis Group has no other assets or operations other than FDF. See Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Oilfield Services on page 29 of this prospectus for further discussion of the acquisition of FDF.

FDF (website: http://www.fdfltd.com), is one of the leading distributors of oil and gas well fracturing proppants and suppliers of drilling fluids in the United States. FDF is a 34 year-old full-service provider of drilling, completion and specialized fluids and specialty additives; technical and environmental support services, industrial cleaning services; equipment rentals; and transportation, handling and storage of fluids and dry products for the oil and gas industry. Headquartered in Crowley, Louisiana, FDF serves oilfield service companies; notably Halliburton, BJ Services, Cudd and Weatherford; major and independent oil companies such as Shell, EnCana, Apache and Chesapeake; and proppant suppliers including St. Gobain, Santrol and CMC Cometals, among over 160 clients, delivering to oilfield operations in thirty-nine states.

Strategy

Our primary objective is to try to provide our stockholders with above average returns on their investment through income growth by 1) securing a distinct and sustainable competitive position as a full-service provider of products and services to the energy industry, and 2) pursuing profitable oil and gas activities. Principal components of our strategy include:

•	Continuously improving the efficiency, productivity and quality of our products and services and their respective delivery in order to grow revenues and operating margins in all of our geographic markets at a rate exceeding underlying market activity;

•	Further extending our infrastructure and U.S. leadership position throughout North America by acquiring, consolidating and integrating other oilfield fluid service and fracture proppant distribution companies at competitive acquisition costs;

•	Preserving our dynamic, long tenured workforce by attracting, developing, and retaining the best talent; and

•	Upholding our ethical and business standards and maintaining the highest standards of health, safety, and environmental performance.

Oilfield Services — FDF

Founded in 1977 and headquartered in Crowley, Louisiana, FDF delivers its diversified range of products and services to 39 states from 22 facilities located in Louisiana, Texas, Oklahoma, Wyoming, and North Dakota. FDF has a current fleet of over 200 dry material pneumatic tank, fluid tank and industrial cleaning trucks and service rigs, 13 owned and leased rail spurs and over 150,000 barrels of liquid mud storage capacity. FDF is a full-service provider of drilling, completion and specialized fluids and specialty additives; technical and environmental support services, industrial cleaning services; equipment rental; and transportation, transloading, and contract warehousing of “frac” sand and ceramic proppant. Ceramic proppant is a sintered semi-crystalline alumina silicate, made from bauxite clay that is tumbled and fired into non-poisonous, odorless, inflammable, insoluble spheres used in hydraulic fracturing of subterranean formations surrounding wells to increase oil and gas output. We refer to “proppant material” to mean all of the forms of frac sands and ceramic proppants being used in the oil and gas industry for hydraulic fracture stimulations of oil and gas wells.

Hydraulic Fracturing

Hydraulic fracturing, a technique in use for over 60 years, is commonly applied to wells drilled in low permeability reservoir rock. A hydraulic fracture is formed by pumping fracturing fluid into the wellbore at a rate sufficient to cause the formation to crack, allowing the fracturing fluid to enter and extend the crack farther into the formation. To keep this fracture open after the injection stops, a solid proppant, primarily sand, is added to the fracture fluid. The propped hydraulic fracture then becomes a high permeability conduit through which the oil and/or gas can flow to the well.

The fluid injected into the rock is mostly water. Various types of proppant are added, such as silica sand, resin-coated sand, and fired bauxite clay (man-made ceramics), depending on the type of permeability or grain strength needed. Chemical additives are sometimes applied by the driller/well operator to tailor the injected material to the specific geological situation, protect the well, and improve its operation, though chemical additives typically make up less than 1% of the total composition of the injected fluid, varying slightly based on the type of well.

None of our businesses directly provide nor perform hydraulic fracturing. In addition, we do not take title to customers’ frac sand or proppants as our Oilfield Services business limits its involvement with hydraulic fracturing to distributing, warehousing, and transloading these products for our customers. We maintain material data safety sheets (“MSDA”) for the products we warehouse and distribute including the products listed under the heading “FDF Product Offerings.” The MSDA identifies the products, ingredients or chemicals deemed to be hazardous including their percentage content, and other relevant physical and health data. The MSDA sheets are available on our website at http://www.fdfltd.com/MSDSSheets.asp.

FDF Product Offerings

Specialized fluids and specialty additive products

FDF’s suite of drilling and specialized fluids and specialty additive products includes water-based and oil-based liquid drilling mud, emulsifiers and wetting agents, alkalinity control agents, lost circulation & sealing products, corrosion inhibitors, casing scrubbers as well as lubricants, detergents and defoamers. FDF offers a complete range of high quality, field-proven products with the 24-hour dispatch and on-spot delivery including the following:

Liquid Water-Based Mud

We offer a complete range of 10.0 lb. to 19.0 lb. liquid muds for every application. From bulk barite to a variety of specialty additives, FDF offers 24-hour delivery and 150,000 barrels of storage capacity across the Gulf Coast region.

Oil Water-Based Mud

We offer liquid oil-based mud such as Invert Emulsion, Oil Base Spot and Environment Spot, all sold in 42 gallon barrels, with primary and secondary emulsifiers and wetting agents sold in five and 55 gallon barrels. Our bagged oil-based and related products sold in 50 lb. sacks are Oil Soluble Asphalt, Amine Treated Lignite, Organophilic Clay, and Hectorite Clay.

Completion Fluids

Our completion fluids include various solutions of:

•	sodium chloride (NaCl Solutions);

•	potassium chloride (KCl Solutions);

•	ammonium chloride;

•	calcium chloride; and

•	zinc bromide.

We offer a variety of related products including FDF branded products such as FDF Perfseal calcium carbonate sized pellets; FDF Liquid HEC and HEC 10 (Hydroxyethcellulose); pellets and powder sacks of calcium chloride, potassium chloride ammonium chloride, sodium chloride and calcium bromide; FDF Supersweep 298 water-based casing scrub; FDF Supersweep OB oil-based casing scrub; FDF Supertron 62, Supertron 87, and FDF Supertron 6200 corrosion inhibitors; and FDF DEFOAM CF alcohol-based defoamer.

Specialized Mixing

Developed for a wide range of demanding applications, FDF offers some of the most advanced specialized drilling fluids systems in the world.

Barite & Hematite

We offer FDF brand sacks of barium sulfate and hematite including FDF Barite Bulk, FDF Barite Sack, FDF Hematite Bulk, and FDF Hematite Sack.

Viscosifiers

We offer FDF brand sacks of bentonite salt gels and polymers including FDF Benex, FDF Bentonite, FDF Bentonite NT, FDF Bentonite Bulk, FDF Attipulgite, FDF Vistek II, FDF XCD Polymer, and a mixed metal hydroxide.

Fluid Conditioners

We offer FDF brand fluid conditioners including D/FLOC-L liquid thinner, FDF CLS chrome lignosulfonate, FDF CLS Chrome Free, Desco modified tannin, FDF Lignite, FDF Sapp pyrophosphate, FDF Envirocal calcium lignin, and FDF Polyplex.

Filtration Control Agents

We offer starch and FDF brand filtration control agents including CM Starch and Starlose treated starch, FDF Pac Regular and FDF Pac S/L polyanionic cellulose, FDF CMC High Vis and FDF CMC Low Vis carboxymethylcellulose.

Shale Stabilizers

We offer FDF brand shale stabilizers including FDF NO-PHALT and Soltex sulfonated asphalt, and FDF PHPA liquid and FDF PHPA dry.

Lubricants, Detergents, & Defoamers

We offer FDF brand lubricants, detergents and defoamers for drilling operations including FDF Detergent drilling detergent, FDF DMS drilling mud surfactant, FDF LUBE II environmental lubricant, FDF DEFOAM environmental defoamers, and aluminum stearate.

Alkalinity Control

We offer FDF brand alkalinity control dry products including FDF KOH potassium hydroxide, FDF Caustic Soda sodium hydroxide, FDF Gypsum, FDF Lime calcium chloride, soda ash, sodium bicarbonate, and potassium acetate.

Lost Circulation & Sealing Products

We offer FDF brand and other lost circulation and sealing products including Diaseal M.D.E., Kwik-Seal, FDF Mica (F.M.C.), DELTA P cellulose fiber, FDF NUT PLUG (F.M.C.) ground walnut hulls, VENLUBE II treated cellulose fiber, MAGNAFIBER REGULAR and MAGNAFIBER FINE acid soluble cellulose, and FDF VISPLUG crosslink polymer.

FDF Service Offerings

Equipment Rentals

FDF’s equipment rentals division rents frac tanks (super tanks), liquid mud barges, mud pumps, portable mixing units, gas busters, hoses and fittings, hydro blasters (hot/cold), and air movers.

Transportation

We believe FDF’s transportation fleet is unequaled in reliability and supports timely delivery of proppant materials, cement, barite, fly ash and cement. With 24-hour dispatching from our strategic stock points, FDF’s truck fleet delivers in 39 states, and our barges deliver offshore to the Gulf of Mexico.

FDF has developed strategic alliances with its customers to provide warehouse management, logistic support and pneumatic and other specialized hauling. Materials can be accepted via standard shipment or railcar, stored at key locations, and ultimately delivered by our extensive transportation fleet.

We utilize the latest communications technology to provide our customers with timely and efficient logistical support through our:

•	Vacuum Trucks	•	Warehouse Management
•	Winch Trucks	•	Logistical Support
•	Pneumatic Hauling	•	Super Vacs
•	Specialized Hauling

Transloading Services

When our customers need to load and unload, warehouse, control inventory, and handle sand, cement, barite, fly ash and ceramic proppants, we are well equipped to serve our customers in our service areas. Our transloading services department provides the personnel, process, and equipment to help ensure the accuracy and integrity of our customers’ products. We feature:

•	Faster Transit Times	•	Timely Delivery of Products
•	Reliable Delivery	•	Product Integrity
•	Online Reporting	•	Contract Warehousing
•	Inventory Control	•	Railcar Loading/Unloading
•	Single Point Accountability	•	Computerized Inventory Control

We have rail facilities at the following locations:

•	Clinton, OK	•	Alice, TX	•	Odessa, TX
•	Weatherford, OK	•	Kermit, TX	•	Rock Springs, WY
•	Lake Charles, LA	•	Jefferson, TX	•	Plaza, ND

Technical Services

We offer a full range of technical assistance and support services for every stage of the drilling project. Our on-site technical representatives provide water-base, oil-base and completion services. We believe our highly trained staff of fluid engineers offers practical knowledge and experience as required by our customers. We offer:

•	Drilling Fluids Engineering	•	In-House Tech Support
•	Completion Fluids Engineering	•	Certified Tankerman
•	Fluid Auditing

Environmental Support

With tough environmental regulations now affecting every phase of operations, understanding and complying with environmental law is of critical importance. We believe FDF has been and continues to be a leader in safe and responsible fluids handling and disposal. In every phase of safety, training and operations, FDF is dedicated to the support of our customers and the protection of our environment.

Fluids Services

We offer a full range of high quality fluid products and services with 24 hour dispatch and on-site delivery. Whatever the customer fluid needs, FDF stands ready with a solution for any application. Our fluid services offerings include:

•	Water-based Liquid Mud	•	Completion Fluids
•	Liquid Mud Storage	•	Completion Fluids Chemicals
•	Specialized Mixing	•	Casing Scrubs
•	Water-Based Chemicals	•	Corrosion Inhibitors

Cleaning Services

We offer a wide range of cleaning services as an attempt to meet our customers’ cleaning service’s needs. Our dockside facilities have personnel and equipment stationed to readily and promptly respond. With the use of our mobile recycling system we can accommodate location based cleaning jobs in our service area.

Through the utilization of our fluids recycling system, there is effectively no waste disposal associated with the cleaning of supply vessels that contain remnants of water-based, diesel-based, and synthetic-based muds, and selective completion fluids. Our process utilizes recycled products and allows the recycling of barite, cement, and gel. As a result, significant cost savings are obtained along with a lower impact on of our environment. Cleaning services include:

•	Industrial Cleaning	•	Barge Cleaning	•	Rig Cleaning
•	Vessel Cleaning	•	Tank Cleaning	•	Equipment Cleaning

Specialized Cleaning Equipment

With specialized mobile equipment and well trained personnel, FDF offers a very wide range of oil and gas industrial cleaning services able to reach the customers’ specific locations, in our ongoing attempts to meet the demands of the oil and gas industry. The following is a list of the specialized cleaning equipment we utilize:

FDF Hydro Excavator — HV-56 GapVax Industrial Vacuum Loader w/ Hydro Excavation Package

The FDF Hydro Excavator is a truck mounted, high performance, industrial vacuum loader designed to pneumatically convey virtually any dry material, sludge, liquids from remote and inaccessible locations through suction lines 8 inches in diameter and smaller. With the help of the hydraulic boom and hydro blaster, the FDF Hydro Excavator can excavate all sensitive areas where a typical excavator cannot.

FDF SuperVac — VTX-820 GAPVAX Tractor — Mounted Vacuum System

The FDF SuperVac is a truck mounted high performance blower designed to pneumatically convey any sludge, slurries and liquids through a 6 inch line. With a 130 barrel load vacuum bottle and the capability to blow-off product, the FDF SuperVac is a highly effective cleaning machine.

FDF SuperVac II — HV-57 GAPVAX Vacuum Loader Airmover

A single mode, high performance, low maintenance, truck mounted, industrial vacuum loader designed to pneumatically convey virtually any dry material, sludge, slurries, or liquids from remote and inaccessible locations through suction lines 8 inches in diameter and smaller.

FDF Hot Water Washer

The FDF Hot Water Washer unit is a high pressure, diesel powered, steam combination mobile cleaning trailer. This unit includes four wands with hose reels for simultaneous washing along with confined-space entry equipment with breathing air and essential tools.

FDF Hydro Blaster

The FDF Hydro Blaster unit is a high pressure/high volume mobile washing unit. Features include a water pressure actuated throttle control that monitors operator demand and adjusts output accordingly. When the operator pulls the trigger, the pumping system responds instantaneously providing high pressure water at a pre-selected pressure and volume. Upon release of the trigger, pressure is relieved and the system returns to idle.

FDF Super Wash II

A single mode, high performance, trailer mounted cleaning unit designed to be set up on location, either land or barge, to perform cleaning at the job site. The FDF SUPERWASH II is designed to wash with water or any type of drilling mud with either low pressure/high volume or high pressure/low volume.

Fluids can be recycled during washing to minimize or eliminate disposal. This unit comes with a variety of equipment and connections making it totally self-contained, including air compressor, high-pressure triplex pump, 5x6 centrifugal pump, diaphragm pumps, pressure washers and all confined space entry safety equipment needed to tackle the toughest jobs. This unit also has a Peterbilt tractor with a crew compartment on board to transport cleaning technicians to the job site.

FDF Mobile Cleaning Unit

The FDF mobile cleaning trailer is an all-inclusive cleaning package to address land and inland rigs and support dockside vessel cleaning. All equipment is well-organized and strategically located on the trailer for easy access and quick startup. The mobile cleaning trailer is pulled with a crew cab truck which also transports the cleaning personnel to the job site.

Oil and Gas — NYTEX Petroleum

Since 2006, NYTEX Petroleum has engaged in fee-based administrative and management services related to crude oil and natural gas properties. It also engaged in the acquisition, generation, promotion, development, exploration and participation in the drilling and production of oil and gas properties directly, through affiliations with independent operating partners and by acquiring participations in properties that are potential resources for the production of oil and gas.

Beginning in 2009, we became more engaged in the acquisition, generation and participation in drilling prospects and production acquisitions. Our growth initiative focuses primarily on early stage acquisition, geological and engineering high-grading and sale of leasehold acreage and producing oil and gas wells within minor oil and gas resource plays. A minor oil and gas resource play is defined herein as an oil and/or gas reservoir, other than the known major shale plays such as the Barnett, Haynesville, Eagle Ford, Bakken, Marcellus, Fayetteville and Woodford. We believe these minor plays exist and can be developed uniformly over an expansive geographical area with a high rate of success due to the recent advancements in horizontal drilling and multi-stage fracturing technologies.

Our oil and gas assets consist of non-operated working interests in oil and gas properties. On May 9, 2011, effective May 1, 2011, the Company entered into a Compromise Settlement Agreement and Release of All Claims (the “Settlement”) with the plaintiffs of two lawsuits filed against the Company in August 2010, whereby all parties reached a full and final settlement of all claims to such lawsuits. In exchange for the release of all claims to both suits, concurrent with the Settlement, the Company entered into a Purchase and Sale Agreement whereby the Company sold its entire interest in the Panhandle Field Producing Property to the plaintiffs for the purchase price of $782,000, resulting in a loss on litigation settlement totaling $965,065 for the three months ended March 31, 2011. Since the refrac completed in the third quarter of 2009 and through the date of this prospectus, we have not performed any hydraulic fracturing on wells that we own or operate.

Other Business Activities — NYTEX Petroleum

On May 19, 2010, NYTEX Petroleum entered into an Oil Containment Rental Agreement (“Simpson Agreement”) with Simpson Environmental Resources, Inc. (“Simpson”) to rent segments of oil containment boom (“Boom”) to Simpson to be used in the Gulf of Mexico waters to contain the BP Global oil spill under Simpson’s master service or rental agreements with general contractors of BP Global, state governments or other entities. NYTEX Petroleum also entered into binding agreements with manufacturer’s representatives to deliver Boom from Boom manufacturing plants to Simpson in mutually agreed amount of linear footages, at mutually agreed delivery locations and at mutually agreed time periods. The terms of the agreement between NYTEX Petroleum and Simpson required Simpson to pay NYTEX Petroleum 100% of the rental payment amounts Simpson collected from the contractors for the Boom until such point and time that NYTEX Petroleum received 100% of its cost of the delivered Boom from said rental payments, referred to as payout. After payout, the rental payment income was split 50% to Simpson and 50% to NYTEX Petroleum for the remaining period that the Boom was in service under such rental contracts.

To fund the purchases of Boom, NYTEX Petroleum entered into agreements with outside participants (“Participants Agreements”) to purchase and rent Boom pursuant to the terms of the Simpson Agreement. The Participants Agreements provided for the participants to receive 100% of the rental payments remitted by Simpson to NYTEX Petroleum until such time that the participant recovered 100% of their cost of the delivered Boom (referred to as “Participant Payout”). After Participant Payout was achieved, subsequent payments received by Simpson and remitted to NYTEX Petroleum were split as follows: 60% to the participant, 20% to NYTEX Petroleum, and 20% to DMCG, Inc., who brought the project, Simpson and Boom manufacturers’ representatives to NYTEX Petroleum. We realized administration fee revenue of $486,291 from the oil containment boom activities for the year ended December 31, 2010.

Supreme Vacuum

From August 2008 to September 2010, through our wholly-owned subsidiary, Supreme Oilfield, we had a noncontrolling interest in Supreme Vacuum. Supreme Vacuum’s fleet of vacuum pump installed tank trucks and trailer mounted tanks provided on-site removal of salt water and other fluids that are generated as a by-product of normal drilling operations during the post fracture stimulation flowback operations and as a by-product of oil and gas production and their removal to state-approved disposal locations. It also provided fluids such as fresh and salt water for downhole drilling and workover operations as well as facilities for onsite fluid storage and then removal of the spent fluids to state-approved disposal facilities.

In June 2009, Supreme Vacuum completed construction of its mud reconditioning facility with sales of reconditioned drilling mud commencing shortly thereafter. The facility’s feed stock of used drilling mud is collected by Supreme Vacuum by either getting paid to haul off used drilling mud from drillsites after wells are drilled, or sometimes hauls off used drilling mud at no cost and delivering the mud to the facility’s holding tanks. As oil and gas operators or drilling contractors request reconditioned drilling mud at various mud weights (viscosities), Supreme Vacuum prepared the requested amounts of reconditioned mud at the requested weights, by adding more dry mud to the mixtures, and then delivering to the customer in its tank trucks.

In September 2010, we disposed of our noncontrolling interest in Supreme Vacuum.

Other Business Data

FDF Locations

FDF’s 22 facilities are specifically located in Ada, Clinton, and Sallisaw, Oklahoma; Alice, Jefferson, Odessa, Kermit, and Victoria, Texas; Intracoastal City, Berwick, Fourchon, Lake Charles, Cameron, Coushatta, Shreveport, and Crowley, Louisiana; Fort Smith, Arkansas; Rock Springs, Wyoming; and Plaza, North Dakota.

Competitive Edge

FDF is the oldest continuously operating drilling fluids company on the Gulf Coast. We believe FDF employees have the longest average tenure of any Gulf Coast fluids company and are empowered to satisfy our customers. We believe that our growth and long-term success would not have been possible without the commitment and hard work of our people. Many of our core processes are supported by personnel that have demonstrated their loyalty to our company over the years and have contributed their energy, ideas and their enthusiasm for our work. We believe that this allegiance and dedication are a source of our competitive edge and the foundation for our future.

Our fleet size is one of the largest within the transportation segment of the oilfield services industry we operate in. When our fleet size is combined with our growing amount of warehouse and storage capacity, transloading facilities, and rail spurs located in or deliverable to the major shale plays, we believe we possess a competitive edge for the inland distribution of proppant material, cement, barite, and flyash.

Our state-of-the-art equipment assists us in maintaining highly-qualified and motivated employees to facilitate superior customer service. We believe we are the industry pacesetter in providing innovative environmental solutions. Based on storage capacity, our liquid mud storage program is a leader in the Gulf Coast with 150,000 barrels of capacity. We also utilize the latest communication technology to provide our customers with timely and efficient logistical support.

Environmental Regulations

Our operations routinely involve the storage, handling, transport and disposal of bulk waste materials, some of which contain oil, contaminants and other regulated substances. Various environmental laws and regulations require prevention, and when necessary, cleanup, of spills and leaks of such materials, and some of our operations must obtain permits that limit the discharge of materials. Failure to comply with such environmental requirements or permits may result in fines and penalties, remediation orders and revocation of permits.

Seasonality

Weather and natural phenomena can temporarily affect the performance of our services, but we believe the widespread geographical locations of our operations serve to mitigate those effects. Examples of how weather can impact our business include the severity and duration of the winter in North America, which can have a significant impact on natural gas storage levels and drilling activity for natural gas, and hurricanes, which can disrupt our coastal and offshore operations in the Gulf of Mexico.

Government Regulations

Our operations are subject to various federal, state and local laws and regulations pertaining to health, safety and the environment. We cannot predict the level of enforcement of existing laws or regulations or how such laws and regulations may be interpreted by enforcement agencies or court rulings in the future. We also cannot predict whether additional laws and regulations affecting our business will be adopted, or the effect such changes might have on us, our financial condition or our business.

Competition and Other External Factors

The markets in which we operate are highly competitive. Competition is influenced by such factors as price, capacity, and reputation and experience of the service provider. We believe that an important competitive factor in establishing and maintaining long-term customer relationships is having an experienced, skilled and well-trained work force. We devote substantial resources toward employee safety and training programs. We believe many of our larger customers place increased emphasis on the safety, performance and quality of the crews, equipment and services provided by their service providers. Although we believe customers consider all of these factors, price is often the primary factor in determining which service provider is awarded the work. However, in numerous instances, we secure and maintain work for large customers for which efficiency, safety, technology, size of fleet and availability of other services are of equal importance to price.

The demand for our products and services fluctuates, primarily in relation to the price (or anticipated price) of oil and gas, which, in turn, is driven by the supply of, and demand for, oil and gas. Generally, as supply of those commodities decreases and demand increases, demand for our products and services increase as oil and gas producers attempt to maximize the productivity of their wells in a higher priced environment. However, in a lower oil and gas price environment, demand for our products and services generally decreases as oil and natural gas producers decrease their activity. In particular, the demand for new or existing field drilling and completion work is driven by available investment capital for such work.

The level of our revenues, earnings and cash flows are substantially dependent upon, and affected by, the level of U.S. oil and gas exploration and development, as well as the equipment capacity in any particular region.

Raw materials

Raw materials that are essential to our business are generally readily available. We purchase a wide variety of raw materials, parts, and components that are made by other manufacturers and suppliers for our use. We are not dependent on any single source of supply for those parts, supplies, or materials.

Customers

Our customers include major international oilfield service companies, major oil companies, independent oil and gas production companies, frac sand suppliers, ceramic proppant manufacturers, and proppant retailers. Of our consolidated revenues during the year ended December 31, 2010, BJ Services accounted for approximately 14% of our revenues. Of our consolidated revenues for the six months ended June 30, 2011,

Baker Hughes and Halliburton Energy Services accounted for approximately 21% and 12%, respectively, of our revenues.

Employees

As of July 31, 2011, we had approximately 450 employees within our Oilfield Services business and ten employees between our Oil and Gas business and at the corporate holding company level. Our employees are not represented by a labor union and are not covered by collective bargaining agreements.

PROPERTIES

Our corporate headquarters comprises approximately 2,400 square feet of leased office space, and is located at 12222 Merit Drive, Suite 1850, Dallas, Texas. Our primary administrative office for FDF is located in Crowley, Louisiana and includes approximately 12,250 square feet of office and approximately 78,000 square feet of warehouse and production space on approximately 32 acres of land.

The following is a summary of our leased and owned properties:

	Leased or		Approximate	Approximate
Location	Owned		Sq. Ft.	Acreage	Facility Type

Ada, OK	Leased		100	1.00	Trucking Terminal, Office
Alice, TX	Leased		53,700	8.87	Office, Warehouses, Mud Plant, Tanks, Silos
					Mixing Pits, Trucking Terminal, Wash Rack,
Alice, TX	Owned		100,000	20.00	Warehouse
Berwick, LA	Leased		18,984	2.25	Warehouse, Office, Mobile Residences, Docks,
					Mud Plant, Tanks, Mixing Pits, Wash Rack
Cameron, LA	Leased		11,841	3.50	Mud Plant, Office Building, Tanks, Mixing Pits
					Docks, Residential Quarters
Clinton, OK	Owned		9,600	6.26	Office, Mechanics Garage, Silos, Weigh Station
					Rail Spur, Trucking Terminal
Coushatta, LA	Owned		3,510	17.00	Rail Spur, Wash Rack, Mud Plant
Crowley, LA	Owned		65,542	31.60	Office Building, Warehouses, Mechanics Garage,
					Mud Plant, Tanks, Mixing Pits, Wash Rack,
					Blasting Shed
Crowley, LA	Leased		12,800	2.08	Airstrip and hangar
Dayton, TX	Owned		8,200	6.00	Mud Plant, Warehouse, Mixing Pits, Wash Rack,
					Mobile Residence/Office, Mixing Pits, Tanks
Fourchon, LA	Leased		18,593	3.70	Mud Plant, Office building, Mud Plant, Tanks,
					Mobile Residences, Mixing Pits, Docks
Intracoastal City, LA	Leased		5,109	2.38	Warehouse, Mud Plants, Mud Tanks, Dock,
					Mixing Pits
Jefferson, TX	Managed	(1)	300	3.50	Trucking Terminal, Rail Spur, Weigh Station
Kermit, TX	Leased		300	5.50	Rail Spur, Weigh Station, Silos
Lake Charles, LA	Leased		5,109	2.38	Office and Warehouse, Trucking Terminal
Lake Charles Port, LA	Leased		140,000	—	Warehouse, Docks, Silos
Lafayette, LA	Leased		9,000	—	Office space
Odessa, TX	Owned		12,750	43.44	Office and Warehouse, Rail Spur, Weigh Station,
					Silos, Trucking Terminal
Plaza, ND	Leased		—	—	Rail Spur, Yard

	Leased or	Approximate	Approximate
Location	Owned	Sq. Ft.	Acreage	Facility Type

Rock Springs, WY	Owned	12,800	5.58	Office and Warehouse, Silos, Weigh Station,
				Rail Spur, Trucking Terminal
Rock Springs, WY	Leased	40	5.90	Rail Spur, Weigh Station
Sallisaw, OK	Owned	11,140	6.00	Office and Warehouse, Trucking Terminal,
				Mechanics Garage
Victoria, TX	Owned	11,300	3.83	Office and Warehouse, Mud Plant, Wash Rack,
				Tanks, Mixing Pits, Residential Quarters
Weatherford, OK	Leased	—	3.60	Rail Spur, Yard
Dallas, TX	Leased	2,415	—	Corporate office space

(1)	This property is owned by Santrol Proppants, an unrelated party, through we manage it on their behalf.

Our interests in oil and natural gas properties are located in Texas. See “Oil and Natural Gas Reserves” on page 26 below for additional discussion.

We own our administrative offices in Crowley, Louisiana, subject to a mortgage on them in favor of PNC, as well as the majority of our other facilities. We also lease a number of facilities, and we do not believe that any one of the leased facilities is individually material to our operations. We believe that our existing facilities are suitable and adequate to meet our needs.

Reserve Rule Changes

During 2009, the SEC issued its final rule on the modernization of oil and gas reporting (the “Reserve Ruling”) and the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update No. 2010-03 (“ASU 2010-03”) “Extractive Industries — Oil and Gas,” which aligns the estimation and disclosure requirements of FASB Accounting Standards Codification Topic 932 with the Reserve Ruling. The Reserve Ruling and ASU 2010-03 are effective for Annual Reports on Form 10-K for fiscal years ending on or after December 31, 2009. The key provisions of the Reserve Ruling and ASU 2010-03 are as follows:

•	Expanding the definition of oil- and gas-producing activities to include the extraction of saleable hydrocarbons, in the solid, liquid or gaseous state, from oil sands, coalbeds, or other nonrenewable natural resources that are intended to be upgraded into synthetic oil or gas, and activities undertaken with a view to such extraction;

•	Amending the definition of proved oil and gas reserves to require the use of an average of the first-day-of-the-month commodity prices during the 12-month period ending on the balance sheet date rather than the period-end commodity prices;

•	Adding to and amending other definitions used in estimating proved oil and gas reserves, such as “reliable technology” and “reasonable certainty”;

•	Broadening the types of technology that a reporter may use to establish reserves estimates and categories; and

•	Changing disclosure requirements and providing formats for tabular reserve disclosures.

Oil and Natural Gas Reserves

The following table summarizes our oil and gas production revenue and costs, our productive wells and acreage, undeveloped acreage and drilling activities for each of the last three years ended December 31:

	2010	2009	2008

Production
Average gas sales price per mcf	$4.10	$5.61	$9.28
Average oil sales price per bbl	$73.79	$66.71	$91.65
Average production cost per boe	$27.82	$39.97	$5.90
Net oil production (bbl)	3,751	1,666	251
Net gas production (mcf)	8,709	8,468	4,212
Productive wells — oil
Gross	12	12	2
Net	7	7	—
Productive wells — gas
Gross	21	21	17
Net	3	3	—
Developed acreage
Gross	5,605	5,485	5,157
Net	541	541	301
Undeveloped acreage
Gross	—	12,000	12,000
Net	—	2,400	2,400
Drilling activity
Net productive exploratory wells drilled	—	—	10
Net dry exploratory wells drilled	—	—	1

The reserve data, present value, and engineering report with respect to our proved developed producing oil and gas reserves as of December 31, 2010 was prepared by a third party petroleum consulting firm, LaRoche Petroleum Consultants, Ltd., who meets the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. We did not perform any recompletions to place proved developed non-producing (“PDnP”) reserves it reported as of December 31, 2009 into production during 2010. After performing a review of recompletions and new drills in the area surrounding our PDnP reserves and finding no new data to make its 2009 PDnP reserve calculations invalid, the 2009 PDnP reserve volumes were updated with the 2010 SEC pricing and revised differentials as provided by LaRoche Petroleum Consultants were used to calculate the PDnP reserves as of December 31, 2010.

The PDnP reserves as of December 31, 2009 were derived from an in-house reserve study by Jason Lacewell, a petroleum engineer, who at the time was NYTEX Petroleum’s Vice President of Exploration and Production. Mr. Lacewell has over 15 years of experience in the oil and gas industry. Mr. Lacewell began his oil and gas career in 1995 when he was employed by Marathon Oil where he worked in drilling, production and reservoir engineering. Mr. Lacewell has a Masters Degree in Petroleum Engineering from Texas A&M University, a Masters Degree in Environmental Science from North Texas University and undergraduate degrees in Biology and Chemistry. Mr. Lacewell has direct and ongoing operational and prospect development experience in the following reservoir types of producing basins: Bakkan Shale, Barnett Shale, Haynesville Shale, Woodford Shale, Coalbed-Methane Plays, Permian Basin, continental and offshore Gulf of Mexico, and others. Mr. Lacewell, responsible for preparing the reserve estimates, meets the requirements regarding qualifications, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

Mr. Lacewell has no equity ownership in any our oil and gas properties, nor does he receive any compensation based on the volume of reserves that he projects in his reservoir studies.

The Panhandle Field Producing Property containing the PDnP reserves consists of ten producing wells on 328 acres in Moore and Hutchinson counties in the Texas Panhandle. Effective May 1, 2010, we sold our entire interest in the Panhandle Field Producing Property. For further information, see “Legal Proceedings” on page 58. Prior to May 1, 2011, we held a 73% working interest and we were the operator of the producing oil and gas leaseholds. The PDnP reserves are based on the ten existing wells being refrac’ed in the Red Cave formation with seven successes and three dry holes. Initial production used in the PDnP reserve study for each of the successful wells was estimated at 16.67 bopd and 20 mcfd with total cumulative production per successful well, net to us, estimated to be 11,820 barrels oil and 21,190 mcf gas. In October 2009, NYTEX Petroleum successfully performed one modern style refrac in the Red Cave formation on an existing well which has commercially produced continuously since such time.

The PV-10 value was prepared using constant prices as of the calculation date, discounted at 10% per annum on a pretax basis, and is not intended to represent the current market value of the estimated oil and natural gas reserves owned by NYTEX Petroleum. For further information concerning the present value of future net revenues from these proved reserves, see “Supplemental Disclosure of Oil & Gas Operations to the Notes to Consolidated Financial Statements” beginning on page F-58.

Management maintains internal controls designed to provide reasonable assurance that the estimates of proved reserves are computed and reported in accordance with the rules and regulations provided by the SEC. Michael Galvis, our CEO, is primarily responsible for overseeing the preparation of the reserve estimates and has over 26 years of experience in the oil and gas industry. Numerous uncertainties exist in estimating quantities of proved reserves. Reserve estimates are imprecise and subjective and may change at any time as additional information becomes available. Furthermore, estimates of oil and gas reserves are projections based on engineering data. There are uncertainties inherent in the interpretation of this data as well as the projection of future rates of production. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

We believe NYTEX Petroleum has taken all necessary steps to fully comply with Rule 4-10(a) of Regulation S-X for oil and gas reserves.

The following tables set forth our estimated net proved oil and natural gas reserves and the PV-10 value of such reserves as of December 31, 2010. Table 1 shows NYTEX’s net proved oil and gas reserves and future discounted net revenues. This table includes the NYTEX non-operated properties and the Panhandle Field Producing Properties. Table 1A shows the same reserves but with a barrel of oil equivalent calculation (BOE equals 6 Mcf to 1 Bbl).

Table 1
TOTAL PROVED RESERVES (12/31/2010 as of date)

	Net Proved Developed			Net Proved Undeveloped			Net Total Proved
	PDP & PDnP			PUD			PDP, PDnP & PUD
			PV 10			PV 10			PV 10
			($)			($)			($)
	Oil (bbl)	Gas (mcf)	(1)(2)	Oil (bbl)	Gas (mcf)	(1)(2)	Oil (bbl)	Gas (mcf)	(1)(2)

Misc. Non-Operated	1,911	2,181	43,250	0	0	0	1,911	2,181	43,250
Panhandle Field	114,190	172,180	4,108,339	0	0	0	114,190	172,180	4,108,339

TOTALS:	116,101	174,361	4,151,589	0	0	0	116,101	174,361	4,151,589

TABLE 1A
TOTAL PROVED RESERVES WITH BOE (12/31/2010 as of date, 6 mcf per barrel of oil)

	Net Proved Developed			Net Proved Undeveloped			Net Total Proved
	PDP & PDnP			PUD			PDP, PDnP & PUD
	Oil (bbl)	Gas (mcf)	BOE	Oil (bbl)	Gas (mcf)	BOE	Oil (bbl)	Gas (mcf)	BOE

Misc. Non-Operated	1,911	2,181	2,275	0	0	0	1,911	2,181	2,275
Panhandle Field	114,190	172,180	142,887	0	0	0	114,190	172,180	142,887

TOTALS:	116,101	174,361	145,162	0	0	0	116,101	174,361	145,162

(1)	The PV-10 value as of December 31, 2010 is pre-tax and was determined utilizing the twelve-month un-weighted arithmetic average of the first day of the month price for the period January through December 2010. Gas prices are referenced to a Henry Hub (HH) price of $4.38 per MMBtu, as published in Platts Gas Daily, and are adjusted for energy content, transportation fees, and regional price differentials. Oil and NGL prices are referenced to a West Texas Intermediate (WTI) crude oil price of $75.96 per barrel, as posted by Plains Marketing, L.P., and are adjusted for gravity, crude quality, transportation fees, and regional price differentials. These reference prices are held constant in accordance with SEC guidelines. The weighted average prices after adjustments over the life of the properties are $75.15 per barrel for oil, $4.37 per mcf for gas, and $52.66 per barrel for NGL. Management believes that the presentation of PV-10 value may be considered a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K. Therefore, we have included a reconciliation of the measure to the most directly comparable GAAP financial measure (standardized measure of discounted future net cash flows in footnote (2) below). Management believes that the presentation of PV-10 value provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because many factors that are unique to each individual company may impact the amount of future income taxes to be paid, the use of the pre-tax measure provides greater comparability when evaluating companies. It is relevant and useful to investors for evaluating the relative monetary significance of NYTEX Petroleum’s oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of NYTEX Petroleum’s reserves to other companies. Management also uses this pre-tax measure when assessing the potential return on investment related to its oil and natural gas properties and in evaluating acquisition candidates. The PV-10 value is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of the estimated oil and natural gas reserves owned by NYTEX Petroleum. PV-10 value should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

(2)	Future income taxes and present value discounted (10%) future income taxes were $1,064,010 and $930,029, respectively. Accordingly, the after-tax PV-10 value of Net Total Proved Reserves (or “Standardized Measure of Discounted Future Net Cash Flows”) is $3,221,560.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements and the notes thereto.

Overview

Our strategy is to enhance value for our stockholders through the acquisition of oilfield fluid service companies at below-market acquisition prices and development of a well-balanced portfolio of natural resource-based assets at discounted acquisition and development costs.

We are an energy holding company consisting of two operating segments:

Oilfield Services — consisting of our subsidiary, FDF, a full-service provider of drilling, completion, and specialized fluids, dry drilling and completion products, technical services, industrial cleaning services and equipment rental for the oil and gas industry; and

Oil and Gas — consisting of our wholly-owned subsidiary, NYTEX Petroleum, an exploration and production company concentrating on the acquisition and development of oil and natural gas reserves.

Demand for services offered by our industry is a function of our customers’ willingness to make operating and capital expenditures to explore for, develop and produce hydrocarbons in the United States, which in turn is affected by current and expected levels of oil and gas prices. As oil and gas prices increased from 2006 through most of 2008, oil and gas companies increased their drilling activities. In the last part of 2008, oil and gas prices declined rapidly, resulting in decreased drilling activities. During the second half of 2009, oil prices began to increase and remained relatively stable through the latter half of 2010, which resulted in increases in drilling activities, and have been increasingly expanding in the oil-driven markets. However, natural gas prices continued to decline significantly through most of 2009 and remained depressed throughout 2010, which resulted in decreased activity in the natural gas-driven markets. Despite natural gas prices remaining below the levels seen in recent years, several markets that produce significant natural gas liquids, such as the Eagle Ford shale and those that have other advantages like proximity to key consuming markets, such as the Marcellus shale, have continued to see increased activity. The Bakken Shale area in North Dakota and Montana has rapidly expanded as a major oil producing resource play with an increasing number of drilling rigs and service companies operating in the area since 2007.

Oilfield Services

Acquisition of FDF

On November 23, 2010, through our newly-formed and wholly-owned subsidiary, Acquisition Inc., we acquired 100% of the membership interests of Oaks and its wholly-owned operating subsidiary, FDF. The Francis Group has no other assets or operations other than FDF. Total consideration transferred was $51.8 million and consisted of cash of $41.3 million, 5,400,000 shares of our Common Stock at an estimated fair value of $1.86 per share, or $10 million, and a non-interest bearing promissory note payable to the seller in the principal amount of $0.7 million with a fair value of $0.5 million.

FDF is a full-service provider of drilling, completion, and specialized fluids, dry drilling and completion products, technical services, industrial cleaning services and equipment rental for the oil and gas industry. Headquartered in Crowley, Louisiana, FDF operates out of 22 locations in Texas, Oklahoma, Wyoming, North Dakota, and Louisiana including three coastal Louisiana facilities which provide services on land and off-shore Gulf of Mexico. FDF’s suite of fluid products includes water based, oil based and synthetic liquid drilling mud, oil based and hematite products, viscosifiers, fluid conditioners, as well as lubricants, detergents, defoamers and completion fluids. FDF’s completion fluids include calcium, sodium, zinc bromide, salt water, calcium chloride and potassium chloride. FDF’s dry products include frac sand, proppants, cement and fly ash and sack drilling mud. As part of its total solution, FDF offers transportation, technical and support services, environmental support services and industrial cleaning of drilling rigs, tanks, vessels and barges and offers rental equipment in the form of tanks, liquid mud barges, mud pumps, and other similar equipment. FDF is a distributor, warehouser and transloader of frac sand, proppants and liquid drilling mud authorized to distribute in 39 states. The customers include exploration and production companies, oilfield and drilling service companies and frac sand and proppant manufacturers and international brokerage companies of proppants.

Hydraulic Fracturing

Hydraulic fracturing, a technique in use for over 60 years, is commonly applied to wells drilled in low permeability reservoir rock. A hydraulic fracture is formed by pumping fracturing fluid into the wellbore at a rate sufficient to cause the formation to crack, allowing the fracturing fluid to enter and extend the crack farther into the formation. To keep this fracture open after the injection stops, a solid proppant, primarily sand, is added to the fracture fluid. The propped hydraulic fracture then becomes a high permeability conduit through which the oil and/or gas can flow to the well.

The fluid injected into the rock is mostly water. Various types of proppant are added, such as silica sand, resin-coated sand, and fired bauxite clay (man-made ceramics), depending on the type of permeability or grain strength needed. Chemical additives are sometimes applied by the driller/well operator to tailor the injected material to the specific geological situation, protect the well, and improve its operation, though chemical additives typically make up less than 1% of the total composition of the injected fluid, varying slightly based on the type of well.

None of our businesses directly provide nor perform hydraulic fracturing. In addition, we do not take title to customers’ frac sand or proppants as our Oilfield Services business limits its involvement with hydraulic fracturing to distributing, warehousing, and transloading these products for our customers. We maintain material data safety sheets (“MSDA”) for the products we warehouse and distribute including the products listed under the heading “FDF Product Offerings.” The MSDA identifies the products, ingredients or chemicals deemed to be hazardous including their percentage content, and other relevant physical and health data. The MSDA sheets are available on our website at http://www.fdfltd.com/MSDSSheets.asp.

Oil and Gas

NYTEX Petroleum engages in the acquisition, promotion of, and participation in the drilling of crude oil and natural gas wells and also provides fee-based administration and management services related to oil and gas properties.

In mid-2008, NYTEX Petroleum purchased, from an unaffiliated third party, a 20% non-operating working interest in the Lakeview Shallow Prospect (“Lakeview Shallow Prospect”), a 12,000 acre coalbed methane (“CBM”) gas field drilling project in southeastern Oklahoma. The first nine wells in the Lakeview Shallow Prospect were drilled in mid-2008 when costs for drilling and tubular goods were at peak prices. The actual cost exceeded the budgeted amount by 37% resulting in a reported non-cash impairment of $499,219 for the year ended December 31, 2008. In September 2010, we elected to sell our 20% share in the Lakeview Shallow Prospect to the operator in exchange for the outstanding balance due of $161,706 resulting in the recognition of loss of $111,970 for the year ended December 31, 2010.

In August 2009, we acquired a 75% ownership in the Panhandle Field Producing Property, a 320 acre producing oil and gas property in the Texas panhandle consisting of 18 wells. As the new operator, we agreed to perform technically proven fracture stimulations known as “refracs” on approximately ten of the existing wells. We successfully completed the refrac on one well in the third quarter of 2009 and have put it into commercial oil production. The property lies within the vast Panhandle Field that extends into Oklahoma and Kansas, which since its discovery in 1918, has produced approximately 1.1 billion barrels of oil and 36 trillion cubic feet of gas, all at depths above 3,000 feet. Beginning in the first quarter 2010 and through the third quarter of 2010, we sold or transferred a portion of our 75% working interest in the Panhandle Field Producing Property for $859,408 in cash, recognized a gain on sale of $578,872, and retained a 28.16% working interest.

In December 2010, we re-acquired all but a 2.0% share of the 45.33% share sold earlier in the year for total consideration transferred of approximately $1,451,858. The total consideration transferred consisted of approximately $26,063 cash, 616,291 shares of NYTEX Energy common stock at an estimated fair value of $1.86 per share, or approximately $1,146,301, 9% demand notes totaling approximately $237,458, and interests in existing NYTEX Petroleum properties with an estimated fair value of $42,036. On May 9, 2011, effective May 1, 2011, the Company entered into a Compromise Settlement Agreement and Release of All Claims (the “Settlement”) with the plaintiffs of two lawsuits filed against the Company in August 2010, whereby all parties reached a full and final settlement of all claims to such lawsuits. In exchange for the release of all claims to both suits, concurrent with the Settlement, the Company entered into a Purchase and Sale Agreement whereby the Company sold its entire interest in the Panhandle Field Producing Property to the plaintiffs for the purchase price of $782,000, resulting in a loss on litigation settlement totaling $965,065 for the three months ended March 31, 2011.

Since the refrac completed in the third quarter of 2009 and as of the date of this prospectus, we have not performed any hydraulic fracturing on wells that we own or operate.

On May 19, 2010, NYTEX Petroleum entered into the Simpson Agreement with Simpson to rent segments of oil containment boom (“Boom”) to Simpson to be used in the Gulf of Mexico waters to contain the BP Global oil spill under Simpson’s master service or rental agreements with general contractors of BP Global, state governments or other entities.

To fund the purchases of Boom, NYTEX Petroleum entered into the Participation Agreements with outside participants to act as agent on behalf of the participant to purchase and rent Boom pursuant to the terms of the Simpson Agreement. The Participation Agreements provided for the participant to receive 100% of the payments remitted by Simpson to NYTEX Petroleum until such time that the participant has recovered 100% of its cost of the delivered Boom (referred to as “Participant Payout”). After Participant Payout was achieved, subsequent payments remitted by Simpson to NYTEX Petroleum were split as follows: 60% to the participant, 20% to NYTEX Petroleum, and 20% to DMBC, Inc., who facilitated the transactions.

NYTEX Petroleum also entered into Gulf Oil Spill Boom Sales Agreements (“Purchaser Agreements”) with outside participants to purchase Boom and resell at a profit to buyers including, but not limited to, coastal cities, counties, parishes and BP (collectively, the “Boom Buyers”) pursuant to the terms of the Simpson Agreement. The Purchaser Agreements provided that immediately upon NYTEX Petroleum’s receipt of funds for the sale of Boom, NYTEX Petroleum would remit to purchaser 100% of purchaser’s purchase price of the Boom together with 40% of the profit, less shipping and handling and insurance costs.

Supreme Vacuum

Beginning on August 26, 2008, we made a series of equity investments in Supreme Vacuum, an oilfield fluid sales and transportation service company in South Texas, as a result of which we maintained a 71.18% ownership interest in Supreme Vacuum. On September 8, 2010, we completed the disposition of all Supreme Vacuum Shares and a promissory note payable by Supreme Vacuum to Supreme Oilfield in the original principal amount of $31,250. We have historically reported our interest in Supreme Vacuum as an unconsolidated subsidiary because we did not possess majority voting control and accordingly, the ability to exercise significant influence over Supreme Vacuum. Losses attributable to our interest in Supreme Vacuum were $308,408 and $828,169 for the years ended December 31, 2010 and 2009, respectively. We considered the continuing losses a significant contributor to our decision to dispose of the Supreme Vacuum Shares. We recognized a loss of $870,750 as a result of our sale of our interest in Supreme Vacuum.

Results of Operations

On November 23, 2010, we acquired FDF for total consideration of $51.8 million. The results of FDF are included in our consolidated statement of operations from the acquisition date. Accordingly, nearly all of the line items reported in our consolidated statement of operations for the year ended December 31, 2010 and for the six months ended June 30, 2011 have increased significantly as a result of acquiring FDF compared to the amounts reported in our consolidated statement of operations for the year ended December 31, 2009 and for the six months ended June 30, 2010, respectively.

Selected Data

	Year Ended December 31,		Six Months Ended June 30,
	2010	2009	2011	2010

Financial Results
Revenues — Oilfield Services	$7,090,463	$—	$40,029,572	$—
Revenues — Oil and Gas	781,887	567,559	421,716	241,870

Total revenues	7,872,350	567,559	40,451,288	241,870
Total operating expenses	11,806,228	2,857,421	42,705,161	479,476
Total other (income) expense	15,713,688	1,067,634	3,886,205	333,854

Loss before income taxes	(19,647,566)	(3,357,496)	(6,140,078)	(571,460)
Income tax benefit (provision)	(3,299)	—	733,485	—

Net loss	$(19,650,865)	$(3,357,496)	$(5,406,593)	$(571,460)

Loss per share — basic and diluted	$(0.98)	$(0.18)	$(0.22)	$(0.03)

Weighted average shares outstanding — basic and diluted	20,149,999	18,688,976	26,248,461	19,199,554

Operating Results
Adjusted EBITDA — Oilfield Services	$918,869	(2)	$5,586,977	(2)
Adjusted EBITDA — Oil and Gas	(1,443,047)	(2)	(1,702,903)	(2)
Adjusted EBITDA — Corporate and Intersegment Eliminations	(3,818,411)	(2)	(1,793,830)	(2)

Consolidated Adjusted EBITDA(1)	$(4,342,589)	$(2,956,079)	$2,090,244	$(457,122)

(1)	See Results of Operations — Adjusted EBITDA on page 34 of this prospectus for a description of Adjusted EBITDA, which is not a U.S. Generally Accepted Accounting Principles measure, and a reconciliation of Adjusted EBITDA to net loss, which is presented in accordance with GAAP.

(2)	We operated as a single segment for the year ended December 31, 2009 and for the six months ended June 30, 2010.

Six months ended June 30, 2011 compared to the six months ended June 30, 2010

Revenues.  Revenues increased over the prior year period ended June 30, 2010 primarily as a result of our acquisition of FDF in November 2010. In the event domestic rig counts increase and we acquire additional operating companies, we expect a corresponding and continued increase in our future revenues.

Oil & gas lease operating expenses.  Lease operating expenses decreased $9,270, or 14% for the six months ended June 30, 2011 compared to the prior six months ended June 30, 2010. The decrease is due principally to general reduction in drilling activities during 2010, which has carried over to 2011.

Depreciation, depletion, and amortization.  Depreciation, depletion, and amortization (“DD&A”) increased over the prior period ended June 30, 2010 primarily as a result of our acquisition of FDF in November 2010 and resultant significant increase in depreciable long-lived assets. We expect DD&A to increase in the future as we acquire additional plant and equipment in our oilfield services business and we acquire additional operating companies.

Selling, general, and administrative expenses.  Selling, general, and administrative (“SG&A”) expenses increased for the six months ended June 30, 2011 compared to the prior six months ended June 30, 2010 due principally to our acquisition of FDF in November 2010. SG&A consists primarily of salary and wages, contract labor, professional fees, lease rental costs, fuel, and insurance costs. We expect SG&A to increase in the future relative to increased demand for our oilfield services business and we acquire additional operating companies.

Litigation loss on settlement.  The litigation loss on settlement for the six months ended June 30, 2011 is a result of the settlement of two lawsuits related to the Panhandle Field Producing Property. In exchange for the release of all claims to these two suits by the plaintiffs, concurrent with entering into a Compromise Settlement Agreement and Release of All Claims, the Company entered into a Purchase and Sale Agreement whereby the Company sold its entire interest in the Panhandle Field Producing Property to the plaintiffs for the purchase price of $782,000, resulting in a loss on litigation settlement totaling $965,065 for the six months ended June 30, 2011. See Legal Proceedings on page 58 of this prospectus for further discussion.

Gain on sale of assets, net.  Gain on sale of assets, net decreased $556,223 for the six months ended June 30, 2011 compared to the six months ended June 30, 2010. The decrease is a result of the aggregate gain recognized on the sale of the Panhandle Field Producing Property during the six months ended June 30, 2010.

Interest expense.  Interest expense increased during the six months ended June 30, 2011 over the prior year period ended June 30, 2010 due primarily to the acquisition of FDF in November 23, 2010 and the resultant increase in outstanding debt during the six months ended June 30, 2011, as compared to the amount of debt outstanding during the six months ended June 30, 2010. We expect interest expense to increase in the near term as we include interest expense associated with the increased outstanding debt for a full period.

Change in fair value of derivative liabilities.  The increase in the current period ended June 30, 2011 as compared to the prior period ended June 30, 2010, is due to the re-valuation of the Purchaser and Controls Warrants by a third party, both deemed to be derivatives, and the change in value of the warrants issued to the holders of the Company’s Series A Convertible Preferred Stock, also deemed to be derivative. For the three months ended June 30, 2011, the fair value of the derivative liabilities decreased by an aggregate $13,230,260 due to revisions to the Company’s second-half 2011 and 2012 earnings forecasts and the expected maturity date of the Purchaser and Control Warrant derivatives. In addition, for the year ended December 31, 2010, the Control Warrant derivative was initially valued at $0; however, for the six months ended June 30, 2011, the Control Warrant derivative was valued at $8,640,000 as the conditions for exercise of the Control Warrant had been met in connection with the defaults under the WayPoint Purchase Agreement. We recognize changes in the respective fair values in the consolidated statements of operations.

Accretion of preferred stock liability.  Amount reflects the accretion of the face amount of $20,750,000 related to the Senior Series A Redeemable Preferred Stock issued in connection with the WayPoint Transaction in November 2010 over the term of the instruments of approximately 5.5 years. This preferred stock is more fully described below under, “Defaults Under Financing Arrangements.”

Equity in loss of unconsolidated subsidiaries.  There was no equity in loss of unconsolidated subsidiaries for the six months ended June 30, 2011. We recognized a loss totaling $240,603 for the six months ended June 30, 2010. These losses related to our noncontrolling interests in Supreme Vacuum and Waterworks. We disposed of our noncontrolling interests in Supreme Vacuum in September 2010.

Income tax benefit.  Income tax benefit for the six months ended June 30, 2011 of $733,485 is the result of utilizing existing and current net operating losses to offset taxable income generated by our oilfield services business.

Year ended December 31, 2010 compared to the year ended December 31, 2009

Revenues.  Revenues increased over the prior year period primarily as a result of our acquisition of FDF in November 2010. Other revenues increased $215,448, or 60%, primarily due to the Gulf Coast rental boom/sales boom income of $468,291, offset by a decrease in administrative fee income and accounting/management fees of $270,573 attributable to a shift in our strategy to acquiring proved properties and producing operations and away from managing investment projects within the oil and gas industry. We expect revenues to increase in the future as we include the operations of FDF for a full period and we acquire additional operating companies.

Oil & gas lease operating expenses.  Lease operating expenses decreased $188,532, or 57%, in the current year ended December 31, 2010 compared to the prior year ended December 31, 2009 due principally to the partial sale of our interest in the Panhandle Field Producing Property in the first half of 2010 and a general reduction in drilling activities during 2010.

Depreciation, depletion, and amortization.  DD&A increased over the prior year period primarily as a result of our acquisition of FDF in November 2010 and resultant significant increase in depreciable long-lived assets. We expect depreciation, depletion, and amortization to increase in the future as we include the operations of FDF for a full year and we acquire additional operating companies.

Selling, general, and administrative expenses.  SG&A expenses increased for the year ended December 31, 2010 compared to the prior year ended December 31, 2009 due principally to our acquisition of FDF in November 2010. SG&A consists primarily of salary and wages, contract labor, professional fees, lease rental costs, fuel, and insurance costs. We expect SG&A to increase in the future as we include the operations of FDF for a full year and we acquire additional operating companies.

Gain on sale of assets, net.  Gain on sale of assets, net consists of the aggregate gain recognized on the sale of the Panhandle Field Producing Property totaling $578,872, offset by the loss on the disposal of the Lakeview Shallows property totaling $111,970. We did not recognize any such gains or losses in 2009.

Interest expense.  Interest expense increased over the prior year period due primarily to the acquisition of FDF in November 23, 2010 and the resultant increase in outstanding debt as compared to the amount of debt outstanding in 2009. We expect interest expense to increase in the near term as we include interest expense associated with the increased outstanding debt for a full year.

Change in fair value of derivative liabilities.  The increase in the current year as compared to no amount in the prior year is due to the issuance of warrants associated with the WayPoint Transaction, the issuance of the Debentures due January 2014, and the warrants issued to the holders of our Series A Preferred Stock, as these instruments were deemed to be derivatives. We recognize changes in the respective fair values in the consolidated statements of operations.

Accretion of preferred stock liability.  Reflects the accretion of the face amount of $20,750,000 related to the Senior Series A Redeemable Preferred Stock issued by Acquisition Inc. in connection with the WayPoint Transaction in November 2010 over the term of the instruments of approximately 5.5 years.

Equity in loss of unconsolidated subsidiaries.  The loss of unconsolidated subsidiaries of $317,158 for the year ended December 31, 2010 as compared to $897,834 loss recorded for the prior year ended December 31, 2009 is due primarily to the sale of our interest in Supreme Vacuum in September 2010. We expect losses related to unconsolidated subsidiaries to decrease in the future as we no longer have an interest in Supreme Vacuum.

Loss on sale of unconsolidated subsidiary.  We recognized a loss for the year ended December 31, 2010 due to the sale of Supreme Vacuum in September 2010.

Adjusted EBITDA

To assess the operating results of our segments, the chief operating decision maker analyzes net income (loss) before income taxes, interest expense, DD&A, impairments, changes in fair value attributable to derivative liabilities, and accretion of preferred stock liability (“Adjusted EBITDA”). Our definition of Adjusted EBITDA, which is not a GAAP measure, excludes interest expense to allow for assessment of segment operating results without regard to our financing methods or capital structure. Similarly, DD&A and impairments are excluded from Adjusted EBITDA as a measure of segment operating performance because capital expenditures are evaluated at the time capital costs are incurred. In addition, changes in fair value attributable to derivative liabilities and the accretion of preferred stock liability are excluded from Adjusted EBITDA since these unrealized (gains) losses are not considered to be a measure of asset-operating performance. Management believes that the presentation of Adjusted EBITDA provides information useful in assessing our financial condition and results of operations and that Adjusted EBITDA is a widely accepted financial indicator of a company’s ability to incur and service debt, fund capital expenditures and make distributions to stockholders.

Adjusted EBITDA, as we define it, may not be comparable to similarly titled measures used by other companies. Therefore, our consolidated Adjusted EBITDA should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities. Adjusted EBITDA has important limitations as an analytical tool because it excludes certain items that affect net income (loss) and net cash provided by operating activities. Adjusted EBITDA should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Below is a reconciliation of consolidated Adjusted EBITDA to consolidated net loss to common stockholders as reported on our consolidated statements of operations.

	Year Ended December 31,		Six Months Ended June 30,
	2010	2009	2011	2010

Reconciliation of Adjusted EBITDA to GAAP Net Loss:
Net loss to common stockholders	$(19,650,865)	$(3,357,496)	$(5,406,593)	$(571,460)
Income tax provision (benefit)	3,299	—	(733,485)	—
Interest expense	832,164	170,486	2,346,613	93,461
DD&A	772,826	83,457	4,361,431	20,877
Impairment of long-lived assets	—	147,474	—	—
Change in fair value of derivative liabilities	13,301,755	—	(364,086)	—
Accretion of preferred stock liability	398,232	—	1,886,364	—

Consolidated Adjusted EBITDA	$(4,342,589)	$(2,956,079)	$2,090,244	$(457,122)

Liquidity and Capital Resources

Our working capital needs have historically been satisfied through operations, equity and debt investments from private investors, loans with financial institutions, and through the sale of assets. Historically, our primary use of cash has been to pay for acquisitions and investments such as FDF, Supreme Vacuum, the Lakeview Shallow Prospect, and the Panhandle Field Producing Property, service our debt, and for general working capital requirements.

As of June 30, 2011, we had cash and cash equivalents of $63,478, and a net working capital deficit of $52,237,578 (measured by current assets less current liabilities) principally due to (i) reporting the outstanding principal balance of amounts owed under the Senior Facility of $17,939,025 within current liabilities, and (ii) reporting the WayPoint derivative liability totaling $33,880,000 within current liabilities. See Defaults Under Financing Arrangements below for further discussion.

Defaults Under Financing Arrangements

Our loan agreements and the agreements relating to our other financing arrangements generally require that we comply with certain reporting and financial covenants. These covenants include among other things, providing the lender, within set time periods, with financial information, notifying the lender of any change in management, limitations on the amount of capital expenditures, and maintaining certain financial ratios. As a result of the challenges incurred in integrating the FDF operations and due to higher than anticipated capital expenditures at FDF, we were unable to meet several reporting and financial covenants under our Senior Facility with PNC measured as of November 30, 2010 and February 28, 2011. Failure to meet the loan covenants under the Senior Facility loan agreement constitutes a default and on April 13, 2011, PNC, as lender, provided us with a formal written notice of default. PNC has not commenced the exercise of any of its other rights and remedies, which could include foreclosure on substantially all of FDF’s assets, but has expressly reserved all such rights. At June 30, 2011 and December 31, 2010, the outstanding principal balance of the amounts owed under the Senior Facility was $17,939,025 and $17,752,723, respectively, and is, because of this default, reported within current liabilities on the consolidated balance sheets as of June 30, 2011 and December 31, 2010. We are currently in negotiations with PNC to obtain a waiver of the defaults. However, there are no assurances that we will be successful in our negotiations with PNC or that the conditions to any waiver will be satisfactory to us.

In addition, due to cross-default provisions and other covenant requirements, we are also in default under the WayPoint Purchase Agreement. The amounts reported on our consolidated balance sheet as of June 30, 2011 and December 31, 2010 related to the WayPoint Purchase Agreement include a derivative liability totaling $33,880,000 and $32,554,826, respectively, which are reported as current liabilities on our consolidated balance sheets. Additionally, we have not paid dividends on Senior Series A Preferred Stock of Acquisition Inc. held by WayPoint. As of June 30, 2011, we owed dividends of $1,452,500 to WayPoint. As a result, WayPoint may seek certain remedies afforded to them under the WayPoint Purchase Agreement including the right to (i) exercise their Control Warrant, or (ii) exercise their put right and receive a waiver of defaults, or (iii) initiate collection efforts regarding any unpaid dividends and repurchase securities. We are currently in negotiations with WayPoint to remedy the events of noncompliance, modify the WayPoint Purchase Agreement, and receive waiver of defaults. However, there are no assurances that we will be successful in our negotiations with WayPoint or that the conditions to any waiver will be satisfactory to us.

On May 4, 2011, WayPoint provided formal written notice (“Put Notice”) to us of its election to cause us to repurchase (i) warrants issued to WayPoint (“Warrants”) that, in the aggregate, allow WayPoint to purchase that number of shares of our common stock to equal 51% of our fully diluted capital stock then outstanding, (ii) the 20,750 shares of Senior Series A Redeemable Preferred Stock of Acquisition Inc. owned by WayPoint, and (iii) one share of our Series B Preferred Stock owned by WayPoint, for an aggregate purchase price of $30,000,000 within five business days following the date of the Put Notice. We did not have the funds available to satisfy this Put Notice in a timely manner, but continue to negotiate with WayPoint to remedy the defaults and resolve WayPoint’s demands in the Put Notice. As a result, WayPoint may seek certain remedies afforded to it under the WayPoint Purchase Agreement including the exercise of its Purchaser and Control Warrants. However, there are no assurances that we will be successful in these negotiations, and WayPoint has reserved all other rights, remedies, actions and powers to which WayPoint may be entitled.

Notwithstanding recent workforce reductions, we may not have sufficient funds to pursue our business priorities. As a result, we are limited in our ability to remain current in making payments to trade vendors and other unsecured creditors when such payments are due, and PNC may now exercise rights regarding our defaults under the Senior Facility. These workforce reductions, as well as curtailed financial resources, may further impact our ability to implement our business priorities. However, management has implemented plans to improve liquidity through slowing or stopping certain planned capital expenditures and through the sale of selected assets deemed unnecessary to our business. In addition to these plans, we are seeking long-term financing for our unencumbered real estate properties and/or equity financing to provide cash and enhance our working capital position. Further, in May 2011, we settled outstanding litigation regarding the Panhandle Field Producing Property and in connection with the settlement, sold our entire interest in the Panhandle Field Producing Property to the plaintiffs in the litigation for the purchase price of $782,000 cash. Although these constraints have caused us to significantly scale back the rate at which we implement our business strategy, we believe that these actions should preserve our viability, provide additional time to execute our business priorities, and allow us to satisfy our financial defaults and to resolve our working capital deficit. However, there are no assurances that we will satisfy our financial defaults in a manner that allows us to continue operations as presently constructed.

Our future capital requirements will depend on many factors and we may require additional capital beyond our currently anticipated amounts. Any such required additional capital may not be available on reasonable terms, if at all, given our prospects, the current economic environment and restricted access to capital markets. Additional equity financing may be dilutive to our stockholders; debt financing, if available, may involve significant cash payment obligations and covenants that restrict our ability to operate as a business; and strategic partnerships may result in terms which reduce our economic potential from any adjustments to our existing long-term strategy. Our continuation as a going concern is dependent upon attaining and maintaining profitable operations, resolving the defaults under certain of our loan agreements discussed above, and raising significant additional capital. The financial statements for the six months ended June 30, 2011 and 2010, and for the fiscal years ended December 31, 2010 and 2009, do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should we discontinue operations.

The following represents a summary of capital raised during the six months ended June 30, 2011 and fiscal year 2010.

$2.15 Million Debenture Offering

In August 2010, we initiated a $2.15 million offering of the Debentures to fund our ongoing working capital needs. Terms of the Debentures were as follows: (i) $100,000 per unit with interest at a rate of 12% per annum payable monthly with a maturity of 180 days from the date of issuance; (ii) convertible at any time prior to maturity at $1.50 per share of our Common Stock; and, (iii) each unit includes a three-year Debenture Warrant to purchase up to 20,000 shares of our Common Stock at an exercise price of $2.00 per share for a period of three years from the effective date of the warrant. As of October 12, 2010, we had raised the full $2.15 million under the Debenture offering and in connection with this offering we issued warrants to purchase up to 430,000 shares of Common Stock. In addition, we issued 45,000 shares of our Common Stock to certain Debenture holders as an inducement to acquire the Debentures. During the first quarter of 2011, the Debentures were amended such that the maturity date was extended to October 2011.

WayPoint Transaction

In connection with the FDF acquisition, on November 23, 2010, we, through our wholly-owned subsidiary, Acquisition Inc., entered into the WayPoint Purchase Agreement with WayPoint whereby, in exchange for $20 million cash, we issued to WayPoint (i) 20,750 shares of Acquisition Inc. 14% Senior Series A Redeemable Preferred Stock, par value of $0.001 with an original stated amount of $1,000 per share, (ii) one share of our Series B Preferred Stock, par value of $0.001 per share, (iii) the Purchaser Warrant, and (iv) the Control Warrant. As of June 30, 2011, we owed $1,218,485 on the Senior Series A Redeemable Preferred Stock dividends. The Control Warrant may be exercised only if certain conditions, as defined in the WayPoint Purchase Agreement, are met. As of the date of this prospectus, the Control Warrant is exercisable.

The Control Warrant is exercisable at an exercise price of $0.01 per share, upon the earliest to occur of (i) the occurrence of a Default (defined below) that remains uncured for seventy-five days; provided, that payment to the holders of Senior Series A Redeemable Preferred Stock of all amounts owing to them by Acquistion Inc., as a result of a default shall be considered a cure of a default, (ii) the date on which a change of control occurs, if Acquisition Inc. is not able to redeem all of the Senior Series A Redeemable Preferred Stock in accordance with its terms, (iii) seventy-five days after the date on which the third Default has occurred within a consecutive twelve-month period, and (iv) May 23, 2016, if Acquisition Inc. is not able to redeem all of the Senior Series A Redeemable Preferred Stock in accordance with its terms (the “Default Conditions”). The term “Default” includes 14 categories of events, which are listed in Section 11.1 of the WayPoint Purchase Agreement and which list includes, among other events, (i) the failure of Acquisition Inc. to timely make a redemption payment to holders of the Senior Series A Redeemable Preferred Stock, (ii) the failure of Acquisition Inc. to timely make a dividend payment to holders of the Senior Series A Redeemable Preferred Stock, (iii) our or Acquisition Inc.’s failure to perform covenants in the WayPoint Purchase Agreement, (iv) our failure to meet a fixed-charge coverage ratio, leverage ratio or minimum EBITDA test in the WayPoint Purchase Agreement; (v) we or any of our subsidiaries becomes in default on other indebtedness, individually or in the aggregate, in excess of $250,000; (vi) we, Acquisition Inc. or any Francis Group entity becomes subject to bankruptcy or receivership proceedings, (vii) a judgment or judgments is entered against is entered against us, Acquisition Inc. or any Francis Group entities in excess of $1,000,000, and such judgment is not satisfied; (viii) we, Acquisition Inc. or any Francis Group entity breaches a representation or warranty in the WayPoint Purchase Agreement or the documents related thereto; (ix) a change of control occurs; and (x) certain liabilities in excess of $250,000 arise under ERISA. “Change of control” means (i) a sale of shares of our stock, Acquisition Inc. or Francis Group, or a merger involving any of them, as a result of which holders of the voting capital stock of the applicable entity immediately prior to such transaction do not hold at least 50% of the voting power of the applicable entity or the resulting or surviving entity or the acquiring entity; (ii) a disposition of all or substantially all of our, Acquisition Inc.’s or Francis Group assets; (iii) a voluntary or involuntary liquidation, dissolution or winding up by us, Acquisition Inc. or Francis Group; (iv) either Michael K. Galvis or Michael G. Francis shall sell at least five percent (5%) of our equity held by him immediately prior to such sale; (v) Michael K. Galvis ceases to be our Chief Executive Officer and is not replaced by a candidate suitable to WayPoint within 30 days or any such replacement Chief Executive Officer ceases to be our Chief Executive Officer and is not replaced by a candidate suitable to WayPoint within 30 days; or (vi) Michael G. Francis ceases to be the Chief Executive Officer of FDF and is not replaced by a candidate suitable to WayPoint within 30 days or any such replacement Chief Executive Officer ceases to be the Chief Executive Officer of FDF and is not replaced by a candidate suitable to WayPoint within 30 days.

On April 13, 2011, we received a letter from PNC, as lender, notifying us of the existence of certain events of default under our Senior Facility. Similarly, on April 14, 2011, we received a similar notice of default from WayPoint, stating we are in Default of the WayPoint Purchase Agreement, and, therefore, that WayPoint possesses the right to exercise the Control Warrant. If WayPoint exercises the Control Warrant, they would own 51% of our outstanding Common Stock. We are currently in negotiations with WayPoint to remedy the Events of Default and modify the WayPoint Purchase Agreement. However, there are no assurances that we will be successful in our negotiations with WayPoint. On May 4, 2011, WayPoint provided formal written notice (“Put Notice”) to the Company of its election to cause the Company to repurchase(i) warrants issued to WayPoint (“Warrants”) that, in the aggregate, allow WayPoint to purchase that number of shares of the Company’s common stock to equal 51% of the Company’s fully diluted capital stock then outstanding, (ii) the 20,750 shares of Senior Series A Redeemable Preferred Stock of Acquisition Inc. owned by WayPoint, and (iii) one share of Series B Preferred Stock of the Company owned by WayPoint, for an aggregate purchase price of $30,000,000 within five business days following the date of the Put Notice. The Company did not have the funds available to satisfy this Put Notice in a timely manner, but continues to negotiate with WayPoint to remedy the defaults and resolve WayPoint’s demands in the Put Notice. As a result, WayPoint may seek certain remedies afforded to them under the WayPoint Purchase Agreement including the exercise of their Purchaser and Control Warrants. However, there are no assurances that the Company will be successful in these negotiations, and WayPoint has reserved all other rights, remedies, actions and powers to which WayPoint may be entitled.

In connection with the WayPoint Transaction, we issued warrants to purchase up to 423,244 shares of Common Stock at an exercise price of $0.01 per share to an unaffiliated investment group that facilitated the transaction. The warrants may be exercised for a period of five years from the date of grant. The aggregate fair value of the warrants on the date of grant was approximately $779,000 using a Monte Carlo simulation and was recorded as deferred financing costs on our consolidated balance sheets.

Senior Revolving Credit and Term Loan Facility

In connection with the FDF Acquisition, we entered into the Senior Facility with PNC providing for loans up to $24 million. The Senior Facility consists of a term loan in the amount of $12 million and a revolving credit facility in an amount up to $12 million. The term loan bears an annual interest rate based on the higher of (i) the 30 day LIBOR plus 1%, or (ii) the Federal Funds rate plus 0.5%, plus a margin of 2.5%. The term loan requires monthly payments of principal and interest based on a seven-year amortization of $142,857 with the remaining principal and any unpaid interest due in full at maturity on November 23, 2015. The revolving credit facility bears an annual interest rate based on the higher of (i) the 30 day LIBOR plus 1%, or (ii) the Fed Funds rate plus 0.5%, plus a margin of 1.75% and payments of interest only due monthly with the then outstanding principal and any unpaid interest due in full at maturity on November 23, 2015. Advances under the revolving credit facility may not exceed 85% of FDF’s eligible accounts receivable as defined in the Senior Facility agreement.

The Senior Facility is subject to financial and other covenants and is secured by a first lien on all of the assets of Acquisition Inc., including its interests in FDF and all of the assets of FDF.

On April 13, 2011, we received a letter from PNC, as lender, notifying us of the existence of certain events of default under our Senior Facility, in particular, breach of a fixed coverage ratio and breach of certain reporting requirements. We are currently in negotiations with PNC to remedy the defaults which include management’s plans to enhance our current liquidity through delaying or stopping capital expenditures through 2011 and improvements to our results of operations. However, there are no assurances that we will be successful in our negotiations with PNC or that the terms will be satisfactory to us.

Private Placement — Series A Preferred Stock

In contemplation of the acquisition of FDF, in October 2010, we initiated a private placement of units, with each unit consisting of (i) 100,000 shares of our Series A Preferred Stock, and (ii) the Series A Warrants. Each unit was priced at $100,000. For the year ended December 31, 2010, we issued 55.8 units for gross proceeds of $5,580,000 consisting of 5,580,000 shares of Series A Convertible Preferred Stock and warrants to purchase up to 1,674,000 shares of Common Stock. At the conclusion of the private placement offering in January 2011, we had issued a total of 60 units for aggregate gross proceeds of $6,000,000.

The holders of the Series A Preferred Stock are entitled to payment of dividends at 9% of the purchase price per share of $1.00, with such dividends payable quarterly. Dividends are payable out of any assets legally available, are cumulative, and in preference to any declaration or payment of dividends to the holders of Common Stock. As of June 1, 2011, we owed $223,245 in dividends on the Series A Preferred Stock. Each holder of Series A Preferred Stock may, at any time, convert their shares of Series A Convertible Preferred Stock into shares of Common Stock at an initial conversion ratio of one-to-one.

In addition, we issued warrants to purchase up to 223,200 shares of Series A Convertible Preferred Stock to the underwriter of the private placement offering of Series A Convertible Preferred Stock. The warrants may be exercised for a period of three years from date of grant at an exercise price of $1.00 per share. The aggregate fair value of the warrants on the date of grant was approximately $283,500 using a Monte Carlo simulation.

9% Convertible Debenture of NYTEX Petroleum

As of June 30, 2011, our wholly-owned subsidiary, NYTEX Petroleum, has raised $1,170,000 in connection with the offering of 9% debentures, (“NYTEX Petroleum Debentures”). The NYTEX Petroleum Debentures are due on February 14, 2014 and been an interest rate of 9% per annum, payable on the first business day of each month, in cash.

The NYTEX Petroleum Debentures are convertible into shares of our Common Stock at a conversion price of $2.00 per share of Common Stock. Assuming a full conversion of all NYTEX Petroleum Debentures, all debt associated with the conversion will be extinguished.

Other Financings

In March 2006, NYTEX Petroleum LLC entered into a $400,000 revolving credit facility (“Facility”) with one of its founding members to be used for operational and working capital needs. In August 2008, the revolving nature of the Facility was terminated, with the then unpaid principal balance of $295,000 on the Facility effectively becoming a note payable to the non-executive founding member. The Facility continued to bear interest, payable monthly, at 6% per annum, be secured by the assets of NYTEX Petroleum LLC (now NYTEX Petroleum) and be personally guaranteed by NYTEX Petroleum LLC’s two founding members. In May 2009, the Facility was further amended pursuant to a letter agreement such that principal and any unpaid interest on the note payable to the non-executive founding member was to be paid in full upon completion of our $5,850,000 private placement of Common Stock, which had not occurred as of February 18, 2010. At that time the letter agreement was further amended, requiring monthly principal payments of $3,000 plus interest for eighteen months beginning March 1, 2010 and ending September 1, 2011. At the end of the eighteen-month period, the remaining principal balance and any unpaid interest are due in a lump sum. There is no penalty for early payment of principal. As of June 30, 2011 and December 31, 2010, the amount outstanding under the Facility was $150,000 and $168,000, respectively.

In July 2009, we entered into various bridge loans totaling $950,000 (“Bridge Loans”), the proceeds of which were used for the acquisition of the Panhandle Field Producing Property, its initial development costs, and working capital purposes. The Bridge Loans originally matured on January 31, 2010, with 12.5% cash interest for the six-month period, or 25% per annum, payable at maturity. The Bridge Loans have been amended multiple times to extend the maturity date. On August 23, 2010, the agreement with the Bridge Loan holders extended the maturity date of principal and interest to September 1, 2010, with no penalties for prepayment. Interest was payable at rates of 25% and 18% per annum. On September 1, 2010, the remaining Bridge Loans (all at an interest rate of 18% per annum) were further amended to extend the maturity date to December 1, 2010, with one option to extend the maturity date to July 1, 2011. The final Bridge Loan was paid in full during the quarter ended June 30, 2011.

In April and June 2010, we entered into short-term unsecured advance agreements with an unrelated party which accrued interest at 18% per annum, utilizing the funds for operational and working capital purposes. As of December 31, 2010, we had repaid in full all of the total borrowings of $180,000.

In addition, during the year ended December 31, 2010, we raised an additional $181,100 from the sale of 91,200 shares of Common Stock, $400,000 from the disposition of our interest in Supreme Vacuum, and $833,300, net of cash paid, to re-acquire the interests in December 2010, through the sale of a portion of our interest in the Panhandle Field Producing Property. These proceeds were used for general working capital purposes and the repayment of notes payable.

Cash Flows

The following table summarizes our cash flows and has been derived from our unaudited financial statements for the six months ended June 30, 2011 and 2010, and from our audited financial statements for the years ended December 31, 2010 and 2009.

	December 31,		Six Months Ended June 30,
	2010	2009	2011	2010

Cash flow provided by (used in) operating activities	$(1,063,089)	$(2,096,089)	$2,325,535	$(515,190)
Cash flow provided by (used in) investing activities	(41,566,581)	(1,156,031)	(2,824,490)	751,748
Cash flow provided by (used in) financing activities	42,821,032	2,970,172	352,935	(16,383)

Net increase (decrease) in cash and cash equivalents	191,362	(281,948)	(146,020)	220,175
Beginning cash and cash equivalents	18,136	300,084	209,498	18,136

Ending cash and cash equivalents	$209,498	$18,136	$63,478	$238,311

Cash flows from operating activities improved from a cash outflow of $515,190 for the six months ended June 30, 2010 to a cash inflow of $2,325,535 for the six months ended June 30, 2011 due to non-cash adjustments affecting earnings including $4,340,554 increase in DD&A, $419,534 increase in share-based compensation, $1,886,364 of accretion of the Senior Series A Redeemable Preferred Stock related to the FDF acquisition, and a loss on litigation settlement of $965,065. These increases were offset by decreases of $364,086 related to the decrease in fair value of the derivative liabilities and a change of $881,066 in deferred income taxes. In addition, we had a net cash inflow related to working capital totaling $1,032,044 for the six months ended June 30, 2011 as compared to a net cash inflow of $359,689 for the six months ended June 30, 2010.

Cash flows used in investing activities for the six months ended June 30, 2011 were $2,824,490 compared to cash provided of $751,748 for the six months ended June 30, 2010, and consisted primarily of cash used to acquire property, plant, and equipment totaling $4,020,154, offset by proceeds from the sale of property, plant, and equipment totaling $1,195,664, both within our Oilfield Services segment. For the six months ended

June 30, 2010, cash provided by investing activities consisted primarily of proceeds from the sale of oil and gas properties totaling $859,408 offset by cash used to invest in unconsolidated subsidiaries of $105,500.

Cash flows provided by financing activities were $352,935 for the six months ended June 30, 2011 consisted primarily of borrowings on notes payable, which was offset by repayment of financing arrangements and the issuance of warrants related to the PPM. In addition, during the six months ended June 30, 2011, we received proceeds totaling $369,470 from the sale of additional shares of the Series A Convertible Preferred Stock. We also received proceeds totaling $936,000 from the issuance of 9% convertible debentures.

Year ended December 31, 2010 compared to the year ended December 31, 2009

Cash flows from operating activities improved from a cash outflow of $2,096,089 for the year ended December 31, 2009 to a cash outflow of $1,063,088 for the year ended December 31, 2010 due to increases in non-cash adjustments affecting earnings including $689,369 increase in DD&A, $1,015,525 increase in share-based compensation, $125,139 of amortization of debt discount related to financings associated with the FDF acquisition, $398,232 of accretion of the Senior Series A Redeemable Preferred Stock related to the FDF acquisition, $13,301,755 related to the change in fair value of the derivative liabilities, and a net gain on disposal of assets of $403,848. In addition, we had a net cash inflow related to working capital totaling $2,234,601 for the year ended December 31, 2010 as compared to a net cash inflow of $46,209 for the year ended December 31, 2009.

Cash flows used in investing activities increased by $40,410,551 for the year ended December 31, 2010 compared to the year ended December 31, 2009 primarily as a result of cash used to acquire FDF in November 2010.

Cash flows provided by financing activities increased by $39,850,860 for the year ended December 31, 2010 compared to the year ended December 31, 2009 primarily as a result of financing arrangements in connection with the FDF acquisition including net proceeds totaling $5,029,011 from the issuance of the Series A Preferred Stock; proceeds totaling $2,150,000 from the issuance of the Debentures; proceeds from the WayPoint Transaction accounted for as a derivative liability totaling $19,253,071; and, borrowings under notes payable including the revolving facility totaling $27,680,862, offset by payments on notes payable totaling $10,201,454 and issuance costs totaling $1,271,558.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Contractual Obligations

The following table summarizes our contractual obligations for the repayment of debt and payment of other contractual obligations as of December 31, 2010. The contractual obligations we will actually pay in future periods may vary from those reflected in the table because the estimates and assumptions are subjective.

	Obligations by Period
				More than
	1 Year	2 -3 Years	4 -5 Years	5 Years	Total

Total Debt
Principal — current borrowings	$22,516,398	$—	$—	$—	$22,516,398
Principal — long-term borrowings	—	492,390	992,014	20,750,000	22,234,404
Interest on borrowings	5,808,592	6,020,942	5,978,847	1,153,931	18,962,312
Operating lease obligations	1,634,670	2,025,132	1,457,756	971,247	6,088,805
Asset retirement obligations	—	9,060	—	41,018	50,078

Total	$29,959,660	$8,547,524	$8,428,617	$22,916,196	$69,851,997

Impacts of New Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update, or ASU, No. 2011-4, which amends the Fair Value Measurements Topic of the Accounting Standards Codification to help achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. ASU No. 2011-4 does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting. The ASU is effective for interim and annual periods beginning after December 15, 2011. We will adopt the ASU as required. The ASU will affect our fair value disclosures, but will not affect our results of operations, financial condition or liquidity.

In June 2011, the FASB issued ASU No. 2011-5, which amends the Comprehensive Income Topic of the ASU. The ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity, and instead requires consecutive presentation of the statement of net income and other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements. ASU No. 2011-5 is effective for interim and annual periods beginning after December 15, 2011. We will adopt the ASU as required. The ASU will have no effect on our results of operations, financial condition or liquidity.

We do not believe that the adoption of the above recent pronouncements will have a material effect on our results of operations, financial position or cash flow. Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on our present or future financial statements.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, we review these estimates based on information that is currently available. Changes in facts and circumstances may cause us to revise our estimates. The most significant estimates relate to revenue recognition, depreciation, depletion and amortization, the assessment of impairment of long-lived assets and oil and gas properties, income taxes, and fair value. Actual results could differ from estimates under different assumptions and conditions, and such results may affect operations, financial position, or cash flows.

Accounts Receivable

We provide credit in the normal course of business to our customers and perform ongoing credit evaluations of those customers. We maintain an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information. A portion of our receivables are from the operators of producing wells in which we maintain ownership interests. These operators market our share of crude oil and natural gas production. The ability to collect is dependent upon the general economic conditions of the purchasers/participants and the oil and gas industry.

Inventory

Inventory consists of dry materials used in mixing oilfield drilling fluids and liquid drilling fluids mixed and ready for delivery to the drilling rig location. The dry materials are carried at the lower of cost or market, principally on the first-in, first-out basis. The liquid drilling materials are valued at standard cost which approximates actual cost on a first-in, first-out basis and which does not exceed market value.

Property, plant, and equipment

Property, plant, and equipment are recorded at cost less accumulated DD&A. Costs of improvements that appreciably improve the efficiency or productive capacity of existing properties or extend their lives are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or sale, the cost of properties and equipment, net of the related accumulated DD&A, is removed and, if appropriate, gain or loss is recognized in the respective period’s consolidated statement of operations.

For our oil and gas properties, we follow the successful efforts method of accounting for oil and gas exploration and development costs. Under this method of accounting, all property acquisition costs and costs of exploratory wells are capitalized when incurred, pending determination of whether additional proved reserves are found. If an exploratory well does not find additional reserves, the costs of drilling the well are charged to expense. The costs of development wells, whether productive or nonproductive, are capitalized. Geological and geophysical costs on exploratory prospects and the costs of carrying and retaining unproved properties are expensed as incurred.

Long-lived Assets

Long-lived assets are reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If it is determined that the carrying amount may not be recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. We consider projected future undiscounted cash flows, trends, strategic decisions regarding future development plans, and other factors in our assessment of whether impairment conditions exist. While we believe our estimates of future cash flows are reasonable, different assumptions regarding factors such as the price of oil and gas, production volumes and costs, drilling activity, and economic conditions could significantly affect these estimates.

We evaluate impairment of our oil and gas properties on a property-by-property basis and estimate the fair value based on discounted cash flows expected to be generated from the production of proved reserves.

Wells in Progress

We record a liability for funds held on behalf of outside investors in oil and gas exploration projects, which are to be paid to the project operator as capital expenditures are billed. The liability is reduced as we make payments on behalf of those outside investors to the operator of the project.

Goodwill and Acquired Intangible Assets

We record the difference between the purchase price and the fair value of the net assets acquired in a business combination as goodwill. Goodwill is not amortized; rather, it is measured for impairment annually, or more frequently if conditions indicate an earlier review is necessary. If the estimated fair value of goodwill is less than the carrying value, goodwill is impaired and written down to its estimated fair value.

Acquired intangibles are recorded at fair value as of the date acquired and consist of non-compete agreements, customer relationships, and the FDF trade name. We amortize acquired intangibles with finite lives on a straight-line basis over estimated useful lives of 5 to 20 years, and we include the amortization in DD&A. We evaluate the recoverability of intangible assets annually or whenever events or changes in circumstances indicate that an intangible asset’s carrying value may not be recoverable.

Asset Retirement Obligations

We recognize liabilities for retirement obligations associated with tangible long-lived assets, such as producing well sites when there is a legal obligation associated with the retirement of such assets and the amount can be reasonably estimated. The initial measurement of an asset retirement obligation is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to the associated property and equipment on the consolidated balance sheet. If the fair value of a recorded asset retirement obligation changes, a revision is recorded to both the asset retirement obligation and the asset retirement cost. The asset retirement cost is depreciated using a systematic and rational method similar to that used for the associated property and equipment.

Fair Value Measurements

Certain of our assets and liabilities are measured at fair value at each reporting date. Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants. This price is commonly referred to as the “exit price.”

Fair value measurements are classified according to a hierarchy that prioritizes the inputs underlying the valuation techniques. This hierarchy consists of three broad levels. Level 1 inputs on the hierarchy consist of unadjusted quoted prices in active markets for identical assets and liabilities and have the highest priority. Level 2 measurements are based on inputs other than quoted prices that are generally observable for the asset or liability. Common examples of Level 2 inputs include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in markets not considered to be active. Level 3 measurements have the lowest priority and are based upon inputs that are not observable from objective sources. The most common Level 3 fair value measurement is an internally developed cash flow model. We use appropriate valuation techniques based on the available inputs to measure the fair values of our assets and liabilities. When available, we measure the fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value.

Revenue Recognition

Revenues from the sale of drilling fluid products and oilfield services are recorded at the time products are sold or services are provided to third parties at a fixed or determinable price, delivery or performance has occurred, title has transferred, and collectability of the revenue is probable. We recognize revenues for promoting certain oil and gas exploration projects and administering the ownership interests of investors in those projects. Administration fees are deferred on the balance sheet as the project is undertaken. As administration services are performed, deferred administration fees are recognized as revenue when each discrete phase of a project is completed and the services have been completed.

Revenues from the sales of natural gas and crude oil are recorded when product delivery occurs and title and risk of loss pass to the customer, the price is fixed or determinable, and collection is reasonably assured.

Share Based Compensation

We grant share-based awards, in the form of Common Stock, to acquire goods and/or services, to members of our Board of directors, and to selected employees. All such awards are measured at fair value on the date of grant and are recognized as a component of selling, general, and administrative expenses in the accompanying statements of operations over the applicable requisite service periods.

Income Taxes

We are subject to current income taxes assessed by the federal and various state jurisdictions in the United States. In addition, we account for deferred income taxes related to these jurisdictions using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for the future tax benefits attributable to the expected utilization of existing tax net operating loss carryforwards and other types of carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

We recognize the financial statement effects of tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. Recognized tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with a taxing authority. We have not taken a tax position that, if challenged, would have a material effect on the consolidated financial statements or the effective tax rate for the six months ended June 30, 2011 and 2010, and the years ended December 31, 2010 and 2009.

EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND DIRECTORS

Executive Officers

The following table provides information regarding persons who served as our executive officers as of June 30, 2011:

Name	Age	Position

Michael K. Galvis	54	President, Chief Executive Officer and Director of NYTEX
Kenneth K. Conte	52	Executive Vice President and Chief Financial Officer of NYTEX
Michael G. Francis	63	President and Chief Executive Officer of FDF
William G. Brehmer	53	Former Chief Operating Officer and Director
Jude Gregory	43	Chief Financial Officer of FDF

Michael K. Galvis has been the President and Chief Executive Officer and our director since October 31, 2008. He has also been the President and Chief Executive Officer and a director of NYTEX Petroleum, Inc., our wholly-owned subsidiary, since October 31, 2008, and the Chairman of FDF, our subsidiary, from November 23, 2010 until May 10, 2011. From March 2006 through October 2008, he was President, Treasurer and Secretary of NYTEX Petroleum, LLC, the predecessor to NYTEX Petroleum. From 1994 through February 2006 he was a Consultant for PetroQuest Exploration, Inc., a privately held Texas corporation engaged in the acquisition and development of oil and natural gas reserves in the U.S. He has been in the oil and gas industry since 1983 with extensive experience in the drilling, operating and participating in onshore and offshore oil and gas wells in Texas, Louisiana, Arkansas, Oklahoma, Colorado, Mississippi, Illinois, North Dakota, and New Mexico. During that period his experience included generating and funding drilling prospects and evaluating and acquiring drill-ready prospects, producing oil and gas properties, oil and gas service companies and facilities, including managing and providing consulting services regarding such assets.

Kenneth K. Conte was appointed our Executive Vice President and Chief Financial Officer on June 1, 2010. Prior to joining us and since December 2005, Mr. Conte served as Managing Director and Head of Mergers & Acquisitions for National Securities Corporation, New York, NY. From September 2003 to December 2005, Mr. Conte served as CEO and CFO of Windsor Technology, LLC, Rochester, NY. From April 2001 to December 2005, Mr. Conte also served as Managing Partner of Argilus Investment Banking, Rochester, NY. Prior to that, from December 1998 to April 2001, Mr. Conte served as Senior Vice President — Investment Banking for McDonald Investments, Inc., in Cleveland, Ohio. Mr. Conte also held management positions at the Corporate Banking and Finance Group for Key Bank in Rochester, at Shawmut’s LBO fund, and at The Chase Manhattan Bank. Mr. Conte obtained his MBA in Finance at the William E. Simon Graduate School of Business Administration at the University of Rochester; a BBA in Accounting from Niagara University; and holds a FINRA Series 24 — Securities Principal license, a Series 7-General Securities Representative license, and a Series 63 General Securities Law license.

Michael G. Francis was appointed President and Chief Executive Officer of FDF effective November 23, 2010. From April 14, 2011 until May 18, 2011, Mr. Francis was a member of our board of directors. Previously and for the past 34 years, Mr. Francis acted as Director, President and Chief Executive Officer of FDF prior to our acquisition of FDF. A native of Jena, LA, Francis has been in the oilfield all of his adult life. Mr. Francis began FDF in 1977, and has overseen its growth to where it now employs over 400 people and operates nearly 200 trucks. He and his wife Marcia are members of the East Bayou Baptist Church in Lafayette, Louisiana. He is the past Louisiana Republican Party State Chairman (1995-2001) and Finance Chairman (1993-94); he is a former member of the Executive Board for the Boy Scouts of America — Acadia Parish and currently serves on the Executive Boards of the Welcome House of Acadia Parish and the Community Outreach Corporation. Mr. Francis also serves on the Louisiana College Board of Trustees. He has received awards for his volunteerism and business success such as Business Man of the Year, The Distinguished Citizen Award and the Silver Beaver Award from the Boy Scouts of America.

William G. Brehmer has been a member of our board of directors since October 31, 2008. Mr. Brehmer acted as our Chief Operating Officer and Vice President from October 31, 2008 to March 24, 2010, and also has served in such capacities for NYTEX Petroleum since October 31, 2008. Mr. Brehmer has over 25 years of experience in the oil and gas industry in the areas of contract administration, natural gas marketing, natural gas processing, natural gas liquids marketing, business planning, funding and implementation of oil and gas drilling projects, technology marketing and sales and commercial fuel marketing and operations. From April 1, 2006, through October 31, 2008, he was a Consulting Analyst and Contract Administrator for NYTEX Petroleum, LLC. From November 1, 2005, through March 31, 2006, he was an Analyst and Contract Administrator for Petro-Quest Exploration, Inc., a privately held Texas corporation engaged in the acquisition and development of oil and natural gas reserves in the U.S. From December 12, 2003, through October 31, 2005, he was President of Petro-Frac Corporation, a privately held Texas corporation focused on identifying, acquiring and developing shallow (above 4,000 feet) Austin Chalk oil reserves in east Texas.

Jude N. Gregory was named Vice President and Chief Financial Officer of FDF on November 23, 2010 as part of our acquisition of FDF. Mr. Gregory has served as CFO of FDF since September, 2002 having served the seven prior years as the company’s Controller. Prior to his years at FDF, he held several management positions with Albertson’s Food & Drug. Mr. Gregory earned his Bachelor of Science in Business Administration (Accounting) from the University of Southwestern Louisiana, now the University of Louisiana-Lafayette. In 1985, he was presented with his Eagle Scout Award by the Boy Scouts of America. Mr. Gregory continues to be active with the scouts as well as many other church and civic organizations.

Involvement of a Director in Certain Legal Proceedings

On September 29, 2003, the Pennsylvania Securities Commission issued a Summary Order to Cease and Desist against Aragorn Energy, LLC and William G. Brehmer to halt the offer and sale of unregistered securities in Pennsylvania. The Pennsylvania Securities Commission alleged that Aragorn Energy was selling working interests in two oil wells in Pennsylvania without registration or an applicable exemption and further alleged several misrepresentations and omissions in the offering materials relating to the interests.

Mr. Brehmer was one of four founding members, the organizer, managing member and the registered agent of Aragorn Energy, which was organized on January 6, 2003. Aragorn Energy acquired ownership in an oil and gas lease containing a well bore that had never been completed plus additional drilling locations. Aragorn Energy formed a joint venture to fund the completion of the well bore and drill one additional well on its lease and offered working interests in the joint venture to raise the drilling and completion capital. Each Aragorn Energy member contacted “friends and family” to raise drilling and completion capital for the joint venture. Without Mr. Brehmer’s knowledge, an Aragorn Energy member forwarded an offering document listing Mr. Brehmer as the managing member to an accredited investor whom the member had prior contact with in Pennsylvania, which offering document was subsequently forwarded to the Pennsylvania Securities Commission. Because he was not aware that any offers would be made in the state, Mr. Brehmer, as managing member of Aragorn Energy, failed to file appropriate notice of intent to use an exemption from the registrations requirements of Pennsylvania. He received a letter from the Pennsylvania Securities Commission which he forwarded to his attorney, who failed to timely respond by the deadline stated in the letter. Subsequently, Mr. Brehmer received a letter from the Pennsylvania Securities Commission stating that he had not responded to their original notice and, as a result, it had issued a permanent cease and desist against him and Aragorn Energy. Because no sales of interests were consummated by Aragorn Energy in Pennsylvania and no future Aragorn Energy offerings in Pennsylvania were planned, Mr. Brehmer decided not to take any actions to challenge or lift the cease and desist order.

Subsidiary Executive Officers, Directors and Managers

As discussed above in “Risk Factors”, and below in “Transactions with Related Persons and Certain Control Persons”, WayPoint holds all outstanding shares of Senior Series A Redeemable Preferred Stock in Acquisition Inc. Acquisition Inc. is the sole owner of Francis Oaks, LLC, which in turn wholly owns FDF. On May 9, 2011, WayPoint notified Acquisition Inc. that, because of the continuing occurrences of default under the WayPoint Purchase Agreement, it elected to increase the board of Acquisition Inc. from four members to five, and designed Mr. J.J. Schickel, Jr. to fill this newly created vacancy. Mr. Schickel served in this capacity until May 20, 2011, when WayPoint replaced Mr. Schickel with Mr. Lee Buchwald. As of June 30, 2011, the board of Acquisition Inc. included Michael Galvis, Kenneth K. Conte, John Henry Moulton (a WayPoint designee), Thomas Drechsler (a WayPoint designee) and Mr. Buchwald (a WayPoint designee). For more information about Mr. Moulton and Mr. Drechsler, see “Transactions with Related Persons and Certain Control Persons”, on page 50 herein.

On May 10, 2011, the newly constituted board of Acquisition Inc. voted to remove Michael Galvis as president and Kenneth Conte as chief financial officer, treasurer and secretary of both Oaks and FDF and replace them with Mike Francis as president and Jude Gregory as chief financial officer, treasurer and secretary. Also on May 10, 2011, the board of Acquisition Inc. voted to remove all directors and managers, as applicable, of Oaks and FDF, and replace them with Messrs. Moulton, Drechsler, Galvis, Schickel and Conte as the sole directors and managers, as applicable. Mr. Schickel served in this capacity until May 20, 2011, when WayPoint replaced Mr. Schickel with Mr. Lee Buchwald.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for the years ended December 31, 2010 and 2009:

				Stock	All Other
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Awards ($)(3)	Compensation ($)(8)	Total ($)

Michael K. Galvis,	2010	$407,217	$205,000	$31,000	$36,975	$680,192
President and CEO(4)	2009	$478,000	$0	$0	$37,800	$515,800
Georgianna Hanes,	2010	$152,900	$35,000	$0	$4,800	$192,700
CFO, Treasurer & Secretary(5)	2009	$168,000	$0	$0	$4,800	$172,800
Kenneth K. Conte,	2010	$91,666	$520,000	$312,000	$2,586	$926,252
EVP & CFO(6)
William G. Brehmer,	2010	$35,467	$0	$0	$4,800	$40,267
VP & COO(7)	2009	$168,000	$0	$0	$4,800	$172,800

(1)	On November 23, 2010 we consummated the FDF Acquisition. In connection therewith, FDF entered into an employment agreement with Michael G. Francis to act as President and CEO of FDF. Under his employment agreement Mr. Francis will receive an annual base salary of $200,000 and a $2,500 bonus for each key employee FDF retains for one year from the date of execution. Had we acquired FDF at the beginning of the fiscal year, Mr. Francis would have been considered a named executive officer. In addition to his base annual salary and bonus set forth above, Mr. Francis is eligible to receive stock grants, bonus awards and deferred compensation.

Also in connection with the FDF Acquisition, FDF entered into an employment agreement with Jude Gregory to remain as Chief Financial Officer of FDF. Like Mr. Francis, had the FDF Acquisition taken place at the beginning of the fiscal year, Mr. Gregory would have been considered a named executive officer. Mr. Gregory’s annual base salary is $150,000 as well as is eligible to receive quarterly and annual bonuses as well as stock grants under performance based criteria set by the management of FDF.

(2)	All bonuses are discretionary based on each individual executive’s performance as determined by us.

(3)	Stock awards are valued at $1.04 per share of Common Stock for purposes of this annual report.

(4)	Michael Galvis’ base salary is comprised of $275,000 under an employment agreement with us for his role as our President and CEO.

(5)	Georgianna Hanes ceased being our CFO on June 1, 2010, and as our Secretary and Treasurer on April 30, 2011.

(6)	Kenneth K. Conte became our Executive Vice President and CFO on June 1, 2010.

(7)	William Brehmer ceased being our COO on March 24, 2010 but remains as a Director.

(8)	Michael K. Galvis’s NYTEX Employment Agreement contemplates a car and health insurance allowance which equals in the aggregate $2,375 per month. Georgianna Hanes and William G. Brehmer received a health insurance allowance of approximately $400 per month. Kenneth K. Conte’s employment agreement provides for car allowance which in 2010 was equal to $431 per month.

Executive Employment Agreements

The following is a summary of the material terms of the employment agreements we have with our named executive officers:

Agreements with Michael K. Galvis.  On April 28, 2009, we entered into an employment agreement with Mr. Galvis (the “NYTEX Employment Agreement”). On November 22, 2010, the NYTEX Employment Agreement was amended to modify Mr. Galvis’s compensation. The NYTEX Employment Agreement provides for an annual base salary of $250,000 per year, an auto allowance of $875 per month, health insurance allowance of $1,500 per month and incentive compensation to be determined from time to time by our board of directors.

Agreement with Kenneth K. Conte.  On November 22, 2010, we entered into an employment agreement with Mr. Conte that superseded a previous employment agreement dated June 1, 2010. The employment agreement with Mr. Conte provides for an annual base compensation of $200,000. Additionally, Mr. Conte receives a vehicle and all expenses associated with such vehicle. Mr. Conte may also receive additional compensation as determined from time to time by our board of directors. Mr. Conte’s employment agreement has a term of two years from the date of execution with automatic one year extensions unless either party elects not to renew. Mr. Conte’s employment agreement contains typical confidentiality provisions as well as a non-competition clause for a period from the date of execution during his employment and for a three year period thereafter. In the event of termination without cause, Mr. Conte is entitled to receive a severance payment determined by dividing his base salary by 257 to compute a “daily base salary rate” and then multiplying the daily base salary rate by the product of multiplying the number of full months of his employment with us by 84%, less taxes and Social Security required to be withheld.

Outstanding Equity Awards at Fiscal Year-End:

As of December 31, 2010, the following restricted stock awarded granted have not vested:

Stock Awards
			Number of	Market or Payout
		Market Value of	Unearned Shares,	Value of Unearned
	Number of Shares or	Shares or Units of	Units or Other	Shares, Units or
	Units That Have	Stock That Have	Rights That Have	Other Rights That
Name	Not Vested	Not Vested	Not Vested	Have Not Vested

Michael K. Galvis,	33,333	$61,999	150,000	$279,000
President and CEO of NYTEX(1)

(1)	On November 23, 2010, Mr. Galvis was awarded 50,000 shares of Common Stock which vest over three years in equal installments.

Option Exercises and Stock Vested:

During 2010, the following stock awards have been granted to named executive officers and have vested:

	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting	on Vesting

Michael K. Galvis,	16,667	$31,001
President & CEO
Kenneth K. Conte,	300,000	$312,000
EVP & CFO

Board of Directors

The following persons serve on our board of directors as of June 30, 2011:

Name	Age	Position

Michael K. Galvis	54	President, Chief Executive Officer and Director of NYTEX; Chairman of FDF
William G. Brehmer	53	Director
Jonathan Rich	42	Director

Michael K. Galvis.  See “Executive Officers” on page 45 of this prospectus for biographical information about Mr. Galvis.

William G. Brehmer.  See “Executive Officers” on page 45 of this prospectus for biographical information about Mr. Brehmer.

Jonathan Rich has served as director since November 2010. Mr. Rich was appointed as director per the terms of our Series A Preferred Stock. Mr. Rich has been the Executive Vice President and Head of Investment Banking of National Securities Corporation, a full-service investment banking firm, since July 2008. Mr. Rich had been the Executive Vice President and Director of Investment Banking of vFinance Investments, Inc. since July 2005, and assumed his current position with National Securities when vFinance was acquired by National Holdings Corporation, the parent of National Securities Corporation in July 2008. Mr. Rich had previously served as Senior Vice President and Managing Director of Corporate Finance at First Colonial Financial Group since January 2001. First Colonial Financial was, in turn, acquired by vFinance in July 2005. Mr. Rich graduated from Tulane University with an interdisciplinary major in economics, political science, history and philosophy and received a joint J.D. / M.B.A. degree from Fordham University with a concentration in corporate finance.

2010 Director Compensation

During the year ended December 31, 2010, our directors neither received nor accrued compensation for their services as directors other than reimbursement of expenses relating to attending meetings of our board of directors.

Director Independence

The standards relied upon in determining whether a director is “independent” are those of the NASDAQ Stock Market, which include the following objective standards: (a) a director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law and anyone, other than a domestic employee, sharing the director’s home) is our executive officer, would not be independent for a period of three years after termination of such relationship; (b) a director who receives, or whose immediate family member receives, compensation of more than $120,000 during any period of twelve consecutive months from us, except for certain permitted payments, would not be independent for a period of three years after ceasing to receive such amount; (c) a director who is or who has an immediate family member who is, a current partner of our outside auditor or who was, or who has an immediate family member who was, a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years would not be independent until a period of three years after the termination of such relationship; (d) a director who is, or whose immediate family member is, employed as an executive officer of another company where any of our present executive officers serve on the other company’s compensation committee would not be independent for a period of three years after the end of such relationship; and (e) a director who is, or who has an immediate family member who is, a partner in, or a controlling stockholder or an executive officer of any organization that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues, would not be independent until a period of three years after falling below such threshold.

In applying the above-referenced standards, we have determined that Jonathan Rich is currently our only independent director.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

WayPoint, Thomas W. Drechsler and John Henry Moulton

On November 23, 2010, in connection with the FDF Acquisition, we entered into the WayPoint Purchase Agreement pursuant to which we issued WayPoint one share of our Series B Preferred Stock and 20,750 shares of Senior Series A Redeemable Preferred Stock in Acquisition Inc. As the holder of Series B Preferred Stock, WayPoint is entitled to nominate two members to our board of directors.

Pursuant to the terms of the WayPoint Purchase Agreement and the Control Warrant, we need consent from WayPoint to engage in certain activities, including, but not limited to, incurring further indebtedness, granting any liens on our assets, disposing of our assets, entering into mergers, or conducting acquisitions. Furthermore, if WayPoint exercised the Control Warrant, such exercise would result in a change of control of us in that the WayPoint would hold a majority of our shares which will be enough shares to elect all of the members of our board of directors and to approve any action requiring stockholder approval, including certain mergers and sales of substantially all of the our assets, regardless of the votes cast by any other stockholder.

The Control Warrant is exercisable at an exercise price of $0.01 per share, upon the earliest to occur of (i) the occurrence of a default that remains uncured for seventy-five days; provided, that payment to the holders of Senior Series A Redeemable Preferred Stock of all amounts owing to them as a result of a default shall not be considered a cure of a default; (ii) the date on which a change of control occurs, if Acquisition Inc. is not able to redeem all of the Senior Series A Redeemable Preferred Stock in accordance with its terms; (iii) seventy-five days after the date on which the third Default has occurred within a consecutive twelve-month period; and (iv) May 23, 2016, if Acquisition Inc. is not able to redeem all of the Senior Series A Redeemable Preferred Stock in accordance with its terms (the “Default Conditions”). The term “default” includes 14 categories of events, which are listed in Section 11.1 of the WayPoint Purchase Agreement and which list includes, among other events, (i) the failure of Acquisition Inc. to timely make a redemption payment to holders of the Senior Series A Redeemable Preferred Stock, (ii) the failure of Acquisition Inc. to timely make a dividend payment to holders of the Senior Series A Redeemable Preferred Stock, (iii) the failure of ours or Acquisition Inc. to perform covenants in the WayPoint Purchase Agreement, (iv) the failure of us to meet a fixed-charge coverage ratio, leverage ratio or minimum EBITDA test in the WayPoint Purchase Agreement; (v) we or any of its subsidiaries becomes in default on other indebtedness, individually or in the aggregate, in excess of $250,000; (vi) us, Acquisition Inc. or any Francis Group entity becomes subject to bankruptcy or receivership proceedings, (vii) a judgment or judgments is entered against us, Acquisition Inc. or any Francis Group entity in excess of $1,000,000, and such judgment is not satisfied; (viii) we, Acquisition Inc. or any Francis Group entity breaches a representation or warranty in the WayPoint Purchase Agreement or the documents related thereto; (ix) a Change of Control occurs; and (x) certain liabilities in excess of $250,000 arise under ERISA. “Change of Control” means (i) a sale of shares of our stock, Acquisition Inc. or any Francis Group entity, or a merger involving any of them, as a result of which holders of the voting capital stock of the applicable entity immediately prior to such transaction do not hold at least 50% of the voting power of the applicable entity or the resulting or surviving entity or the acquiring entity; (ii) a disposition of all or substantially all of our assets, Acquisition Inc. or any Francis Group entity; (iii) a voluntary or involuntary liquidation, dissolution or winding up by us, Acquisition Inc. or any Francis Group entity; (iv) either Michael K. Galvis or Michael G. Francis shall sell at least five percent (5%) of our equity held by him immediately prior to such sale; (v) Michael K. Galvis ceases to be our Chief Executive Officer and is not replaced by a candidate suitable to WayPoint within 30 days or any such replacement Chief Executive Officer ceases to be our Chief Executive Officer and is not replaced by a candidate suitable to WayPoint within 30 days; or (vi) Michael G. Francis ceases to be the Chief Executive Officer of FDF and is not replaced by a candidate suitable to WayPoint within 30 days or any such replacement Chief Executive Officer ceases to be our Chief Executive Officer of FDF and is not replaced by a candidate suitable to WayPoint within 30 days.

On April 13, 2011, we received a letter from PNC, as lender, notifying us of the existence of certain events of default under our Senior Facility. Similarly, on April 14, 2011 we received a similar notice of Default from WayPoint, stating we are in Default of the WayPoint Purchase Agreement, and, therefore, that WayPoint possesses the right to exercise the Control Warrant. If WayPoint exercises the Control Warrant, they would own 51% of our outstanding Common Stock. We are currently in negotiations with WayPoint to remedy the Events of Default and modify the WayPoint Purchase Agreement. However, there are no assurances that we will be successful in our negotiations with WayPoint or that the terms will be satisfactory to us.

On May 4, 2011, WayPoint provided formal written notice (“Put Notice”) to the Company of its election to cause the Company to repurchase (i) the WayPoint Warrants that, in the aggregate, allow WayPoint to purchase that number of shares of Common Stock equal to 51% of the fully diluted Common Stock then outstanding, (ii) the 20,750 shares of Senior Series A Redeemable Preferred Stock of Acquisition Inc. owned by WayPoint, and (iii) one share of Series B Preferred Stock of the Company owned by WayPoint, for an aggregate purchase price of $30,000,000 within five business days following the date of the Put Notice. The Company did not have the funds available to satisfy this Put Notice in a timely manner, but continues to negotiate with WayPoint to remedy the defaults and resolve WayPoint’s demands in the Put Notice. As a result, WayPoint may seek certain remedies afforded to them under the WayPoint Purchase Agreement including the exercise of their Purchaser and Control Warrants. However, there are no assurances that the Company will be successful in these negotiations, and WayPoint has reserved all other rights, remedies, actions and powers to which WayPoint may be entitled.

On November 23, 2010, WayPoint nominated Thomas W. Drechsler and John Henry Moulton to serve on our board of directors. On May 9, 2011, Mr. Drechsler and Mr. Moulton resigned from our board of directors and WayPoint elected Mr. Moulton as an observer to our board in accordance with the WayPoint Purchase Agreement.

WayPoint also, on May 9, 2011, exercised its right, as a result of the defaults, as sole holder of Senior Series A Redeemable Preferred Stock of Acquisition Inc. to increase the number of directors constituting the board of directors of Acquisition Inc. from four to five, and designated Mr. J.J. Schickel, Jr. to fill this newly created vacancy. Mr. Schickel served in this capacity until May 20, 2011, when WayPoint replaced Mr. Schickel with Mr. Lee Buchwald. As of June 30, 2011, the board of Acquisition Inc. includes Messrs. Conte, Galvis, Moulton, Drechsler and Buchwald. By virtue of having the right, and having exercised the right, to designate a majority of the board of directors of our subsidiary, Acquisition Inc., WayPoint may be deemed to have control over Acquisition Inc.

On May 10, 2011, the newly constituted board of Acquisition Inc. voted to remove Michael Galvis as president and Kenneth Conte as chief financial officer, treasurer and secretary of both Oaks and FDF and replace them with Mike Francis as president and Jude Gregory as chief financial officer, treasurer and secretary. Also on May 10, 2011, the board of Acquisition Inc. voted to remove all directors and managers, as applicable, of Oaks and FDF, and replace them with Messrs. Moulton, Drechsler, Galvis, Schickel and Conte as the sole directors and managers, as applicable. Mr. Schickel served in this capacity until May 20, 2011, when WayPoint replaced Mr. Schickel with Mr. Lee Buchwald. More information about WayPoint and actions WayPoint has taken regarding the Acquisition Inc. Senior Series A Redeemable Preferred Stock may be found under the Risk Factor entitled, “By virtue of having the right, and having exercised the right, to designate a majority of the board of directors of our subsidiary, Acquisition Inc., WayPoint may be deemed to have control over Acquisition Inc. and its subsidiaries, including FDF, our significant operating subsidiary. WayPoint also holds the sole outstanding share of our Series B Preferred Stock, entitling it to increase the size of our board of directors and to designate a majority of our board. While members of a board of directors owe fiduciary duties to all stockholders, WayPoint has interests that are in addition to, or different from the interests of our stockholders generally and that create potential conflicts of interest” on page 3 herein.

SELLING SECURITY HOLDERS

The following tables set forth information concerning each of the Selling Security Holders including:

•	the number of shares owned by the Selling Security Holders prior to this offering; and

•	the total number of shares of Common Stock that are to be offered by the Selling Security Holders.

With the exception of Ronnie Lewis, TDB Associates, Inc., Myrtis Outlar and Charles Davis which own 20,000 shares of Common Stock, 134,375 shares of Common Stock, 5,000 shares of Common Stock and 5,000 shares of Common Stock, respectively, representing less than one percent of the issued and outstanding shares of our Common Stock, the shares offered for sale under this prospectus constitute all of the shares known to us to be beneficially owned by each of the Selling Security Holders, and upon completion of this offering none of the Selling Security Holders will own any shares of Common Stock. The shares of Common Stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement to which this prospectus relates remains effective, by or for the accounts of the Selling Security Holders listed below.

None of the Selling Security Holders have a position or office with us nor have had any material relationship with us within the past three years. None of the Selling Security Holders are broker-dealers or affiliates of broker-dealers to our knowledge. The shares of Common Stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement to which this prospectus relates remains effective, by or for the accounts of the Selling Security Holders listed below.

Series A Preferred Stockholders:

	Amount of Shares of	Amount of Shares of
	Common Stock Owned	Common Stock to be
	by Selling Security	Offered by the
	Holder Prior To	Selling Security
Name of Selling Security Holder	Offering	Holder

Applebaum Family LTD Partnership(1)	32,500	32,500
Alan and Lois Bauer	130,000	130,000
Alfred L. Bell	32,500	32,500
NFS/FMTC FBO Robin M. Bell IRA	32,500	32,500
John J. Blum Jr.	65,000	65,000
Eliot Brown	32,500	32,500
Dwight Burton IRA	65,000	65,000
Wayland Dwight Burton Jr. and Edie M. Burton	32,500	32,500
Gary and Roxanne Case	32,500	32,500
Chuck and Jane Cazett	78,000	78,000
Douglas P. Cerretti	32,500	32,500
William Coney	45,500	45,500
Marilyn Ann Daniels Davis	130,000	130,000
Greg Dawe	130,000	130,000
Derm Surgery Associates, Dr. Leonard Goldberg(2)	97,500	97,500
Robert S. Duncan IRA	32,500	32,500
Arthur D. Dunkin	32,500	32,500
Charles and Sibyl Eckert	130,000	130,000
Edward & Elaine Epstein	32,500	32,500
Chester W. Fox	65,000	65,000
Thomas James Giftos	78,000	78,000
Ralph Gitz	260,000	260,000
Glendenning Investment Group(3)	130,000	130,000

	Amount of Shares of	Amount of Shares of
	Common Stock Owned	Common Stock to be
	by Selling Security	Offered by the
	Holder Prior To	Selling Security
Name of Selling Security Holder	Offering	Holder

Baiju Gohil	32,500	32,500
Marc Goldstein	32,500	32,500
Edward A. Grimm and Iris J.M. Grimm	260,000	260,000
Robert and Judy Harder	65,000	65,000
Thomas and Lily Hauke	650,000	650,000
Martin Herman	32,500	32,500
John A. Jaecker	65,000	65,000
Robert Kaufman	260,000	260,000
Brian Gregory Kiernan	32,500	32,500
Gregory P Kusnick & Karen Jo Gustafson	130,000	130,000
Veronica & William Kwake	32,500	32,500
Moe H. Leichter	65,000	65,000
M. Butte Ltd.(4)	390,000	390,000
Earl & Gloria Martin	260,000	260,000
Lender Rev. Liv. Trust of Karl & Lillian R. Martinez U/A 7/20/89(5)	97,500	97,500
Alex Mayers	130,000	130,000
Richard McClowry	39,000	39,000
The Charles and Bettye L. Middleton Revocable Living Trust(6)	65,000	65,000
Don Morgenroth	97,500	97,500
Jeremiah Murphy	65,000	65,000
Carol R. Nagy and Edwin E. Meyer	97,500	97,500
George W. Naylor IRA	65,000	65,000
NFS/FMTC FBO Roger Nesbitt IRA	65,000	65,000
Roger D. Nesbitt	130,000	130,000
Michael Padgett	130,000	130,000
Ranjan Pai	65,000	65,000
David R Parker and Sunny H. Parker	130,000	130,000
Ashar Qureshi	130,000	130,000
Maurice Robson	65,000	65,000
Dyke Rogers	130,000	130,000
Samuel Rosenberg	65,000	65,000
Steven D. Schmeichel	19,500	19,500
John E. Schuler	32,500	32,500
SE Scrap Investments, Inc.(7)	65,000	65,000
Jagesh Jack Sharma	65,000	65,000
Paul Smolk	32,500	32,500
Bernice Staub	32,500	32,500
Wayne Tackabury IRA	32,500	32,500
Avraham and Susan Tahari	650,000	650,000
Greer C. Tidwell	65,000	65,000
John Y. Trent	32,500	32,500

	Amount of Shares of	Amount of Shares of
	Common Stock Owned	Common Stock to be
	by Selling Security	Offered by the
	Holder Prior To	Selling Security
Name of Selling Security Holder	Offering	Holder

Elston Tsuda	32,500	32,500
Theo Vafakos	32,500	32,500
David Dahl Walter	39,000	39,000
Peter Weiss	32,500	32,500
Trust U/W Renee Weiss(8)	65,000	65,000
Joan Wolf Loving Trust(9)	32,500	32,500
Steven Wallitt	65,000	65,000
Herbert Y. Aiwohi Revocable Trust(10)	32,500	32,500
Robert S. Hanley Trust DTD 1/20/2006(11)	32,500	32,500
Shawn R. McAllister	65,000	65,000
Dennis Terry	65,000	65,000
Brent Womack & Martha Womack	130,000	130,000
William F. Adkins/Mary Ellen Adkins	58,500	58,500
TDB Associates, Inc.(12)	199,375	65,000
Richard T. Grimm Revocable Living Trust(13)	32,500	32,500
Robert MacGillivray	195,000	195,000
Rocking W Investments, Inc.(14)	65,000	65,000
Wharton Turf-Grass, Inc.(15)	65,000	65,000
Joe A. and Judy L. Bryant	65,000	65,000

(1)	Irving Applebum has sole voting and investment control of the shares of Common Stock.

(2)	Dr. Leonard Goldberg has sole voting and investment control of the shares of Common Stock.

(3)	William Glendenning has sole voting and investment control of the shares of Common Stock.

(4)	Donald G. Moes has sole voting and investment control of the shares of Common Stock.

(5)	Kay Leslie, Trustee of the Trust, has sole voting and investment control of the shares of Common Stock.

(6)	Charles and Betty Middleton, Trustees of the Trust, have shared voting and investment control of the shares of Common Stock.

(7)	Morris Heider has sole voting and investment control of the shares of Common Stock.

(8)	Peter Weiss, Trustee of the Trust, has sole voting and investment control of the shares of Common Stock.

(9)	Joan and John Wolf, Trustees of the Trust, have shared voting and investment control of the shares of Common Stock.

(10)	Herbert Y. Aiwohi, Trustee of the Trust, has sole voting and investment control of the shares of Common Stock.

(11)	Robert S. Hanley, Trustee of the Trust, has sole voting and investment control of the shares of Common Stock.

(12)	Thomas B. Doolan has sole voting and investment control of the shares of Common Stock.

(13)	Richard T. Grimm, Trustee of the Trust, has sole voting and investment control of the shares of Common Stock.

(14)	Lynn A. Barringer has sole voting and investment control of the shares of Common Stock.

(15)	Charles A. Davis, Jr. has sole voting and investment control of the shares of Common Stock.

Debenture Holders:

	Amount of Shares of	Amount of Shares of
	Common Stock Owned	Common Stock to be
	by Selling Security	Offered by the
	Holder Before the	Selling Security
Name of Selling Security Holder	Offering	Holder

Rodger Maechtlen	21,667	21,667
Walter Kittrell	21,667	21,667
Ronnie Lewis	193,334	173,334
Sandra Schaffer	52,000	52,000
Rich Pecunia	65,000	65,000
Dr. Paul Clayman/Sterling Trust(1)	43,334	43,334
Gjermund Kvalem	86,667	86,667
Harold Pecunia	86,667	86,667
Wayne Schrock	43,334	43,334
Lenny Friedman	48,334	43,334
Doug Capra	48,334	43,334
George Evans	48,334	43,334
Myrtus Outlaw	108,334	108,334
Jay Olansen	86,667	86,667
Charles Davis	108,334	108,334
Stewart Lee — Entrust IRA	21,667	21,667
Bailey C. Moseley, Jr.	43,334	43,334
Brent Womack	43,334	43,334
Wayne Jones	43,334	43,334
Bailey C Moseley	43,334	43,334
Mike Adams	26,000	26,000
Billy Nolan	26,000	26,000
Glen Adams	26,000	26,000
John Christianson	21,667	21,667
Roger Jungemann-Entrust IRA	21,667	21,667
Madison Moseley	43,334	43,334
Sam Moseley	43,334	43,334
Carey Joy Moseley	43,334	43,334
Scott McCleskey	21,667	21,667
Stan Conley/Conley Business Pension Plan	86,667	86,667
Bert Belk	86,667	86,667
Myrtis Outlar	48,334	43,334
Charles Davis	48,334	43,334
Wayne Schrock	21,667	21,667
Lynn Barringer	43,334	43,334
Don Tredtin	21,667	21,667

(1)	Dr. Paul Clayman, Trustee, holds voting and investment control of the shares of Common Stock.

DESCRIPTION OF CAPITAL STOCK

Below is a general description of our capital stock.

Common Stock

We are authorized to issue 200,000,000 shares of our Common Stock. As of June 30, 2011, approximately 26,362,499 shares of our Common Stock were issued and outstanding. However, we have reserved an additional 55,697,433 shares of Common Stock to satisfy exercise and conversion of outstanding warrants, debentures, and preferred stock. All outstanding shares of Common Stock are fully paid and not subject to further calls or assessments.

Each stockholder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters to be voted on by stockholders. Our certificate of incorporation precludes cumulative voting in elections of directors. However, WayPoint, as the holder of the one outstanding share of our Series B Preferred Stock issued in connection with our acquisition of FDF, has the right to designate two members of our board of directors. Further, in the event of an occurrence of default that remains uncured for seventy-five (75) days WayPoint may, at anytime thereafter increase the number of directors constituting our board up to that number of directors that would give WayPoint control of a majority of the Board, and to designate such additional directors to the Board. For more information about WayPoint, and the Series B Preferred Stock, see “Transactions with Related Persons and Certain Control Persons”, on page 50 herein.

We have not historically and do not currently anticipate that we will declare or pay cash dividends on our Common Stock in the foreseeable future. We will pay dividends on our Common Stock only if and when declared by our board of directors. The ability of our Board of directors to declare a dividend is subject to restrictions imposed by Delaware law and under our financing arrangements, including our Series A and Series B Preferred Stock. Additionally, we may not pay a dividend on our Common Stock until we are current in dividends payable on our Series A Preferred Stock, as discussed more fully above under the Risk Factor, “Our indebtedness and other payment obligations could restrict our operations and make us more vulnerable to adverse economic conditions.” In determining whether to declare dividends, our board of directors will consider these restrictions as well as our financial condition, results of operations, working capital requirements, future prospects and other factors it considers relevant.

The holder of our Series B Preferred Stock may exercise certain warrants that would have an immediate and substantial dilutive effect to existing and future holders of our Common Stock. The holder of our Series B Preferred Stock also possesses (i) the Purchaser Warrant and (ii) the Control Warrant, so that, measured at the time of exercise, the number of shares of Common Stock issued or issuable pursuant to the Purchaser Warrant and the Control Warrant represents 51% of our outstanding Common Stock on a fully-diluted basis. The Control Warrant becomes exercisable only if certain default conditions are met.

On April 13, 2011, we received a letter from PNC, as lender, notifying us of the existence of certain events of default under our Senior Facility. Similarly, on April 14, 2011 we received a similar notice of default from WayPoint, stating we are in default of the WayPoint Purchase Agreement, and, therefore, that WayPoint possesses the right to exercise the Control Warrant. If WayPoint exercises the Control Warrant, they would own 51% of our outstanding Common Stock. We are currently in negotiations with WayPoint to remedy the events of default and modify the WayPoint Purchase Agreement. However, there are no assurances that we will be successful in our negotiations with WayPoint or that the terms will be satisfactory to us.

On May 4, 2011, WayPoint provided formal written notice (“Put Notice”) to the Company of its election to cause the Company to repurchase (i) the WayPoint Warrants that, in the aggregate, allow WayPoint to purchase that number of shares of Common Stock equal to 51% of the fully diluted Common Stock then outstanding, (ii) the 20,750 shares of Senior Series A Redeemable Preferred Stock of Acquisition Inc. owned by WayPoint, and (iii) one share of Series B Preferred Stock of the Company owned by WayPoint, for an aggregate purchase price of $30,000,000 within five business days following the date of the Put Notice. The Company did not have the funds available to satisfy this Put Notice in a timely manner, but continues to negotiate with WayPoint to remedy the defaults and resolve WayPoint’s demands in the Put Notice. As a result, WayPoint may seek certain remedies afforded to them under the WayPoint Purchase Agreement including the exercise of their Purchaser and Control Warrants. However, there are no assurances that the Company will be successful in these negotiations, and WayPoint has reserved all other rights, remedies, actions and powers to which WayPoint may be entitled.

If we were to liquidate, dissolve, or wind up, the holders of the Common Stock would be entitled to receive, pro rata, our net assets remaining after we satisfy our obligations to creditors and preferred equity holders, if any. Under our Certificate of Incorporation, as amended, we have eliminated the potential liability of our directors to us, and we are also required to indemnify our directors against any liability for monetary damages, to the extent allowed by Delaware law and subject to additional contractual obligations. See “Disclosure of Commission Position on Indemnification For Securities Act Liabilities” on page 61 of this prospectus.

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company. Its telephone number is (212) 509-4000.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share. Our certificate of incorporation, authorizes our board of directors to issue preferred stock from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, dividends or limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the board of directors for each class or series of stock subject to the provisions of our certificate of incorporation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock.

Series A Preferred Stock

On November 19, 2010, our board of directors designated 6,300,000 shares of preferred stock as Series A Preferred Stock. As of June 30, 2011, 6,000,000 shares of Series A Preferred Stock were issued and outstanding, provided, however, certain outstanding warrants entitle holders thereof to purchase 240,000 shares of Series A Preferred Stock at an exercise price of $1.00 per share, subject to a cashless exercise feature.

The Series A Preferred Stock is convertible into shares of our Common Stock based on a one to one conversion ratio, at an initial conversion price of $1.00 per share, subject to adjustment. The holders of our Series A Preferred Stock have voting rights on an as-if-converted basis with our Common Stock, except as otherwise required by Delaware law. In addition, so long as any shares of Series A Preferred Stock are outstanding, we cannot, without the written consent of the holders of 66.66% of the then outstanding Series A Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designation in respect of the Series A Preferred Stock, (ii) authorize or create any class of stock ranking as to dividends or distribution of assets upon our liquidation senior to or otherwise pari passu with the Series A Preferred Stock, or any series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series A Preferred Stock, (iii) amend our Certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series A Preferred Stock or the number of authorized shares of Preferred Stock, or (v) enter into any agreement with respect to the foregoing. In the event of our liquidation, dissolution or winding up, holders of our Series A Preferred Stock shall be entitled to be paid out of our assets available therefore, an amount in cash equal to $1.50 per share of Series A Preferred Stock plus accrued and unpaid dividends. No distribution shall be made on any junior securities by reason of our liquidation unless each holder of Series A Preferred Stock shall have received all amounts in full to which such holder shall be entitled. The Series A Preferred Stock holders are entitled to receive dividends payable at the rate of 9% of the purchase price of each share of Series A Preferred Stock, payable quarterly. The Series A Preferred Stock also contains limitations on exercise of conversion rights, including the limitation that the holders may not convert their shares to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.9% of our outstanding shares of Common Stock.

Series B Preferred Stock

Our Series B Preferred Stock consists of one authorized share, that was issued to WayPoint, and provides the holder thereof the right to designate two members of our board of directors. In addition, upon the occurrence of a default of the WayPoint Purchase Agreement, the holder may cause us to expand the number of members of our board of directors, and elect such additional directors, so that the holder is able to designate a majority of our board of directors.

PLAN OF DISTRIBUTION

The offering by the Selling Security Holders may start as soon as the registration statement to which this prospectus relates is declared effective. The Selling Security Holders may offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Selling Security Holders may sell our Common Stock in the over-the-counter market, or on any securities exchange on which our Common Stock becomes listed or traded, in negotiated transactions or otherwise. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares of our Common Stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Any profits on the resale of shares of Common Stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Security Holders. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them. If they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Security Holders to include the pledgees, transferees or other successors in interest as Selling Security Holders under this prospectus.

The Selling Security Holders also may transfer the shares of Common Stock, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Security Holders to include the pledgees, transferees or other successors in interest as Selling Security Holders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock issuable pursuant to the conversion of the securities held by the Selling Security Holders. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities relating the registration of their shares of Common Stock under the Securities Act.

We are not aware of any Selling Security Holders entering into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor are we aware of an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock. If we are notified by any Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this prospectus. If the Selling Security Holders use this prospectus for any sale of the shares of Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Common Stock and activities of the Selling Security Holders.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered by this prospectus will be passed on for us by Strasburger & Price, LLP, Dallas, Texas.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No “expert” or our “counsel” was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

LEGAL PROCEEDINGS

Other than ordinary routine litigation incidental to our business, a description of certain additional material litigation follows:

On August 26, 2010, two suits were filed by Kevin Audrain and Lori Audrain d/b/a Drain Oil Company (“Plaintiffs”) against NYTEX Energy, one as Cause No. 39360 in the 84th District Court in Hutchinson County, Texas, and the other as Cause No. 10-122 in the 69th District Court in Moore County, Texas. Both suits were filed by Plaintiffs and both relate to 75.0% of certain producing oil and gas leaseholds in those counties of the Texas panhandle (the “Panhandle Field Producing Property”). On August 1, 2009, NYTEX Petroleum acquired and assumed operations of the Panhandle Field Producing Property from Plaintiffs. The Plaintiffs alleged that NYTEX Petroleum did not engage in a well re-completion (refrac) operation as required by the purchase document between Plaintiffs and NYTEX Petroleum (the “Purchase Document”). As a result of this alleged lack of performance, Plaintiffs believed that they were entitled to pursue repurchase of the Panhandle Field Producing Property in accordance with a buyback provision set forth in the Purchase Document. The Company had filed answers to both suits On May 9, 2011, effective May 1, 2011, the Company entered into a Compromise Settlement Agreement and Release of All Claims agreement (the

“Settlement”) with the Plaintiffs whereby both parties reached a full and final settlement of all claims to both suits. In exchange for the release of all claims to both suits, concurrent with the Settlement, the Company entered into a Purchase and Sale Agreement whereby the Company sold its entire interest in the Panhandle Field Producing Property to the Plaintiffs for the purchase price of $782,000, resulting in a loss on litigation settlement totaling $965,065 for the three months ended March 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership of our securities, as of June 30, 2011, by (i) each person known to us to beneficially own more than 5% of any class of our securities, (ii) each of our directors and executive officers who beneficially own shares of our securities and (iii) all directors and executive officers as a group.

		Amount and Nature
	Name and Address of	of Beneficial	Percent
Title of Class	Beneficial Owner	Ownership	of Class

Beneficial Owners of More than 5% of Company’s Equity
Common Stock	WayPoint Nytex, LLC 555 Theodore Fremd Ave., Suite C207 Rye, NY 10580	41,850,565 (1)	51.0	%(1)
Series B Redeemable Preferred Stock	WayPoint Nytex, LLC 555 Theodore Fremd Ave., Suite C207 Rye, NY 10580	1	100%
Common Stock	Diana Istre Francis 416 North Avenue K Crowley, LA 70526	2,058,125	7.8%
Common Stock	Richard Buccellato 9 Hidden Hollow Terrace Holmdel, NJ 07733	1,976,179 (2)	7.5%
Executive Officers and Directors of the Company
Common Stock	Michael K. Galvis Director, President and CEO of NYTEX 12222 Merit Drive Suite 1850 Dallas, TX 75251	9,016,667	34.4%
Common Stock	Michael G. Francis Director of NYTEX, President and CEO of FDF 240 Jasmine Road Crowley, LA 70526	2,822,063	10.8%
Common Stock	William Brehmer Director of NYTEX 12222 Merit Drive Suite 1850 Dallas, TX 75251	1,013,425	3.9%
Common Stock	Jonathan Rich Director of NYTEX 330 Madison Ave., 18th Floor New York, NY 10017	0	0%
Common Stock	Kenneth K. Conte Executive Vice President and CFO of NYTEX 12222 Merit Drive Suite 1850 Dallas, TX 75251	300,000	1.1%
	All officers and directors as a group (5 persons)	13,152,155	50.4%

(1)	WayPoint Nytex, LLC, holds a Purchaser Warrant and a Control Warrant. The Purchaser Warrant entitles WayPoint to purchase that number of shares of Common Stock to equal 35% of the then outstanding shares of our Common Stock on a fully-diluted basis. The Control Warrant allows WayPoint the right to purchase a sufficient number of shares of our Common Stock at $0.01 per share so that, measured at the time of exercise, the number of shares of Common Stock issued or issuable pursuant to the WayPoint Warrants represent 51% of our outstanding Common Stock on a fully-diluted basis. This Control Warrant is exercisable because of the existence of certain default conditions set forth in the WayPoint Purchase Agreement, as more fully set forth under “Transactions with Related Persons and Certain Control Persons” on page 50. WayPoint Nytex, LLC has shared voting power of the shares of Common Stock issuable upon exercise of the Purchase Warrant and the Control Warrant with John Henry Moulton, former Director of NYTEX.

(2)	The shares are held of record by Buccel, LLC, a wholly owned company of Richard Buccellato.

Changes In Control

Because of the occurrence of certain events of Default, WayPoint has the right to exercise the Control Warrant, and thereby purchase, at an exercise price of $0.01 per share, the amount of shares of our Common Stock necessary for WayPoint to be the beneficial owner of 51% of the shares of Common Stock issued and outstanding at the time of exercise. For more information on WayPoint, the Control Warrant and the possible change in control, see “Transactions with Related Persons and Certain Control Persons” on page 50.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Limitations on Liability and Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (the “DGCL”) authorizes Delaware corporations, like us, to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our bylaws include a provision that eliminates the personal liability of our directors and officers for losses sustained by us, except to the extent such losses have resulted from such director’s or officer’s own willful misconduct, willful neglect or negligence.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party or who is threatened to be made a party by reason of such person being or having been a director, officer, employee of or agent to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation includes a provision that requires us to indemnify each of our directors and officers to the fullest extent allowed by the Delaware law. Our bylaws also include a provision that requires us to indemnify each of our directors and officers against all reasonable costs, expenses and liabilities (including reasonable attorneys’ fees) actually and necessarily incurred by such person in connection with any claim, action, suit, proceeding, investigation or inquiry by reason of such person being or having been our director or officer, except in relation to matters as to which such person is adjudged to be liable for willful misconduct, willful neglect or negligence in the performance of such person’s duties.

In addition, we have entered into indemnification agreements with each of our directors. The indemnification agreements provide for indemnification of each director to the fullest extent permitted by applicable law against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any claim, action, suit, proceeding, investigation or inquiry, by reason of such person being our director, including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of such person. The only limitation under the indemnification agreements is that we are not obligated to make any payments to a director that are determined to not be permitted by law.

We also carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Insofar as the foregoing provisions may permit indemnification for liabilities arising under the Securities Act of 1933 for our directors or officers or other persons who control us, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws and the indemnification agreements that we have entered into with our directors may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to the above indemnification provisions.

WHERE YOU CAN FIND MORE INFORMATION

Our headquarters is located at 12222 Merit Drive, Suite 1850, Dallas, Texas, 75251, and our telephone number is 972-770-4700. Our internet address is www.nytexenergyholdings.com.

General information about us, including our corporate governance policies can be found on our website. On our website, we make available, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file or furnish them to the SEC. The public may read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains our reports, proxy and information statements, and our other filings. The address of that site is www.sec.gov.

NYTEX ENERGY HOLDINGS, INC.

Consolidated Balance Sheets

	June 30,	December 31,
	2011	2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$63,478	$209,498
Accounts receivable, net	14,438,179	12,230,782
Inventories	1,244,749	1,237,149
Prepaid expenses and other	715,420	2,028,968
Deferred tax asset, net	19,941	13,487

Total current assets	16,481,767	15,719,884
Property, plant, and equipment, net	43,423,896	45,156,873
Other assets:
Deferred financing costs	1,816,318	2,014,561
Intangible assets, net	13,576,225	14,322,604
Goodwill	4,558,394	4,558,394
Deposits and other	172,164	169,752

Total assets	$80,028,764	$81,942,068

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$10,805,187	$7,907,001
Accrued expenses	2,632,535	3,327,030
Revenues payable	45,089	36,345
Wells in progress	502,106	403,415
Deferred revenue	46,665	46,665
Derivative liabilities — current portion	33,880,000	32,554,826
Debt — current portion	20,807,763	22,516,398

Total current liabilities	68,719,345	66,791,680
Other liabilities :
Debt	2,784,717	1,127,980
Senior Series A redeemable preferred stock	2,284,596	398,232
Derivative liabilities	2,740	1,573,560
Asset retirement obligations	—	50,078
Deferred tax liabilities	13,341,226	14,215,838

Total liabilities	87,132,624	84,157,368
Commitments and contingencies (Note 9)
Stockholders’ deficit:
Preferred stock, Series A convertible, $0.001 par value; 10,000,000 shares authorized; 6,000,000 and 5,580,000 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	6,000	5,580
Preferred stock, Series B, $0.001 par value; 1 share authorized; 1 share issued and outstanding at June 30, 2011 and December 31, 2010, respectively	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 26,362,499 and 26,219,665 shares issued and outstanding at June 30, 2011 and 2010, respectively	26,363	26,219
Additional paid-in capital	25,535,199	24,750,200
Accumulated deficit	(32,671,422)	(26,997,299)

Total stockholders’ deficit	(7,103,860)	(2,215,300)

Total liabilities and stockholders’ deficit	$80,028,764	$81,942,068

See accompanying Notes to Consolidated Financial Statements

NYTEX ENERGY HOLDINGS, INC.

Consolidated Statements of Operations

	For the Six Months Ended June 30,
	2011	2010
	(Unaudited)

Revenues:
Oilfield services	$35,402,830	$—
Drilling fluids	4,626,742	—
Oil and gas	291,226	206,747
Other	130,490	35,123

Total revenues	40,451,288	241,870
Operating expenses:
Cost of goods sold — drilling fluids	1,468,316	—
Oil & gas lease operating expenses	56,844	66,114
Depreciation, depletion, and amortization	4,361,431	20,877
Selling, general, and administrative expenses	35,876,155	971,358
Loss on litigation settlement	965,065	—
(Gain) loss on sale of assets, net	(22,650)	(578,873)

Total operating expenses	42,705,161	479,476

Loss from operations	(2,253,873)	(237,606)
Other income (expense):
Interest income	386	210
Interest expense	(2,346,613)	(93,461)
Change in fair value of derivative liabilities	364,086	—
Accretion of preferred stock liability	(1,886,364)	—
Equity in loss of unconsolidated subsidiaries	—	(240,603)
Other	(17,700)	—

Total other income (expense)	(3,886,205)	(333,854)

Income (loss) before income taxes	(6,140,078)	(571,460)
Income tax benefit	733,485	—

Net income (loss)	(5,406,593)	(571,460)
Preferred stock dividends	(267,530)	—

Net income (loss) to common stockholders	$(5,674,123)	$(571,460)

Net loss per share, basic and diluted	$(0.22)	$(0.03)

Weighted average shares outstanding, basic and diluted	26,248,461	19,199,554

See accompanying Notes to Consolidated Financial Statements

NYTEX ENERGY HOLDINGS, INC.

Consolidated Statements of Stockholders’ Equity (Deficit)

	Series A Convertible		Series B
	Preferred Stock		Preferred Stock		Common Stock
							Additional
							Paid-In	Accumulated
	Shares	Amounts	Shares	Amounts	Shares	Amounts	Capital	Deficit	Total
	(Unaudited)

Balance at December 31, 2009	—	$—	—	$—	19,129,123	$19,129	$7,911,434	$(7,293,154)	$637,409
Issuance of common stock and warrants					91,200	92	181,009		181,101
Shares to be issued at maturity of loan					59,375	59	(59)		—
Net loss								(571,460)	(571,460)

Balance at June 30, 2010	—	$—	—	$—	19,279,698	$19,280	$8,092,384	$(7,864,614)	$247,050

Balance at December 31, 2010	5,580,000	$5,580	1	$—	26,219,665	$26,219	$24,750,200	$(26,997,299)	$(2,215,300)
Issuance of Series A Convertible Preferred Stock	420,000	420					369,050		369,470
Shares issued for share-based compensation and services					66,167	67	419,467		419,534
Shares issued for debt converted					76,667	77	114,922		114,999
Issuance of warrant derivative							(118,440)		(118,440)
Dividend declared								(267,530)	(267,530)
Net loss								(5,406,593)	(5,406,593)

Balance at June 30, 2011	6,000,000	$6,000	1	$—	26,362,499	$26,363	$25,535,199	$(32,671,422)	$(7,103,860)

See accompanying Notes to Consolidated Financial Statements

NYTEX ENERGY HOLDINGS, INC.

Consolidated Statements of Cash Flows

	For the Six Months Ended June 30,
	2011	2010
	(Unaudited)

Cash flows from operating activities:
Net loss	$(5,406,593)	$(571,460)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	4,361,431	20,877
Equity in loss of unconsolidated subsidiaries	—	240,603
Bad debt expense	107,691	—
Share-based compensation	419,534	—
Deferred income taxes	(881,066)	—
Accretion of discount on asset retirement obligations	(50,078)	2,218
Amortization of debt discount	79,636	—
Amortization of deferred financing fees	198,243	11,756
Accretion of Senior Series A redeemable preferred stock liability	1,886,364	—
Change in fair value of derivative liabilities	(364,086)	—
Loss on litigation settlement	965,065	—
Gain on sale of assets, net	(22,650)	(578,873)
Change in working capital:
Accounts receivable	(2,315,088)	(84,415)
Inventories	(7,600)	—
Prepaid expenses and other	1,311,136	—
Accounts payable and accrued expenses	1,936,162	(80,856)
Other liabilities	107,434	524,960

Net cash provided by (used in) operating activities	2,325,535	(515,190)

Cash flows from investing activities:
Investments in oil and gas properties	—	(2,160)
Investments in unconsolidated subsidiaries	—	(105,500)
Additions to property, plant, and equipment	(4,020,154)	—
Proceeds from sale of property, plant, and equipment	1,195,664	859,408

Net cash provided by (used in) investing activities	(2,824,490)	751,748

Cash flows from financing activities :
Proceeds from the issuance of common stock and warrants	—	181,100
Proceeds from the issuance of Series A convertible preferred stock	369,470	—
Proceeds from the issuance of 9% convertible debentures	936,000	—
Borrowings under notes payable	41,401,012	180,000
Payments on notes payable	(42,353,547)	(377,483)

Net cash provided by (used in) financing activities	352,935	(16,383)

Net increase (decrease) in cash and cash equivalents	(146,020)	220,175
Cash and cash equivalents at beginning of year	209,498	18,136

Cash and cash equivalents at end of year	$63,478	$238,311

Supplemental disclosures of cash flow information:
Total cash paid for interest	$673,988	$30,930

Total cash paid for taxes	$1,386,262	$—

Cash paid for interest — related party	$4,815	$9,735

Supplemental disclosure of non-cash information:
Exchange of working interest in oil and gas properties to retire debt	$—	$62,388

Exchange of wells in progress funds to retire debt	$—	$37,612

Exchange of wells in progress funds to satisfy accrued interest	$—	$12,500

Acquisition of equipment under financing arrangements	$—	$21,583

Exchange of 12% debentures for common stock	$114,999	$—

Issuance of derivative liability	$118,440	$—

Dividend declared	$267,530	$—

See accompanying Notes to Consolidated Financial Statements

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements
(Unaudited)

NOTE 1.	NATURE OF BUSINESS

NYTEX Energy Holdings, Inc. (“NYTEX Energy”) is an energy holding company with operations centralized in two subsidiaries, NYTEX Petroleum, Inc. (“NYTEX Petroleum”), an exploration and production company concentrating on the acquisition and development of crude oil and natural gas reserves, and Francis Drilling Fluids, Ltd., (“Francis Drilling Fluids,” or “FDF”), a full-service provider of drilling, completion, and specialized fluids, dry drilling and completion products, technical services, industrial cleaning services, transportation, storage and handling of liquid and dry drilling products, and equipment rental for the oil and gas industry. On November 23, 2010, through our newly-formed subsidiary, NYTEX FDF Acquisition, Inc. (“Acquisition Inc.”), we acquired 100% of the membership interests of Francis Oaks, LLC (“Oaks”) and its wholly-owned operating subsidiary, FDF (together with Oaks, the “Francis Group”). The Francis Group has no other assets or operations other than FDF (See Note 4). NYTEX Energy and subsidiaries are collectively referred to herein as the “Company,” “we,” “us,” and “our.”

Liquidity and Events of Default

Our loan agreements generally stipulate that we comply with certain reporting and financial covenants. These covenants include among other things, providing the lender, within set time periods, with financial information, notifying the lender of any change in management, limitations on the amount of capital expenditures, and maintaining certain financial ratios. As a result of the challenges incurred in integrating the FDF operations and due to higher than anticipated capital expenditures at FDF, we were unable to meet several reporting and financial covenants under our senior revolving credit and term loan facility (“Senior Facility”) with PNC Bank measured as of November 30, 2010 and February 28, 2011. Failure to meet the loan covenants under the loan agreement constitutes a default and on April 13, 2011, PNC Bank, as lender, provided us with a formal written notice of default. PNC Bank did not commence the exercise of any of its other rights and remedies, which could include foreclosure on substantially all of FDF’s assets, but has expressly reserved all such rights. At June 30, 2011 and December 31, 2010, the outstanding principal balance of the amounts owed under the Senior Facility was $17,939,025 and $17,752,722, respectively, and is, because of this default, reported within current liabilities on the consolidated balance sheets at June 30, 2011 and December 31, 2010. We are currently in negotiations with the lender to remedy the defaults and obtain a waiver with respect to such defaults. However, there are no assurances that we will be successful in our negotiations with PNC Bank or that the conditions to the waiver will be satisfactory to us.

In addition, due to cross-default provisions and other covenant requirements, we are also in default under the WayPoint Purchase Agreement. The amounts reported on our consolidated balance sheet as of June 30, 2011 and December 31, 2010 related to the WayPoint Purchase Agreement include a derivative liability totaling $33,880,000 and $32,554,826, respectively, which are reported as current liabilities on our consolidated balance sheets. In addition, accrued expenses at June 30, 2011 include $1,452,500 of accrued and unpaid dividends on the Senior Series A Redeemable Preferred Stock. As a result, WayPoint may seek certain remedies afforded to them under the WayPoint Purchase Agreement including the right to (i) exercise their Control Warrant, or (ii) exercise their put right. We are currently in negotiations with WayPoint to remedy the events of noncompliance and modify the WayPoint Purchase Agreement. However, there are no assurances that we will be successful in our negotiations with WayPoint or that the conditions to any waiver will be satisfactory to us.

On May 4, 2011, WayPoint provided formal written notice (“Put Notice”) to us of its election to cause us to repurchase (i) warrants issued to WayPoint that, in the aggregate, allow WayPoint to purchase that number of shares of our common stock to equal 51% of our fully diluted capital stock then outstanding, (ii) the 20,750 shares of Senior Series A Redeemable Preferred Stock of Acquisition Inc. owned by WayPoint, and (iii) one share of our Series B Preferred Stock owned by WayPoint, for an aggregate purchase price of

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
(Unaudited)

$30,000,000 within five business days following the date of the Put Notice. We did not have the funds available to satisfy this Put Notice in a timely manner, but continue to negotiate with WayPoint to remedy the defaults and resolve WayPoint’s demands in the Put Notice. As a result, WayPoint may seek certain remedies afforded to them under the WayPoint Purchase Agreement including the exercise of their warrants. However, there are no assurances that we will be successful in these negotiations, and WayPoint has reserved all other rights, remedies, actions and powers to which WayPoint may be entitled.

We cannot be certain that our existing sources of cash will be adequate to meet our liquidity requirements including cash requirements that may be due under either the Senior Facility or the WayPoint Purchase Agreement. However, management has implemented plans to improve liquidity through slowing or stopping certain planned capital expenditures, through the sale of selected assets deemed unnecessary to our business, and improvements to results from operations. In addition to these plans, we are seeking long-term financing for our unencumbered real estate properties and/or equity financing to provide cash and enhance our working capital position. Further, in May 2011, we settled outstanding litigation regarding the Panhandle Field Producing Property and in connection with the settlement, sold our entire interest in the Panhandle Field Producing Property to the plaintiffs in the litigation for the purchase price of $782,000 cash. There can be no assurance that we will be successful with our plans or that our results of operations will materially improve in either the short-term or long-term and accordingly, we may be unable to meet our obligations as they become due.

A fundamental principle of the preparation of financial statements in accordance with generally accepted accounting principles is the assumption that an entity will continue in existence as a going concern, which contemplates continuity of operations and the realization of assets and settlement of liabilities occurring in the ordinary course of business. This principle is applicable to all entities except for entities in liquidation or entities for which liquidation appears imminent. In accordance with this requirement, our policy is to prepare our consolidated financial statements on a going concern basis unless we intend to liquidate or have no other alternative but to liquidate. Our consolidated financial statements have been prepared on a going concern basis and do not reflect any adjustments that might specifically result from the outcome of this uncertainty.

NOTE 2.	PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. These financial statements include the accounts of NYTEX Energy and entities in which it holds a controlling interest. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in non-controlled entities over which we have the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. In applying the equity method of accounting, the investments are initially recognized at cost, and subsequently adjusted for our proportionate share of earnings and losses and distributions.

The interim financial data as of June 30, 2011 and for the six months ended June 30, 2011 and 2010 is unaudited; in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary to a fair statement of the results for the interim periods. The consolidated results of operations for the six months ended June 30, 2011 and 2010 are not necessarily indicative of the results to be expected for the full year.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, these financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto as filed in our Annual Report on Form 10-K for the year ended December 31, 2010. Certain prior-period amounts have been reclassified to conform to the current-year presentation.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
(Unaudited)

All references to the Company’s outstanding common shares and per share information have been adjusted to give effect to the one-for-two reverse stock split effective November 1, 2010.

NOTE 3.	INVENTORY

Inventory consists of dry materials used in mixing oilfield drilling fluids and liquid drilling fluids mixed and ready for delivery to the drilling rig location. The dry materials are carried at the lower of cost or market, principally on the first-in, first-out basis. The liquid drilling materials are valued at standard cost which approximates actual cost on a first-in, first-out basis, not to exceed market value. Inventories amounted to $1,244,749 and $1,237,149 at June 30, 2011 and December 31, 2010, respectively, and are attributable to our Oilfield Services business.

NOTE 4.	BUSINESS COMBINATION

On November 23, 2010, through our newly-formed subsidiary, Acquisition Inc., we acquired 100% of the membership interests of Oaks and its wholly-owned operating subsidiary, FDF. Total consideration transferred was $51.8 million and consisted of cash of $41.3 million, 5.4 million shares of NYTEX Energy common stock at an estimated fair value of $1.86 per share, or $10 million, and a non-interest bearing promissory note payable to the seller in the principal amount of $0.7 million with a fair value of $0.5 million.

FDF is a full-service provider of drilling, completion, and specialized fluids, dry drilling and completion products, technical services, industrial cleaning services, and equipment rental for the oil and gas industry. Headquartered in Crowley, Louisiana, FDF operates out of 22 locations in five U.S. states. Our acquisition of FDF makes us a more diversified energy company by providing a broader range of products and services to the oil and gas industry. FDF contributed revenues totaling $21,477,670 and $40,029,572 and earnings (loss) before income taxes of $11,949,541 and ($3,902,900) to our consolidated statement of operations for the three and six months ended June 30, 2011, respectively.

The following unaudited pro forma summary presents consolidated information as if the business combination had occurred on January 1, 2010 for the six months ended June 30, 2010:

Six Months Ended
June 30, 2010

Revenue	$36,593,527
Net loss	$(34,551)
Net loss per share, basic and diluted	$—

NOTE 5.	GOODWILL AND ACQUIRED INTANGIBLE ASSETS

At June 30, 2011 and December 31, 2010, we had $4,558,394 of goodwill allocated to our oilfield services segment as a result of the acquisition of FDF in November 2010. Prior to the acquisition of FDF, we did not have any goodwill.

Intangible assets subject to amortization at June 30, 2011 and associated amortization expense for the six months then ended is as follows:

	Gross		Net
	Carrying	Accumulated	Carrying	Amortization
	Amount	Amortization	Amount	Expense

Non-compete agreements	$6,033,000	$(764,200)	$5,268,800	$655,029
Customer relationships	3,654,000	(106,575)	3,547,425	91,350

	$9,687,000	$(870,775)	$8,816,225	$746,379

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
(Unaudited)

The non-compete agreement and customer relationship intangible assets have been allocated to our oilfield services segment and have estimated useful lives of 2.5 to 7 years for non-compete agreements and 20 years for the customer relationships. We also have trade name intangible assets associated with FDF that are not subject to amortization, which have a carrying balance of $4,760,000 as of June 30, 2011 and December 31, 2010. We did not have any such intangible assets prior to our acquisition of FDF.

The estimated amortization for the remainder of 2011 and each of the next five fiscal years is as follows:

July 1 — December 31, 2011	$746,378
2012	1,492,757
2013	1,086,057
2014	795,557
2015	795,557
2016 and thereafter	3,899,919

NOTE 6.	WAYPOINT TRANSACTION

In connection with the FDF acquisition, on November 23, 2010, we, through our wholly-owned subsidiary, Acquisition Inc., entered into a Preferred Stock and Warrant Purchase Agreement (“WayPoint Purchase Agreement”) with WayPoint Nytex, LLC (“WayPoint”), an unaffiliated third party, whereby, in exchange for $20,000,001 cash, we issued to WayPoint (collectively, the “WayPoint Transaction”) (i) 20,750 shares of Acquisition Inc. 14% Senior Series A Redeemable Preferred Stock, par value of $0.001 and an original stated amount of $1,000 per share (“Senior Series A Redeemable Preferred Stock”), (ii) one share of NYTEX Energy Series B Preferred Stock, par value of $0.001 per share, (iii) a warrant to purchase at $0.01 per share up to 35% of the then outstanding shares of the Company’s common stock (“Purchaser Warrant”), and (iv) a warrant to purchase at $0.01 per share an additional number of shares of the Company’s common stock so that, measured at the time of exercise, the number of shares of common stock issued to WayPoint represents 51% of the Company’s outstanding common stock on a fully-diluted basis (“Control Warrant”). The Control Warrant is exercisable upon meeting certain conditions, as defined in the WayPoint Purchase Agreement.

In addition, under the WayPoint Purchase Agreement, WayPoint was granted a put right that could require us to repurchase the Purchaser Warrant and Control Warrant from WayPoint at any time on or after the earlier of (i) the date on which a change of control occurs, as defined, (ii) the date on which an event of default occurs, as defined, (iii) the date on which we elect to redeem the Senior Series A Redeemable Preferred Stock, and (iv) the maturity date of the Senior Series A Redeemable Preferred Stock. The repurchase price is equal to the greater of (a) WayPoint’s aggregate equity ownership percentage in the Company as of the date the put right is exercised, multiplied by the fair value of the Company’s common stock and (b)(1) in the event that the put right is exercised before November 23, 2013, $30,000,000, or (2) in the event that the put right is exercised on or after November 23, 2013, $40,000,000.

Initial Accounting

Under the initial accounting, we separated the instruments issued under the WayPoint Purchase Agreement into component parts of the Senior Series A Redeemable Preferred Stock, the Series B Preferred Stock, the Purchaser Warrant, and the Control Warrant. We considered the put right to be inseparable from the Purchaser Warrant and Control Warrant and deemed them to be a derivative (each, a “WayPoint Warrant Derivative”). We estimated the fair value of each component as of the date of issuance. We initially assigned no value to the Control Warrant as it was contingently exercisable and the conditions for exercising had not been met. Since the WayPoint Warrant Derivative related to the Purchaser Warrant had a fair value in excess

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
(Unaudited)

of the net proceeds we received in the WayPoint Transaction at the date of issuance, no amounts were assigned to Senior Series A Redeemable Preferred Stock in the allocation of proceeds.

Due to the default under the WayPoint Agreement discussed below, the conditions to exercise the Control Warrant are deemed to have been met. Accordingly, we estimated the fair value of the Control Warrant at June 30, 2011 to be a liability of $8,640,000. The WayPoint Warrant Derivatives are included in derivative liabilities on the accompanying consolidated balance sheets as of June 30, 2011 and December 31, 2010.

Changes in fair value of the WayPoint Warrant Derivatives are included in other income (expense) in the consolidated statements of operations and are not taxable or deductible for income tax purposes.

Although no amounts were initially assigned to the Senior Series A Redeemable Preferred Stock, we accrete the total face amount, or $20,750,000, over the term of the instrument of 5.5 years as a liability on the consolidated balance sheet and a corresponding charge to accretion expense on the consolidated statement of operations. For the six months ended June 30, 2011, we recognized $1,886,364 of accretion expense respectively related to the Senior Series A Redeemable Preferred Stock.

Default Under WayPoint Purchase Agreement

Due to cross-default provisions with our Senior Facility and other covenant requirements, we are currently in default under the WayPoint Purchase Agreement. On April 14, 2011, WayPoint provided us with a formal written notice of default under the WayPoint Purchase Agreement. The amount reported on our consolidated balance sheets as of June 30, 2011 and December 31, 2010 related to the WayPoint Purchase Agreement includes derivative liabilities totaling $33,880,000 and $32,554,826, which are reported within current liabilities on our consolidated balance sheets. In addition, accrued expenses at June 30, 2011 include $1,452,500 of accrued and unpaid dividends on the Senior Series A Redeemable Preferred Stock.

On May 4, 2011, WayPoint provided formal written notice (“Put Notice”) to the Company of its election to cause the Company to (i) repurchase warrants issued to WayPoint that, in the aggregate, allow WayPoint to purchase that number of shares of the Company’s common stock to equal 51% of the Company’s fully diluted capital stock then outstanding, (ii) the 20,750 shares of Senior Series A Redeemable Preferred Stock of Acquisition Inc. owned by WayPoint, and (iii) one share of Series B Preferred Stock of the Company owned by WayPoint, for an aggregate purchase price of $30,000,000 within five business days following the date of the Put Notice. The Company did not have the funds available to satisfy this Put Notice in a timely manner, but continues to negotiate with WayPoint to remedy the defaults and resolve WayPoint’s demands in the Put Notice. As a result, WayPoint may seek certain remedies afforded to them under the WayPoint Purchase Agreement including the exercise of their Purchaser and Control Warrants. However, there are no assurances that the Company will be successful in these negotiations, and WayPoint has reserved all other rights, remedies, actions and powers to which WayPoint may be entitled.

NOTE 7.	DERIVATIVE LIABILITIES

The following summarizes our derivative liabilities at June 30, 2011 and December 31, 2010.

	June 30,	December 31,
	2011	2010

WayPoint Warrant Derivative — Purchaser Warrant	$25,240,000	$32,554,826
WayPoint Warrant Derivative — Control Warrant	8,640,000	—
Warrants — Series A Convertible Preferred Stock	2,740	1,573,560

Balance at end of period	$33,882,740	$34,128,386

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
(Unaudited)

The WayPoint Warrant Derivative — Purchaser Warrant and Control Warrant were initially recorded at their fair value of $19,253,071 and $0, respectively, on the date of issuance, November 23, 2010. At June 30, 2011, the carrying amount of the WayPoint Warrant Derivative — Purchaser Warrant and Control Warrant were adjusted to their respective fair value of $25,240,000 and $8,640,000, respectively, with a corresponding adjustment to operations. The WayPoint Warrant Derivatives are reported as a derivative liability — current portion on the accompanying consolidated balance sheets as of June 30, 2011 and December 31, 2010.

The agreement setting forth the terms of the warrants issued to the holders of the Company’s Series A Convertible Preferred Stock include an anti-dilution provision that requires a reduction in the instrument’s exercise price should subsequent at-market issuances of the Company’s common stock be issued below the instrument’s original exercise price of $2.00 per share. Accordingly, we consider the warrants to be a derivative; and, as a result, the fair value of the derivative is included as a derivative liability on the accompanying consolidated balance sheets as of June 30, 2011 and December 31, 2010.

Changes in fair value of the derivative liabilities are included as a separate line item within other income (expense) in the accompanying consolidated statement of operations for the six months ended June 30, 2011, and are not taxable or deductible for income tax purposes.

NOTE 8.	DEBT

A summary of our outstanding debt obligations as of June 30, 2011 and December 31, 2010 is presented as follows:

	June 30,	December 31,
	2011	2010

18% Bridge Loan due July 2011	$—	$234,919
9% Demand Notes due February 2011	—	237,458
0% Secured Equipment Loan due March 2011	—	2,098
3.75% Secured Equipment Loan due June 2011	—	1,388,807
6% Related Party Loan due September 2011	150,000	168,000
12% Convertible Debentures due October 2011	2,000,948	2,064,867
5.5% Mortgage Note due July 2012	335,916	343,696
7.41% Secured Equipment Loan due November 2013	—	10,149
5.75% Secured Equipment Loan due November 2013	36,202	43,086
9% Convertible Debentures due February 2014	1,173,013	—
7.41% Secured Equipment Loan due July 2015	—	19,765
Francis Promissory Note (non-interest bearing) due October 2015	432,267	478,710
Senior Facility — Term Loan due November 2015	10,737,172	11,857,144
Senior Facility — Revolver due November 2015	7,201,853	5,895,579
6% Secured Equipment Loan due December 2015	860,948	900,100
7.5% Secured Equipment Loan due February 2016	30,105	—
7.5% Secured Equipment Loan due March 2016	25,012	—
6.34% Secured Equipment Loan due April 2016	290,014	—
6.34% Secured Equipment Loan due June 2016	319,030	—

Total debt	23,592,480	23,644,378
Less: current maturities	(20,807,763)	(22,516,398)

Total long-term debt	$2,784,717	$1,127,980

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
(Unaudited)

Carrying values in the table above include net unamortized debt discount of $276,786 and $356,423 as of June 30, 2011 and December 31, 2010, respectively, which is amortized to interest expense over the terms of the related debt.

Senior Revolving Credit and Term Loan Facility

In connection with the FDF acquisition, on November 23, 2010, we entered into a senior secured revolving credit and term loan agreement (“Senior Facility”) with a bank providing for loans up to $24,000,000. The Senior Facility consists of a term loan in the amount of $12,000,000 and a revolving credit facility in an amount up to $12,000,000. The term loan bears an annual interest rate based on the higher of (i) the 30 day LIBOR plus 1%, or (ii) the Fed Funds rate plus 0.5%, plus a margin of 2.5% (3.74% at June 30, 2011). The term loan requires monthly payments of principal and interest based on a seven-year amortization of $142,857 with the remaining principal and any unpaid interest due in full at maturity on November 23, 2015. The revolving credit facility bears an annual interest rate based on the higher of (i) the 30 day LIBOR plus 1%, or (ii) the Fed Funds rate plus 0.5%, plus a margin of 1.75% (2.99% at June 30, 2011) and payments of interest only due monthly with the then outstanding principal and any unpaid interest due in full at maturity on November 23, 2015. Advances under the revolving credit facility may not exceed 85% of FDF’s eligible accounts receivable as defined in the Senior Facility.

Our loan agreements generally stipulate that we comply with certain reporting and financial covenants. These covenants include among other things, providing the lender, within set time periods, with financial information, notifying the lender of any change in management, limitations on the amount of capital expenditures, and maintaining certain financial ratios. As a result of the challenges incurred in integrating the FDF operations and due to higher than anticipated capital expenditures at FDF, we were unable to meet several reporting and financial covenants under our Senior Facility with PNC Bank measured as of November 30, 2010 and February 28, 2011. Failure to meet the loan covenants under the loan agreement constitutes a default and on April 13, 2011, PNC Bank, as lender, provided us with a formal written notice of default. PNC Bank did not commence the exercise of any of its other rights and remedies, which could include foreclosure on substantially all of FDF’s assets, but has expressly reserved all such rights. At June 30, 2011 and December 31, 2010, the outstanding principal balance of the amounts owed under the Senior Facility was $17,939,025 and $17,752,723, respectively, and is, because of this default, reported within current liabilities on the consolidated balance sheets at June 30, 2011 and December 31, 2010. We are currently in negotiations with the lender to remedy the defaults and obtain a waiver with respect to such defaults. However, there are no assurances that we will be successful in our negotiations with PNC Bank or that the conditions to any waiver will be satisfactory to us.

Other

In December 2010, we issued two demand notes totaling $237,000 related to our acquisition of certain oil and gas interests. The demand notes were due and payable on February 14, 2011 or upon demand by the holder and bear interest at a fixed rate of 9%. On February 14, 2011, we issued $973,013 of 9% Convertible Debentures (“9% Convertible Debenture”) due January 2014, of which $237,000 was issued in exchange for the demand notes due February 14, 2011. In April 2011, we issued an additional $200,000 of the 9% Convertible Debenture and closed the debenture offering. Interest only is payable monthly at the annual rate of 9% with any accrued and unpaid interest along with the unpaid principal due at maturity. The 9% Convertible Debenture is convertible into the Company’s common stock at any time at the fixed conversion price of $2.00 per share, subject to certain adjustments including stock dividends and stock splits. We have the option, at any time, to redeem the outstanding 9% Convertible Debentures in cash equal to 100% of the original principal amount plus accrued and unpaid interest.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
(Unaudited)

During the second quarter of 2011, we issued 76,667 shares of common stock related to conversions of the Company’s 12% Convertible Debentures.

NOTE 9.	COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain trucks, automobiles, equipment, and office space under non-cancelable operating leases which provide for minimum annual rentals. Future minimum obligations under these lease agreements at June 30, 2011 are as follows:

July 1, 2011 — December 31, 2011	$1,114,387
2012	1,889,344
2013	1,593,493
2014	1,466,023
2015	1,190,950
Thereafter	1,070,903

$8,325,100

Total lease rental expense for the six months ended June 30, 2011 and 2010 was $1,223,061 and $30,781, respectively.

Litigation

We may become involved from time to time in litigation on various matters, which are routine to the conduct of our business. We believe that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial position or operations, although any adverse decision in these cases, or the costs of defending or settling such claims, could have a material adverse effect on our financial position, operations, and cash flows.

On August 26, 2010, two suits were filed by Kevin Audrain and Lori Audrain d/b/a Drain Oil Company (“Plaintiffs”) against NYTEX Energy, one as Cause No. 39360 in the 84th District Court in Hutchinson County, Texas, and the other as Cause No. 10-122 in the 69th District Court in Moore County, Texas. Both suits were filed by Plaintiffs and both relate to 75.0% of certain producing oil and gas leaseholds in those counties of the Texas panhandle (the “Panhandle Field Producing Property”). On August 1, 2009, NYTEX Petroleum acquired and assumed operations of the Panhandle Field Producing Property from Plaintiffs. The Plaintiffs alleged that NYTEX Petroleum did not engage in a well re-completion (refrac) operation as required by the purchase document between Plaintiffs and NYTEX Petroleum (the “Purchase Document”). As a result of this alleged lack of performance, Plaintiffs believed that they were entitled to pursue repurchase of the Panhandle Field Producing Property in accordance with a buyback provision set forth in the Purchase Document. The Company had filed answers to both suits. On May 9, 2011, effective May 1, 2011, the Company entered into a Compromise Settlement Agreement and Release of All Claims agreement (the “Settlement”) with the Plaintiffs whereby both parties reached a full and final settlement of all claims to both suits. In exchange for the release of all claims to both suits, concurrent with the Settlement, the Company entered into a Purchase and Sale Agreement whereby the Company sold its entire interest in the Panhandle Field Producing Property to the Plaintiffs for the purchase price of $782,000, resulting in a loss on litigation settlement totaling $965,065 for the three months ended March 31, 2011.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
(Unaudited)

NOTE 10.	STOCKHOLDERS’ EQUITY

The authorized capital of NYTEX Energy consists of 200 million shares of common stock, par value $0.001 per share; 10 million shares of Series A Convertible Preferred Stock, par value $0.001 per share; and one share of Series B Preferred Stock, par value $0.001 per share. The holders of the Series A Convertible Preferred Stock are entitled to receive cumulative quarterly dividends equal to 9% of $1.00 per share, with such dividends in preference to the declaration or payment of any dividends to the holders of common stock. Further, dividends on the Series A Convertible Preferred Stock are cumulative so that if any previous or current dividend shall not have been paid, the deficiency shall first be fully paid before any dividend is to be paid on or declared on common stock. The holders of Series A Convertible Preferred Stock have the same voting rights and powers as the holders of common stock.

The holder of the Series B Preferred Stock is not entitled to receive dividends and is not entitled to any voting rights. However, the holder of the Series B Preferred Stock is entitled to elect two members of the Company’s board of directors.

During the second quarter of 2011, we issued 76,667 shares of common stock related to conversions of the Company’s 12% Convertible Debentures.

Private Placement — Series A Convertible Preferred Stock

In contemplation of the acquisition of FDF, in October 2010, we initiated a private placement of units each consisting of (i) 100,000 shares of our Series A Convertible Preferred Stock, and (ii) a warrant to purchase 30,000 shares of our common stock at an exercise price of $2.00 per share. Each unit was priced at $100,000. During the three months ended March 31, 2011, we issued 4.2 units for gross proceeds of $420,000 consisting of 420,000 shares of Series A Convertible Preferred Stock and warrants to purchase up to 126,000 shares of common stock. For the year ended December 31, 2010, we issued 55.8 units for gross proceeds of $5,580,000 consisting of 5,580,000 shares of Series A Convertible Preferred Stock and warrants to purchase up to 1,674,000 shares of common stock. At the conclusion of the private placement offering in January 2011, we had issued a total of 60 units for aggregate gross proceeds of $6,000,000.

The holders of the Series A Convertible Preferred Stock are entitled to payment of dividends at 9% of the purchase price per share of $1.00, with such dividends payable quarterly. Dividends are payable out of any assets legally available, are cumulative, and in preference to any declaration or payment of dividends to the holders of common stock. Each holder of Series A Convertible Preferred Stock may, at any time, convert their shares of Series A Convertible Preferred Stock into shares of common stock at an initial conversion ratio of one-to-one. Dividends payable related to the Series A Convertible Preferred Stock totaled $267,530 at June 30, 2011, and are reported in accounts payable on the consolidated balance sheet at June 30, 2011.

Warrants

In connection with the private placement offering of Series A Convertible Preferred Stock, during the three months ended March 31, 2011, we issued warrants to the holders to purchase up to 126,000 shares of common stock at an exercise price of $2.00 per share. The warrants may be exercised for a period of three years from the date of grant. The aggregate fair value of the warrants issued during the six months ended June 30, 2011 was $118,440, was determined using a Monte Carlo simulation, and was accounted for as a derivative liability on the accompanying consolidated balance sheets.

In addition, during the six months ended June 30, 2011, we issued warrants to purchase up to 16,800 shares of Series A Convertible Preferred Stock to the placement agent of the private placement offering of Series A Convertible Preferred Stock. The warrants may be exercised for a period of three years from date

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
(Unaudited)

of grant at an exercise price of $1.00 per share. The aggregate fair value of the warrants on the date of grant was approximately $15,792 using the Monte Carlo simulation.

The fair value of warrants was determined using the Black-Scholes option pricing model and the Monte Carlo simulation. The expected term of the warrant is estimated based on the contractual term or an expected time-to-liquidity event. The volatility assumption is estimated based on expectations of volatility over the term of the warrant as indicated by implied volatility. The risk-free interest rate is based on the U.S. Treasury rate for a term commensurate with the expected term of the warrant. The aggregate fair value of the warrants issued during the six months ended June 30, 2011 totaled approximately $134,200 and was determined using the following weighted average attributes and assumptions: risk-free interest rate of 1.62%, expected dividend yield of 0%, expected term of 5.5 years, and expected volatility of 55%. A summary of warrant activity for the six months ended June 30, 2011 and 2010 is as follows:

	Six Months Ended June 30,
	2011		2010
		Weighted		Weighted
		Average		Average
	Warrants	Exercise Price	Warrants	Exercise Price

Outstanding at beginning of period	44,061,330	$0.18	5,798,502	$0.50
Issued	142,800	1.88	87,400	0.50
Adjustment for WayPoint Warrant(1)	3,550,130	0.01	—	—
Exercised	—	—	—	—
Forfeited or expired	—	—	—	—

Outstanding at end of period	47,754,260	$0.16	5,885,902	$0.50

(1)	The WayPoint Purchase Agreement allows WayPoint to purchase shares of the Company’s common stock equal to 51% of the Company’s fully diluted common stock then outstanding.

NOTE 11.	FAIR VALUE MEASURMENTS

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. We utilize a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable.

•	Level 1 — Quoted prices in active markets for identical assets or liabilities. These are typically obtained from real-time quotes for transactions in active exchange markets involving identical assets.

•	Level 2 — Quoted prices for similar assets and liabilities in active markets; quoted prices included for identical or similar assets and liabilities that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. These are typically obtained from readily-available pricing sources for comparable instruments.

•	Level 3 — Unobservable inputs, where there is little or no market activity for the asset or liability. These inputs reflect the reporting entity’s own beliefs about the assumptions that market participants would use in pricing the asset or liability, based on the best information available in the circumstances.

As discussed in Notes 6, 7, and 10, we consider certain of our warrants to be derivatives, and, as a result, the fair value of the derivative liabilities are reported on the accompanying consolidated balance sheets. We

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
(Unaudited)

value the derivative liabilities using a Monte Carlo simulation which contains significant unobservable, or Level 3, inputs. The use of valuation techniques requires us to make various key assumptions for inputs into the model, including assumptions about the expected behavior of the instruments’ holders and expected future volatility of the price of our common stock. At certain common stock price points within the Monte Carlo simulation, we assume holders of the instruments will convert into shares of our common stock. In estimating the fair value, we estimated future volatility by considering the historic volatility of the stock of a selected peer group over a five year period.

For the six months ended June 30, 2011, the fair value of the derivative liabilities decreased by an aggregate $364,086, and was recorded within other income (expense) in the accompanying consolidated statements of operations.

Financial assets and liabilities measured at fair value on a recurring basis are summarized below:

	Carrying Amount	Level 1	Level 2	Level 3

Derivative liabilities	$33,882,740	$—	$—	$33,882,740

Included below is a summary of the changes in our Level 3 fair value measurements:

Balance, December 31, 2010	$34,128,386
Change in derivative liabilities	(364,086)
Issuance of warrant derivative	118,440

Balance, June 30, 2011	$33,882,740

The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable, and accrued expenses reported on the accompanying consolidated balance sheets approximates fair value due to their short-term nature. The fair value of debt is the estimated amount we would have to pay to repurchase our debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at each balance sheet date. Debt fair values are based on quoted market prices for identical instruments, if available, or based on valuations of similar debt instruments. As of June 30, 2011 and December 31, 2010, we estimate the fair value of our debt to be $23,365,532 and $23,738,511, respectively. We estimate the fair value of our Senior Series A Redeemable Preferred Stock to be $22,400,000 and $20,750,000, respectively, as of June 30, 2011 and December 31, 2010.

NOTE 12.	INCOME TAXES

Income tax benefit was $773,485 for the six months ended June 30, 2011 as compared to no income tax benefit or provision for the six months ended June 30, 2010. The change in income tax benefit for the six months ended June 30, 2011, compared to the prior year period ended June 30, 2010, was primarily the result of our acquisition of FDF and related differences in the mix of our pre-tax earnings and losses. At June 30, 2011, we had deferred income tax assets of $11,117,845 and a valuation allowance of $9,819,153 resulting in an estimated recoverable amount of deferred income tax assets of $1,298,692. This reflects a net increase of the valuation allowance of $695,128 from the December 31, 2010 balance of $9,124,025.

The balances of the valuation allowance as of June 30, 2011 and December 31, 2010 were $9,819,153 and $9,124,025, respectively. The anticipated effective income tax rate is expected to continue to differ from the Federal statutory rate of 34% primarily due to the effect of state income taxes, permanent differences between book and taxable income, changes to the valuation allowance, and certain discrete items.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
(Unaudited)

NOTE 13.	EARNINGS PER SHARE

Income (loss) per common share is calculated by dividing the net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding. The following table reconciles net loss and common shares outstanding used in the calculations of basic and diluted net loss per share.

	For the Six Months Ended June 30,
	2011	2010

Numerator:
Net loss	$(5,406,593)	$(571,460)
Attributable to preferred stockholders	(267,530)	—

Net loss attributable to common stockholders	$(5,674,123)	$(571,460)

Denominator:
Weighted average common shares outstanding, basic	26,248,461	19,199,554
Attributable to participating securities	—	—

Shares used in calculating basic and diluted loss per share	26,248,461	19,199,554

Basic and diluted loss per share	$(0.22)	$(0.03)

Basic earnings per share amounts are computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share amounts are computed by dividing net income or loss by the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Diluted earnings per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is anti-dilutive, thereby reducing the loss or increasing the income per common share.

Because a net loss was incurred during the six months ended June 30, 2011 and during the six months ended June 30, 2010, dilutive instruments including the warrants produce an antidilutive net loss per share result. These excluded shares totaled 50,241,442 for the six months ended June 30, 2011, and 5,980,902 for the six months ended June 30, 2010. Therefore, the diluted loss per share reported in the accompanying consolidated statements of operations for the six months ended June 30, 2011 and 2010 are the same as the basic loss per share amounts.

NOTE 14.	SEGMENT INFORMATION

Our primary business segments are vertically integrated within the oil and gas industry. These segments are separately managed due to distinct operational differences and unique technology, distribution, and marketing requirements. Our two reportable operating segments are oil and gas exploration and production and oilfield services. The oil and gas exploration and production segment explores for and produces natural gas, crude oil, condensate, and NGLs. The oilfield services segment, which consists solely of the operations of FDF, provides drilling, completion, and specialized fluids, dry drilling and completion products, technical services, industrial cleaning services, transportation, storage and handling of liquid and dry drilling products, and equipment rental for the oil and gas industry.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
(Unaudited)

The following tables present selected financial information of our operating segments for the six months ended June 30, 2011. Information presented below as “Corporate and Intersegment Eliminations” includes results from operating activities that are not considered operating segments, as well as corporate and certain financing activities. Prior to the acquisition of FDF, we operated as a single segment enterprise. Accordingly, we do not present segment information for the six months ended June 30, 2010.

For the six months ended June 30, 2011, we had two customers that accounted for more than 10% of our total consolidated revenues: Baker Hughes — 21% and Halliburton Energy Services — 12%.

			Corporate and
	Oil Field		Intersegment
	Services	Oil & Gas	Eliminations	Total

As of June 30, 2011:
Current Assets	$14,697,690	$363,538	$1,420,539	$16,481,767
Property, plant, and equipment, net	43,350,495	73,401	—	43,423,896
Goodwill / intangible assets	18,134,619	—	—	18,134,619
Deferred financing cost	667,709	—	1,148,609	1,816,318
Other assets	112,868	59,296	—	172,164

Total assets	$76,963,381	$496,235	$2,569,148	$80,028,764

Current liabilities	$64,610,092	$905,737	$3,203,516	$68,719,345
Long-term debt	1,318,599	1,217,904	248,214	2,784,717
Senior Series A redeemable preferred stock	2,284,596	—	—	2,284,596
Warrant derivative	—	—	2,740	2,740
Deferred income taxes	12,724,659	97,398	519,169	13,341,226
Stockholder’s deficit	(3,974,565)	(1,724,804)	(1,404,491)	(7,103,860)

Total liabilities and stockholder’s deficit	$76,963,381	$496,235	$2,569,148	$80,028,764

Additions to long-lived assets	$4,000,292	$19,862	$—	$4,020,154

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
(Unaudited)

			Corporate and
	Oil Field		Intersegment
	Services	Oil and Gas	Eliminations	Total

Six Months Ended June 30, 2011:
Revenues:
Oil field services	$35,402,830	$—	$—	$35,402,830
Drilling fluids	4,626,742	—	—	4,626,742
Oil & gas	—	291,226	—	291,226
Other	—	130,490	—	130,490

Total Revenues	40,029,572	421,716	—	40,451,288
Expenses and other, net:
Cost of goods sold — drilling fluids	1,468,316	—	—	1,468,316
Lease operating expenses	—	56,844	—	56,844
Depreciation, depletion, and amortization	4,319,753	41,678	—	4,361,431
Selling, general and administrative expenses	32,984,233	1,097,706	1,794,216	35,876,155
Loss on litigation settlement	—	965,065	—	965,065
(Gain) loss on sale of assets	(27,654)	5,004	—	(22,650)
Interest income	—	—	(386)	(386)
Interest expense	1,958,586	46,626	341,401	2,346,613
Accretion of preferred stock	1,886,364	—	—	1,886,364
Change in fair value of derivative liabilities	1,325,174	—	(1,689,260)	(364,086)
Other	17,700	—	—	17,700

Total expenses and other, net	43,932,472	2,212,923	445,971	46,591,366

Loss before income taxes	(3,902,900)	(1,791,207)	(445,971)	(6,140,078)
Income tax benefit	733,485	—	—	733,485

Net loss	$(3,169,415)	$(1,791,207)	$(445,971)	$(5,406,593)

*****

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of directors and Stockholders of
NYTEX Energy Holdings, Inc.

We have audited the accompanying consolidated balance sheets of NYTEX Energy Holdings, Inc. and subsidiaries (the “Company”), as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NYTEX Energy Holdings, Inc. and subsidiaries, as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company is not in compliance with certain loan covenants related to two debt agreements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/  Whitley Penn LLP

Dallas, Texas
April 15, 2011

NYTEX ENERGY HOLDINGS, INC.

Consolidated Balance Sheets

	At December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$209,498	$18,136
Accounts receivable, net	12,230,782	82,124
Inventories	1,237,149	—
Prepaid expenses and other	2,028,968	—
Deferred tax asset, net	13,487	—

Total current assets	15,719,884	100,260
Property, plant, and equipment, net	45,156,873	1,075,468
Other assets:
Deferred financing costs	2,014,561	—
Intangible assets	14,322,604	—
Goodwill	4,558,394	—
Investments in unconsolidated subsidiaries	—	1,479,159
Deposits and other	169,752	68,640

Total assets	$81,942,068	$2,723,527

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,907,001	$511,624
Accrued expenses	3,327,030	131,201
Revenues payable	36,345	33,684
Wells in progress	403,415	163,891
Deferred revenue	46,665	46,665
Derivative liability — current portion	32,554,826	—
Debt — current portion	22,516,398	1,148,363

Total current liabilities	66,791,680	2,035,428
Other liabilities:
Debt	1,127,980	9,807
Senior Series A redeemable preferred stock	398,232	—
Derivative liabilities	1,573,560	—
Asset retirement obligations	50,078	40,883
Deferred tax liabilities	14,215,838	—

Total liabilities	84,157,368	2,086,118
Commitments and contingencies (Note 12)
Stockholders’ equity (deficit):
Preferred stock, Series A convertible, $0.001 par value; 10,000,000 shares authorized; 5,580,000 and no shares issued and outstanding at December 31, 2010 and 2009, respectively	5,580	—
Preferred stock, Series B, $0.001 par value; 1 share authorized; 1 and no shares issued and outstanding at December 31, 2010 and 2009, respectively	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 26,219,665 and 19,129,123 shares issued and outstanding at December 31, 2010 and 2009, respectively	26,219	19,129
Additional paid-in capital	24,750,200	7,911,434
Accumulated deficit	(26,997,299)	(7,293,154)

Total stockholders’ equity (deficit)	(2,215,300)	637,409

Total liabilities and stockholders’ equity (deficit)	$81,942,068	$2,723,527

See accompanying Notes to Consolidated Financial Statements

NYTEX ENERGY HOLDINGS, INC.

Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009

Revenues:
Oilfield services	$6,031,455	$—
Drilling fluids	1,059,008	—
Oil and gas	204,906	206,026
Other	576,981	361,533

Total revenues	7,872,350	567,559
Operating expenses:
Cost of goods sold — drilling fluids	437,230	—
Oil & gas lease operating expenses	143,361	331,893
Depreciation, depletion, and amortization	772,826	83,457
Selling, general, and administrative expenses	10,919,713	2,294,597
Impairment of long-lived assets	—	147,474
Gain on sale of assets, net	(466,902)	—

Total operating expenses	11,806,228	2,857,421

Loss from operations	(3,933,878)	(2,289,862)
Other income (expense):
Interest income	1,230	686
Interest expense	(832,164)	(170,486)
Change in fair value of derivative liabilities	(13,301,755)	—
Accretion of preferred stock liability	(398,232)	—
Equity in loss of unconsolidated subsidiaries	(317,158)	(897,834)
Loss on sale of unconsolidated subsidiary	(870,750)	—
Other	5,141	—

Total other expense	(15,713,688)	(1,067,634)

Loss before income taxes	(19,647,566)	(3,357,496)
Income tax benefit (provision)	(3,299)	—

Net loss	(19,650,865)	(3,357,496)
Preferred stock dividends	(53,280)	—

Net loss attributable to common stockholders	$(19,704,145)	$(3,357,496)
Net loss per share, basic and diluted	$(0.98)	$(0.18)

Weighted average shares outstanding, basic and diluted	20,149,999	18,688,976

See accompanying Notes to Consolidated Financial Statements

NYTEX ENERGY HOLDINGS, INC.

Consolidated Statement of Stockholders’ Equity (Deficit)

	Series A Convertible		Series B				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amounts	Shares	Amounts	Shares	Amounts	Capital	Deficit	Total

Balance at December 31, 2008	—	$—	—	$—	18,068,372	$18,068	$5,734,956	$(3,935,658)	$1,817,366
Issuance of common stock and warrants					1,060,751	1,061	2,105,941		2,107,002
Shares to be issued at maturity of loan							70,537		70,537
Net loss								(3,357,496)	(3,357,496)

Balance at December 31, 2009	—	—	—	—	19,129,123	19,129	7,911,434	(7,293,154)	637,409
Issuance of common stock and warrants					91,200	91	181,009		181,100
Shares issued for share-based compensation and services					871,337	871	1,014,654		1,015,525
Shares and warrants issued with 12% convertible debenture					45,000	45	207,661		207,706
Shares issued in connection with acquisitions					6,023,630	6,024	11,197,928		11,203,952
Shares issued at maturity of debt					59,375	59	(59)		—
Warrants issued to private placement agent							778,769		778,769
Warrants issued for short-term loan							8,934		8,934
Issuance of Series A Convertible Preferred Stock	5,580,000	5,580					3,449,869		3,455,449
Issuance of Series B preferred stock in connection with acquisition			1	—			1		1
Dividends on Series A convertible preferred stock								(53,280)	(53,280)
Net loss								(19,650,865)	(19,650,865)

Balance at December 31, 2010	5,580,000	$5,580	1	$—	26,219,665	$26,219	$24,750,200	$(26,997,299)	$(2,215,300)

See accompanying Notes to Consolidated Financial Statements

NYTEX ENERGY HOLDINGS, INC.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009

Cash flows from operating activities:
Net loss	$(19,650,865)	$(3,357,496)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	772,826	83,457
Equity in loss of unconsolidated subsidiaries	317,158	897,834
Impairment of long-lived assets	—	147,474
Bad debt expense	21,272	—
Share-based compensation	1,015,525	—
Deferred income taxes	(10,311)	—
Accretion of discount on asset retirement obligations	4,080	27,652
Amortization of debt discount	134,073	—
Amortization of deferred financing fees	35,766	58,781
Accretion of Senior Series A redeemable preferred stock liability	398,232	—
Change in fair value of derivative liabilities	13,301,755	—
Loss on disposal, net	403,848	—
Change in working capital:
Accounts receivable	1,111,958	(47,629)
Inventories	103,050	—
Prepaid expenses and other	10,305	(52,529)
Accounts payable and accrued expenses	827,136	523,380
Other liabilities	150,037	(377,013)

Net cash used in operating activities	(1,054,155)	(2,096,089)

Cash flows from investing activities:
Acquisitions, net of cash acquired	(40,802,873)	—
Investments in oil and gas properties	(28,161)	(855,168)
Investments in unconsolidated subsidiaries	(108,750)	(283,796)
Additions to property, plant, and equipment	(1,886,205)	(17,067)
Proceeds from divestitures	1,259,408	—

Net cash used in investing activities	(41,566,581)	(1,156,031)

Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants	181,100	2,107,002
Proceeds from the issuance of Series A convertible preferred stock	5,029,011	—
Proceeds from the issuance of 12% convertible debentures	2,150,000	—
Proceeds from the issuance of derivative liability	19,253,071	—
Borrowings under notes payable	27,684,343	963,450
Payments on notes payable	(10,213,869)	(100,280)
Issuance costs	(1,271,558)	—

Net cash provided by financing activities	42,812,098	2,970,172

Net increase (decrease) in cash and cash equivalents	191,362	(281,948)
Cash and cash equivalents at beginning of year	18,136	300,084

Cash and cash equivalents at end of year	$209,498	$18,136

See accompanying Notes to Consolidated Financial Statements

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements

NOTE 1.	NATURE OF BUSINESS

NYTEX Energy Holdings, Inc. (“NYTEX Energy”) is an energy holding company with operations centralized in two wholly-owned subsidiaries, NYTEX Petroleum, Inc. (“NYTEX Petroleum”), an exploration and production company concentrating on the acquisition and development of crude oil and natural gas reserves, and Francis Drilling Fluids, Ltd., (“Francis Drilling Fluids,” or “FDF”), a full-service provider of drilling, completion, and specialized fluids, dry drilling and completion products, technical services, industrial cleaning services, and equipment rental for the oil and gas industry. On September 8, 2010, we completed the disposition of our noncontrolling interest in Supreme Vacuum Services, Inc., an oilfield fluid service company specializing in drilling and production fluids transportation, sales, and storage. On November 23, 2010, through our newly-formed and wholly-owned subsidiary, NYTEX FDF Acquisition, Inc. (“Acquisition Inc.”), we acquired 100% of the membership interests of Francis Oaks, LLC (“Oaks”) and its wholly-owned operating subsidiary, FDF (together with Oaks, the “Francis Group”). The Francis Group has no other assets or operations other than FDF (See Note 6). NYTEX Energy and subsidiaries are collectively referred to herein as the “Company,” “we,” “us,” and “our.”

NYTEX Energy, formerly known as Clear Sight Holdings, Inc. (“Clear Sight”), is a Delaware corporation originally incorporated on January 19, 1988 as Kismet, Inc. (“Kismet”); Kismet was renamed Clear Sight on October 16, 2006. NYTEX Energy conducted no operations until October 31, 2008, at which time its newly-formed and wholly-owned subsidiary, NYTEX Petroleum, a Delaware corporation, acquired the business and operations of NYTEX Petroleum, LLC (“NYTEX Petroleum LLC”), a Texas limited liability company. In the exchange, all of the NYTEX Petroleum LLC members transferred their membership units of NYTEX Petroleum LLC to NYTEX Petroleum in exchange for Common Stock shares of NYTEX Energy (parent company of NYTEX Petroleum). For accounting purposes this combination was treated as a “reverse acquisition”, with NYTEX Petroleum LLC treated as the acquiring company. After the exchange, the former NYTEX Petroleum LLC members owned 25,979,207 shares and two executives owned 4,053,700 shares (collectively 93%) of the outstanding Common Stock of NYTEX Energy. The remaining 2,254,087 shares (7%) were owned by the pre-stock exchange NYTEX Energy shareholders and are reflected as an exchange of Common Stock shares.

NYTEX Petroleum LLC, originally formed on March 21, 2006, focused on fee-based administration and management services related to oil and gas properties, while also engaging in the acquisition, promotion of and participation in the drilling of crude oil and natural gas wells. NYTEX Petroleum will continue its fee-based energy services for existing and future energy funds, with the planned growth focusing primarily on exploration and production.

As more fully described in Note 6, through our wholly-owned subsidiary Supreme Oilfield Services, Inc. (“Supreme Oilfield”), a holding company for our investment in Supreme Vacuum Services, Inc. (“Supreme Vacuum”), we disposed of our noncontrolling interest in Supreme Vacuum on September 8, 2010.

NYTEX Energy and its wholly owned subsidiaries are headquartered in Dallas, Texas.

Liquidity and Events of Default

Our loan agreements generally stipulate that we comply with certain reporting and financial covenants. These covenants include among other things, providing the lender, within set time periods, with financial information, notifying the lender of any change in management, limitations on the amount of capital expenditures, and maintaining certain financial ratios. As a result of the challenges incurred in integrating the FDF operations and due to higher than anticipated capital expenditures at FDF, we were unable to meet several reporting and financial covenants under our senior revolving credit and term loan facility (“Senior Facility”) with PNC Bank measured as of November 30, 2010 and February 28, 2011. Failure to meet the loan covenants under the loan agreement constitutes a default and on April 13, 2011, PNC Bank, as lender, provided us with

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

a formal written notice of default. PNC Bank did not commence the exercise of any of their respective other rights and remedies, but expressly reserved all such rights. At December 31, 2010, the outstanding principal balance of the amounts owed under the Senior Facility was $17,752,723, and is, because of this default, reported within current liabilities on the consolidated balance sheet. We are currently in negotiations with the lender to remedy the defaults which include management’s plans to enhance our current liquidity through delaying or stopping capital expenditures through the first half of 2011 and improvements to the results of operations. However, there are no assurances that we will be successful in our negotiations with PNC Bank.

In addition, due to cross-default provisions and other covenant requirements, we are also in default under the WayPoint Purchase Agreement. The amount reported on our consolidated balance sheet as of December 31, 2010 related to the WayPoint Purchase Agreement includes a derivative liability totaling $32,554,826, which is reported within current liabilities on our consolidated balance sheet. As a result, WayPoint may seek certain remedies afforded to them under the WayPoint Purchase Agreement including (i) declare the entire unpaid principal amount of the Senior Series A Redeemable Preferred Stock due and payable, (ii) exercise their Control Warrant, or (iii) exercise their put right. We are currently in negotiations with WayPoint to remedy the events of noncompliance and modify the loan agreement. However, there are no assurances that we will be successful in our negotiations with WayPoint.

We cannot be certain that our existing sources of cash will be adequate to meet our liquidity requirements including cash requirements that may be due under either the Senior Facility or the WayPoint Purchase Agreement. However, management has implemented plans to improve liquidity through slowing or stopping certain planned capital expenditures, through the sale of selected assets deemed unnecessary to our business, and improvements to results from operations. There can be no assurance that we will be successful with our plans or that our results of operations will materially improve in either the short-term or long-term and accordingly, we may be unable to meet our obligations as they become due.

A fundamental principle of the preparation of financial statements in accordance with generally accepted accounting principles is the assumption that an entity will continue in existence as a going concern, which contemplates continuity of operations and the realization of assets and settlement of liabilities occurring in the ordinary course of business. This principle is applicable to all entities except for entities in liquidation or entities for which liquidation appears imminent. In accordance with this requirement, our policy is to prepare our consolidated financial statements on a going concern basis unless we intend to liquidate or have no other alternative but to liquidate. Our consolidated financial statements have been prepared on a going concern basis and do not reflect any adjustments that might specifically result from the outcome of this uncertainty.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. The consolidated financial statements include the accounts of NYTEX Energy and entities in which it holds a controlling interest. All intercompany transactions have been eliminated.

Investments in non-controlled entities over which we have the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. In applying the equity method of accounting, the investments are initially recognized at cost, and subsequently adjusted for our proportionate share of earnings and losses and distributions. Certain prior-period amounts have been reclassified to conform to the current-year presentation.

All references to the Company’s outstanding common shares and per share information have been adjusted to give effect to the one-for-two reverse stock split effective November 1, 2010.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, we review these estimates based on information that is currently available. Changes in facts and circumstances may cause us to revise our estimates.

The most significant estimates relate to revenue recognition, depreciation, depletion and amortization, the assessment of impairment of long-lived assets and oil and gas properties, income taxes, and fair value. Actual results could differ from estimates under different assumptions and conditions, and such results may affect operations, financial position, or cash flows.

Cash and Cash Equivalents

We consider all demand deposits, money market accounts, and highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents reported on the consolidated balance sheet approximates fair value. We maintain funds in bank accounts which, from time to time, exceed federally insured limits.

Accounts Receivable

We provide credit in the normal course of business to our customers and perform ongoing credit evaluations of those customers. We maintain an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information. A portion of our receivables are from the operators of producing wells in which we maintain ownership interests. These operators market our share of crude oil and natural gas production. The ability to collect is dependent upon the general economic conditions of the purchasers/participants and the oil and gas industry. At December 31, 2010, accounts receivable are shown net of allowance for doubtful accounts of $21,272. We did not have an allowance for doubtful accounts as of December 31, 2009.

Inventory

Inventory consists of dry materials used in mixing oilfield drilling fluids and liquid drilling fluids mixed and ready for delivery to the drilling rig location. The dry materials are carried at the lower of cost or market, principally on the first-in, first-out basis. The liquid drilling materials are valued at standard cost which approximates actual cost on a first-in, first-out basis, not to exceed market value. Inventories amounted to $1,237,149 at December 31, 2010 and are attributable to our FDF business. We did not have any inventory at December 31, 2009.

Property, plant, and equipment

Property, plant, and equipment are recorded at cost less accumulated depreciation, depletion, and amortization (“DD&A”). Costs of improvements that appreciably improve the efficiency or productive capacity of existing properties or extend their lives are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or sale, the cost of properties and equipment, net of the related accumulated DD&A, is removed and, if appropriate, gain or loss is recognized in the respective period’s consolidated statement of operations.

For our oil and gas properties, we follow the successful efforts method of accounting for oil and gas exploration and development costs. Under this method of accounting, all property acquisition costs and costs of exploratory wells are capitalized when incurred, pending determination of whether additional proved

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

reserves are found. If an exploratory well does not find additional reserves, the costs of drilling the well are charged to expense. The costs of development wells, whether productive or nonproductive, are capitalized. Geological and geophysical costs on exploratory prospects and the costs of carrying and retaining unproved properties are expensed as incurred.

Long-lived Assets

Long-lived assets are reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If it is determined that the carrying amount may not be recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. We consider projected future undiscounted cash flows, trends, strategic decisions regarding future development plans, and other factors in our assessment of whether impairment conditions exist. While we believe our estimates of future cash flows are reasonable, different assumptions regarding factors such as the price of oil and gas, production volumes and costs, drilling activity, and economic conditions could significantly affect these estimates.

We evaluate impairment of our oil and gas properties on a property-by-property basis and estimate the fair value based on discounted cash flows expected to be generated from the production of proved reserves. At December 31, 2009, the analysis indicated that certain proved properties were impaired, in that their carrying value was greater than fair value. As a result, for the year ended December 31, 2009, the Company reduced its proved properties value by $147,474 by recording a non-cash impairment charge in operating expenses. We did not have any impairment charges for the year ended December 31, 2010.

Wells in Progress

We record a liability for funds held on behalf of outside investors in oil and gas exploration projects, which are to be paid to the project operator as capital expenditures are billed. The liability is reduced as we make payments on behalf of those outside investors to the operator of the project.

Goodwill and Acquired Intangible Assets

We record the difference between the purchase price and the fair value of the net assets acquired in a business combination as goodwill. Goodwill is not amortized; rather, it is measured for impairment annually, or more frequently if conditions indicate an earlier review is necessary. If the estimated fair value of goodwill is less than the carrying value, goodwill is impaired and written down to its estimated fair value.

Acquired intangibles are recorded at fair value as of the date acquired and consist of noncompete agreements, customer relationships, and the FDF trade name. We amortize acquired intangibles with finite lives on a straight-line basis over estimated useful lives of 5 to 20 years, and we include the amortization in DD&A. We evaluate the recoverability of intangible assets annually or whenever events or changes in circumstances indicate that an intangible asset’s carrying value may not be recoverable.

Asset Retirement Obligations

We recognize liabilities for retirement obligations associated with tangible long-lived assets, such as producing well sites when there is a legal obligation associated with the retirement of such assets and the amount can be reasonably estimated. The initial measurement of an asset retirement obligation is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to the associated property and equipment on the consolidated balance sheet. If the fair value of a recorded asset retirement

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

obligation changes, a revision is recorded to both the asset retirement obligation and the asset retirement cost. The asset retirement cost is depreciated using a systematic and rational method similar to that used for the associated property and equipment.

Fair Value Measurements

Certain of our assets and liabilities are measured at fair value at each reporting date. Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants. This price is commonly referred to as the “exit price”.

Fair value measurements are classified according to a hierarchy that prioritizes the inputs underlying the valuation techniques. This hierarchy consists of three broad levels. Level 1 inputs on the hierarchy consist of unadjusted quoted prices in active markets for identical assets and liabilities and have the highest priority. Level 2 measurements are based on inputs other than quoted prices that are generally observable for the asset or liability. Common examples of Level 2 inputs include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in markets not considered to be active. Level 3 measurements have the lowest priority and are based upon inputs that are not observable from objective sources. The most common Level 3 fair value measurement is an internally developed cash flow model. We use appropriate valuation techniques based on the available inputs to measure the fair values of our assets and liabilities. When available, we measure the fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value.

The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable, and accrued expenses reported on the accompanying consolidated balance sheets approximates fair value due to their short-term nature. The fair value of debt is the estimated amount we would have to pay to repurchase our debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at each balance sheet date. Debt fair values are based on quoted market prices for identical instruments, if available, or based on valuations of similar debt instruments. As of December 31, 2010 and 2009, we estimate the fair value of our debt to be $23,738,511 and $1,158,170, respectively. We estimate the fair value of our Senior Series A Redeemable Preferred Stock to be $20,750,000 as of December 31, 2010.

Non-financial assets and liabilities initially measured at fair value include certain assets and liabilities acquired in a business combination, intangible assets and goodwill, and asset retirement obligations.

See Note 14 for fair value measurements included in our accompanying consolidated balance sheets.

Revenue Recognition

Revenues from the sale of drilling fluid products and oilfield services are recorded at the time products are sold or services are provided to third parties at a fixed or determinable price, delivery or performance has occurred, title has transferred and collectability of the revenue is probable. We recognize revenues for promoting certain oil and gas exploration projects and administering the ownership interests of investors in those projects. Administration fees are deferred on the balance sheet as the project is undertaken. As administration services are performed, deferred administration fees are recognized as revenue when each discrete phase of a project is completed and the services have been completed.

Revenues from the sales of natural gas and crude oil are recorded when product delivery occurs and title and risk of loss pass to the customer, the price is fixed or determinable, and collection is reasonably assured.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses are summarized below for the years ended December 31, 2010 and 2009:

	December 31,
	2010	2009

Salary, wages, and benefits	$4,051,119	$1,114,674
Legal, accounting, and professional fees	1,945,787	659,356
Acquisition-related expenses	1,247,997	—
Contract labor	254,917	72,490
Rent and operating lease expenses	253,957	60,113
Insurance	326,461	28,274
Fuel	806,752	—
Other	2,032,723	359,690

	$10,919,713	$2,294,597

Share Based Compensation

We grant share-based awards to acquire goods and/or services, to members of our Board of directors, and to selected employees. All such awards are measured at fair value on the date of grant and are recognized as a component of selling, general, and administrative expenses in the accompanying consolidated statements of operations over the applicable requisite service periods.

Income Taxes

We are subject to current income taxes assessed by the federal and various state jurisdictions in the United States. In addition, we account for deferred income taxes related to these jurisdictions using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for the future tax benefits attributable to the expected utilization of existing tax net operating loss carryforwards and other types of carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

We recognize the financial statement effects of tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. Recognized tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with a taxing authority. We have not taken a tax position that, if challenged, would have a material effect on the consolidated financial statements or the effective tax rate for the years ended December 31, 2010 and 2009. There were no interest and penalties related to unrecognized tax positions for the years ended December 31, 2010 and 2009. The tax years subject the examination by tax jurisdictions in the United States are 2007 to 2010.

Net Loss Per Common Share

Basic loss per share amounts have been computed based on the average number of shares of Common Stock outstanding for the period. Diluted loss per share is calculated using the treasury stock method to reflect the potential dilution that could occur if dilutive share-based instruments were exercised.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

On November 1, 2010, we effected a one-for-two reverse stock split to common shareholders. All share and per share information referenced and presented within this filing has been retroactively adjusted to reflect the reverse stock split.

Recently Issued Accounting Standards

In December 2010, the FASB issued guidance to improve disclosures of supplementary pro forma information for business combinations. The guidance specifies that if an entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. This guidance also expands the supplemental pro forma disclosures required to include a description of the nature and amount of material nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. In the event that we acquire companies significant to our operations in the future, we expect that the adoption of the guidance will have an impact on the disclosures within our consolidated financial statements.

NOTE 3.	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2010 and 2009 consist of the following:

	December 31,
	2010	2009

Trade receivables	$11,833,532	$4,342
Other	418,522	77,782

Total accounts receivable	12,252,054	82,124
Allowance for doubtful accounts	(21,272)	—

Accounts receivable, net	$12,230,782	$82,124

NOTE 4.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment at December 31, 2010 and 2009 consist of the following:

	December 31,
	2010	2009

Land	$2,180,000	$—
Plant, machinery & equipment	36,587,798	50,055
Construction in progress	5,165,424	—
Oil and gas properties	1,951,312	1,133,370

Total property, plant, & equipment	45,884,534	1,183,425
Accumulated DD&A	(727,661)	(107,957)

Property, plant, & equipment, net	$45,156,873	$1,075,468

Depreciation, depletion, and amortization related to our property, plant, and equipment was $648,430 and $77,011 for the years ended December 31, 2010 and 2009, respectively.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

NOTE 5.	BUSINESS COMBINATIONS

Francis Drilling Fluids

On November 23, 2010, we acquired 100% of the Francis Group, including its wholly-owned operating subsidiary, FDF (herein, referred to as “FDF”). Total consideration transferred was $51,833,686 and consisted of cash of $41,299,891, 5,407,339 shares of NYTEX Energy Common Stock at an estimated fair value of $1.86 per share, or $10,057,651, and a non-interest bearing promissory note payable to the seller in the principal amount of $750,000 with a fair value of $476,144. The sources of the $41,299,891 cash portion of the total consideration consisted of the following:

Proceeds from the issuance of Series A Convertible Preferred Stock of NYTEX Energy(1)	$2,887,597
Proceeds from the issuance of Series B Preferred Stock of NYTEX Energy	1
Proceeds from the issuance of Senior Series A Redeemable Preferred Stock of Acquisition Inc.(2)	19,253,071
Proceeds from long-term debt(3)	19,159,222

Total cash consideration	$41,299,891

(1)	Represents a portion of the proceeds, net of offering costs and fair value of the embedded warrant, from the private placement of our Series A Convertible Preferred Stock concluded in January 2011 for gross proceeds of $6,000,000. See Note 13.

(2)	Along with Acquisition Inc., we entered into a Preferred Stock and Warrant Purchase Agreement with a third party, whereby, in exchange for $20,000,001 (net of offering costs), we issued to them 20,750 shares of Acquisition Inc. 14% Senior Series A Redeemable Preferred Stock, one share of Series B Preferred Stock of NYTEX Energy, a warrant (“Purchaser Warrant”) to purchase up to 35% of the then outstanding shares of our Common Stock, and a warrant (“Control Warrant”) to purchase additional shares of our outstanding Common Stock such that when combined with the Purchaser Warrant, provides WayPoint with an aggregate 51% of the total outstanding Common Stock. Further, such warrant becomes exercisable only if certain conditions of default are met as set forth in the Preferred Stock and Warrant Purchase Agreement. See Note 9.

(3)	Acquisition Inc. and FDF, as co-borrowers, entered into a revolving credit and term loan facility with a third-party lender providing for loans up to $24,000,000.

FDF is a full-service provider of drilling, completion, and specialized fluids, dry drilling and completion products, technical services, industrial cleaning services, and equipment rental for the oil and gas industry. Headquartered in Crowley, Louisiana, FDF operates out of 21 locations in five U.S. states. Our acquisition of FDF makes us a more diversified energy company by providing a broader range of products and services to the oil & gas industry. FDF contributed revenues totaling $7,090,463 and earnings before income taxes of $102,672 to our consolidated statement of operations for the period from November 23, 2010 through December 31, 2010.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

The following unaudited pro forma summary presents consolidated information as if the business combination had occurred on January 1, 2010 for the year ended December 31, 2010 and on January 1, 2009 for the year ended December 31, 2009:

	Pro Forma for the Year Ended December 31,
	2010	2009

Revenue	$75,853,294	$53,451,289
Net loss	$(7,608,055)	$(10,723,311)
Net loss per share, basic and diluted	$(0.31)	$(0.47)

The unaudited pro forma consolidated results were prepared using the acquisition method of accounting and are based on the historical financial information of NYTEX Energy and FDF, reflecting both in 2010 and 2009 NYTEX Energy and FDF results of operations for a 12 month period. The historical financial information has been adjusted to give effect to the pro forma events that are: (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The unaudited pro forma consolidated results are not necessarily indicative of what our consolidated results of operations actually would have been had we completed the acquisition on January 1, 2010 and on January 1, 2009. In addition, the unaudited pro forma consolidated results do not purport to project the future results of operations of the combined company nor do they reflect the expected realization of any cost savings associated with the acquisition. The unaudited pro forma consolidated results reflect primarily the following pro forma pre-tax adjustments:

•	Additional depreciation and amortization expense of approximately $8,325,000 and $8,241,000 for the years ended December 31, 2010 and 2009, respectively;

•	Additional interest expense of approximately $3,046,000 and $3,243,000 for the years ended December 31, 2010 and 2009, respectively, related to the incremental debt we incurred to finance the acquisition;

•	Accretion expense of approximately $3,773,000 for each of the years ended December 31, 2010 and 2009, related to the $20,750,000 face amount of Acquisition Inc. redeemable preferred stock over the term of the instrument of approximately 5.5 years; and

•	Elimination of approximately $4,839,000 and $4,972,000 of lease expenses incurred for the years ended December 31, 2010 and 2009, respectively, related to operating leases that were terminated and paid-in-full at acquisition.

The transaction has been accounted for using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. While most assets and liabilities were measured at fair value, a single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. Our judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact our results of operations.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

During the year ended December 31, 2010, we incurred $1,199,262 in acquisition expenses related to acquiring FDF. The following table summarizes the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Estimated fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	$497,018
Accounts receivable	13,281,888
Inventory	1,340,199
Prepaid expenses and other	2,273,834
Property and equipment	38,692,890
Construction in Progress	3,308,270
Identifiable intangible assets	14,447,000
Other assets acquired	112,868
Accounts payable	(7,065,761)
Accrued expenses	(2,912,987)
Francis Group debt assumed	(2,240,949)
Deferred tax liability	(14,458,978)

Subtotal of estimated fair value of net assets acquired	$47,275,292

Goodwill	$4,558,394

In determining fair value, we obtained appraisals and utilized assumptions including estimated cash flows, discount rates, and capitalization rates. As of the acquisition date, the fair value of accounts receivable approximated book value acquired. The gross contractual amount receivable was $13,281,888, all of which is expected to be collected.

The goodwill is attributable to the intangible assets that do not qualify for separate recognition including the FDF trade name, customer relationships, and the noncompete agreements entered into by FDF’s management; the value of the going-concern element of FDF’s existing businesses (the higher rate of return on the assembled collection of net assets versus if we had acquired all of the net assets separately); and, the significant synergies expected to arise after our acquisition of FDF. The goodwill is not expected to be deductible for tax purposes and was assigned to our oilfield services segment.

We are in the process of finalizing our acquisition allocations, which are subject to change until our information is finalized, no later than twelve months from the acquisition date.

Panhandle Field Producing Property

In August 2009, we acquired a 75% working interest in the Panhandle Field Producing Property for consideration consisting of $700,000 cash, which was financed by a part of the $950,000 borrowed under six-month bridge loans (see Note 11). The Panhandle Field Producing Property assets encompass producing oil and gas leaseholds consisting of 18 wells on 320 acres in the Texas panhandle. Effective with the acquisition, we became the operator of record in actively managing the production and project development plans.

Under the acquisition method of accounting, the total purchase price was allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. The allocation of the purchase price was determined utilizing recognized valuation techniques and was based upon estimates and assumptions that are subject to change within the purchase price allocation period. The

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

following table summarizes the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Lease and well equipment	$41,000
Proved properties	672,231

Total assets acquired	713,231
Asset retirement obligation	(13,231)

Net assets acquired	$700,000

The following unaudited pro forma summary presents consolidated information as if the business combination had occurred on January 1, 2009 for the year ended December 31, 2009:

Pro Forma
for the
Year Ended
December 31,
2009

Revenue	$678,047
Net loss	$(3,336,731)
Net loss per share, basic and diluted	$(0.18)

The above unaudited pro forma financial information includes adjustments for depreciation and depletion, along with interest expense related to the Bridge Loans. In management’s opinion, the unaudited pro forma combined results of operations are not necessarily indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of 2009 nor are they indicative of future operations of the combined companies.

From January through May 26, 2010, we disposed of a total 45.33% share of our working interest in the Panhandle Field Producing Property for $859,408 in cash and a $62,388 reduction in principal of a bridge loan. We recognized a gain on disposal totaling $578,872.

In December 2010, we re-acquired all but a 2.0% share of the 45.33% share sold earlier in the year for total consideration transferred of approximately $1,451,858. The total consideration transferred consisted of approximately $26,063 cash, 616,291 shares of NYTEX Energy Common Stock at an estimated fair value of $1.86 per share, or approximately $1,146,301, 9% demand notes totaling approximately $237,458, and interests in existing NYTEX Petroleum properties with an estimated fair value of $42,036. At December 31, 2010, we had an aggregate 73% ownership interest in the Panhandle Field Producing Property.

Under the acquisition method of accounting, the total purchase price was allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. The allocation of the purchase price was determined utilizing recognized valuation techniques and was based upon estimates and assumptions that are subject to change within the purchase price allocation period. The purchase price allocation for the Panhandle Field Producing Property acquisition is as follows:

Lease and well equipment	$93,536
Proved properties	1,389,040

Total assets acquired	1,482,576
Asset retirement obligation	(30,718)

Net assets acquired	$1,451,858

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

The following unaudited pro forma summary presents consolidated information as if the business combination had occurred on January 1, 2010 for the year ended December 31, 2010:

Pro Forma
for the
Year Ended
December 31,
2010

Revenue	$8,014,070
Net loss	$(20,150,727)
Net loss per share, basic and diluted	$(0.97)

NOTE 6.	INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

Waterworks

As of December 31, 2010, we have a 14.31% ownership interest in Waterworks, LP (“Waterworks”), a salt-water disposal facility in Wise County, Texas. We are responsible for managing the interests of the other limited partners and thus, exercise significant influence over the operations of Waterworks. Accordingly, we account for our investment in Waterworks under the equity method of accounting. Losses attributable to our interest in Waterworks were $8,750 and $69,665 for the years ended December 31, 2010 and 2009, respectively. The carrying value of our investment in Waterworks was $0 for each of the years ended December 31, 2010 and 2009.

Supreme Vacuum

Supreme Vacuum provides oilfield fluid services in South Texas, specializing in drilling and production fluids handling, sales, and storage. Beginning in August 2008, we, through our wholly owned subsidiaries as well as NYTEX Petroleum’s predecessor entity NYTEX Petroleum LLC, made a series of equity investments in Supreme Vacuum, after which we maintained an approximate 71.18% ownership interest in Supreme Vacuum. The total amount of these investments was $2,272,177. We have historically reported Supreme Vacuum as an unconsolidated subsidiary accounted for under the equity method as we did not possess majority voting control over Supreme Vacuum. Losses attributable to our interest in Supreme Vacuum were $308,408 and $828,169 for the years ended December 31, 2010 and 2009, respectively.

On September 8, 2010, we, through our wholly-owned subsidiary Supreme Oilfield, completed the disposition of all of our shares (“Supreme Vacuum Shares”) of Common Stock of Supreme Vacuum along with a promissory note payable by Supreme Vacuum to Supreme Oilfield in the original principal amount of $31,250. The Supreme Vacuum Shares and the promissory note were sold to an unrelated third party in exchange for a cash purchase price of $400,000. We recognized a loss of approximately $870,750 upon the sale of our investment in Supreme Vacuum.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

For the year ended December 31, 2009, the carrying value of our investment in Supreme Vacuum was $1,479,159. Accordingly, the aggregated summarized financial information of Supreme Vacuum was as follows:

Year Ended
December 31,
2009

Operating results:
Service revenue	$2,780,613
Operating expenses	3,666,556

Loss from operations	$(885,943)

Net loss	$(1,170,122)

December 31,
2009

Balance Sheet:
Current assets	$668,506
Non-current assets	4,078,930

Total assets	$4,747,436

Current liabilities	$1,559,880
Non-current liabilities	2,111,605

Total liabilities	3,671,485
Equity	1,075,951

Total liabilities and equity	$4,747,436

NOTE 7.	GOODWILL AND ACQUIRED INTANGIBLE ASSETS

At December 31, 2010, we had $4,558,394 of goodwill allocated to our oilfield services segment as a result of the acquisition of FDF in November 2010. Prior to the acquisition of FDF, we did not have any goodwill.

Intangible assets subject to amortization at December 31, 2010 and associated amortization expense for the year then ended is as follows:

	Gross		Net
	Carrying	Accumulated	Carrying	Amortization
	Amount	Amortization	Amount	Expense

Non-compete agreements	$6,033,000	$(109,171)	$5,923,829	$109,171
Customer relationships	3,654,000	(15,225)	3,638,775	15,225

	$9,687,000	$(124,396)	$9,562,604	$124,396

The non-compete agreement and customer relationship intangible assets have been allocated to our oilfield services segment and have estimated useful lives of 2.5 to 7 years for non-compete agreements and 20 years for the customer relationships. We also have trade name intangible assets associated with FDF that are not subject to amortization, which have a carrying balance of $4,760,000 as of December 31, 2010. We did not have any such intangible assets in 2009.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

The estimated amortization for the current and each of the next five fiscal years is as follows:

2011	$1,492,757
2012	1,492,757
2013	1,086,057
2014	795,557
2015	795,557
2016 and thereafter	3,899,919

NOTE 8.	ASSET RETIREMENT OBLIGATION

Our asset retirement obligation primarily represents the estimated present value of the amount it will incur to plug, abandon, and remediate our producing properties at the end of their productive lives, in accordance with applicable state laws. We determine the asset retirement obligation by calculating the present value of estimated cash flows related to the liability. The following represents a reconciliation of the asset retirement obligations for the years ended December 31, 2010 and 2009:

	December 31,
	2010	2009

Asset retirement obligation as of beginning of year	$40,883	$—
Liabilities incurred	30,718	38,780
Liabilities settled	(25,603)	(25,549)
Revision of estimated obligation	—	—
Accretion expense	4,080	27,652

Asset retirement obligation as of end of year	$50,078	$40,883

NOTE 9.	WAYPOINT TRANSACTION

In connection with the FDF acquisition, on November 23, 2010, we, through our wholly-owned subsidiary, Acquisition Inc., entered into a Preferred Stock and Warrant Purchase Agreement (“WayPoint Purchase Agreement”) with WayPoint Nytex, LLC (“WayPoint,”), an unaffiliated third party, whereby, in exchange for $20,000,001 cash, we issued to WayPoint (collectively, the “WayPoint Transaction”) (i) 20,750 shares of Acquisition Inc. 14% Senior Series A Redeemable Preferred Stock, par value of $0.001 and an original stated amount of $1,000 per share (“Senior Series A Redeemable Preferred Stock”), (ii) one share of NYTEX Energy Series B Preferred Stock, par value of $0.001 per share, (iii) a warrant to purchase up to 35% of the then outstanding shares of the Company’s Common Stock (“Purchaser Warrant”), and (iv) a warrant to purchase an additional number of the Company’s Common Stock so that, measured at the time of exercise, the number of shares of Common Stock issued to WayPoint represents 51% of the Company’s outstanding Common Stock on a fully-diluted basis (“Control Warrant”). The Control Warrant may be exercised only if certain conditions, as defined in the WayPoint Purchase Agreement, are met.

14% Senior Series A Redeemable Preferred Stock

The holder of the Senior Series A Redeemable Preferred Stock is entitled to receive dividends at a rate equal to 14% of the original stated amount, with such dividends payable quarterly and in preference to any declaration or payment of any dividend to the holders of Common Stock of Acquisition Inc. Such dividends shall accrue day-to-day, whether or not declared, and are cumulative.

We have the right to redeem the Senior Series A Redeemable Preferred Stock (i) after the third anniversary of issuance at a redemption price equal to 104% of the original stated amount, and (ii) after the

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

fourth anniversary of issuance at a redemption price equal to 103% of the original stated amount, to May 23, 2016, the maturity date of the Senior Series A Redeemable Preferred Stock. On the maturity date, we are required to redeem the Senior Series A Redeemable Preferred Stock at 100% of the original stated amount, together with all accrued and unpaid dividends as of the redemption date in cash. Further, we are required to redeem the Senior Series A Redeemable Preferred Stock at 100% after the earliest to occur of (a) a change of control, as defined, or (b) an event of default, as defined, that remains uncured for 75 days.

Series B Preferred Stock

We issued one share of Series B Preferred Stock to WayPoint, a new class of NYTEX Energy preferred stock consisting of one authorized share. The Series B Preferred Stock provided the holder the right to designate two members to the Company’s board of directors, and upon the occurrence of a default under the WayPoint Purchase Agreement, the holder may require us to expand the number of board members providing WayPoint the ability to designate a majority of the Company’s board.

Warrants

The Purchaser Warrant is exercisable at any time at an exercise price of $0.01 per share and expires on the tenth anniversary from the date of issuance. The Purchaser Warrant provides anti-dilution protection so that the number of shares that may be purchased shall be equal to 35% of the then outstanding shares of the Company’s Common Stock, as measured at the time of exercise.

The Control Warrant is exercisable at an exercise price of $0.01 per share, upon the earliest to occur of (i) the date on which a change of control occurs, as defined, if we are unable to redeem all of the Senior Series A Redeemable Preferred Stock, (ii) the date on which an event of default occurs, as defined, provided that payment to the holders of the Senior Series A Redeemable Preferred Stock of all amounts owing to them as a result of the default will be considered a cure of the default, (iii) seventy-five days after the date on which the third Default has occurred within a consecutive twelve-month period, and (iv) May 23, 2016, which is the maturity date of the Senior Series A Redeemable Preferred Stock and we are unable to redeem all of the Senior Series A Redeemable Preferred Stock in accordance with the WayPoint Purchase Agreement. The term default includes 14 categories of events as listed in the WayPoint Purchase Agreement including the failure of the Company to meet a fixed-charge coverage ratio, leverage ratio, or minimum EBITDA test.

Other Obligations

After November 23, 2011, we may be required by WayPoint to file a registration statement with the Securities and Exchange Commission (“SEC”), registering for resale all shares of our Common Stock issuable upon exercise of the Purchaser Warrant and Control Warrant. In addition, WayPoint was granted piggyback registration rights for any registration statement filed with the SEC following (i) a registration statement filed with the SEC concerning the Company’s Series A Convertible Preferred Stock (see Note 13) and (ii) a registration statement filed with the SEC concerning a registration rights agreement regarding shares of our Common Stock issued to a former FDF interest holder in connection with the FDF acquisition. If we are required to file a registration statement with the SEC registering securities for resale by WayPoint and the registration statement is not timely filed, does not become effective within a certain time period, or ceases to be available for sales thereunder for certain time periods, then we must pay to all holders of registrable securities an amount in cash equal to 1% of the value of such holder’s registrable securities on the date of such event and each monthly anniversary thereof until cured, subject to a cap of 10% of the value of such holder’s registrable securities.

In addition, under the WayPoint Purchase Agreement, WayPoint was granted a put right that could require us to repurchase the Purchaser Warrant and Control Warrant from WayPoint at any time on or after the earlier of (i) the date on which a change of control occurs, as defined, (ii) the date on which an event of default

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

occurs, as defined, (iii) the date on which we elect to redeem the Senior Series A Redeemable Preferred Stock, and (iv) the maturity date of the Senior Series A Redeemable Preferred Stock. The repurchase price is equal to the greater of (a) WayPoint’s aggregate equity ownership percentage in the Company as of the date the put right is exercised, multiplied by the fair value of the Company’s Common Stock and (b)(1) in the event that the put right is exercised before November 23, 2013, $30,000,000, or (2) in the event that the put right is exercised on or after November 23, 2013, $40,000,000.

Initial Accounting

Under the initial accounting, we separated the instruments issued under the WayPoint Purchase Agreement into component parts of the Senior Series A Redeemable Preferred Stock, the Series B Preferred Stock, the Purchaser Warrant, and the Control Warrant. We considered the put right to be inseparable from the Purchaser Warrant and Control Warrant and deemed them to be a derivative (each, a ‘‘WayPoint Warrant Derivative”). We estimated the fair value of each component as of the date of issuance. We assigned no value to the Control Warrant as it is contingently exercisable and the conditions for exercising have not been met. Since the WayPoint Warrant Derivative related to the Purchaser Warrant had a fair value in excess of the net proceeds we received in the WayPoint Transaction at the date of issuance, no amounts have been assigned to Senior Series A Redeemable Preferred Stock in the allocation of proceeds. The WayPoint Warrant Derivative is included in derivative liabilities on the accompanying consolidated balance sheet as of December 31, 2010. Changes in fair value of the WayPoint Warrant Derivative are included in other income (expense) in the consolidated statements of operations and are not taxable or deductible for income tax purposes. See Note 10.

Although no amounts were initially assigned to the Senior Series A Redeemable Preferred Stock, we will accrete the total face amount, or $20,750,000, over the term of the instrument of 5.5 years as a liability on the consolidated balance sheet and a corresponding charge to accretion expense on the consolidated statement of operations. For the year ended December 31, 2010, we recognized $398,232 of accretion expense related to the Senior Series A Redeemable Preferred Stock.

Default Under WayPoint Purchase Agreement

Due to cross-default provisions with our Senior Facility and other covenant requirements, we are currently in default under the WayPoint Purchase Agreement. The amount reported on our consolidated balance sheet as of December 31, 2010 related to the WayPoint Purchase Agreement includes a derivative liability totaling $32,554,826, which is reported within current liabilities on our consolidated balance sheet. As a result, WayPoint may seek certain remedies afforded to them under the WayPoint Purchase Agreement including (i) declare the entire unpaid principal amount of the Senior Series A Redeemable Preferred Stock due and payable, (ii) exercise their Control Warrant, or (iii) exercise their put right. We are currently in negotiations with WayPoint to remedy the events of noncompliance and modify the loan agreement. However, there are no assurances that we will be successful in our negotiations with WayPoint.

NOTE 10.	DERIVATIVE LIABILITIES

The following summarizes our derivative liabilities at December 31, 2010. We did not have any derivatives for the year ended December 31, 2009.

WayPoint Warrant Derivative	$32,554,826
Warrrants — Series A Convertible Preferred Stock	1,573,560

Total derivative liabilities at December 31, 2010	$34,128,386

The WayPoint Warrant Derivative was initially recorded at its fair value of $19,253,071 on the date of issuance, November 23, 2010. At December 31, 2010, the carrying amount of the WayPoint Warrant Derivative was adjusted to its fair value of $32,554,826 with a corresponding charge to operations. The

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

WayPoint Warrant Derivative is reported as a derivative liability — current portion on the accompanying consolidated balance sheet as of December 31, 2010.

The agreement setting forth the terms of the warrants issued to the holders of the Company’s Series A Convertible Preferred Stock include an anti-dilution provision that require a reduction in the instrument’s exercise price should subsequent at-market issuances of the Company’s Common Stock be issued below the instrument’s original exercise price of $2.00 per share. Accordingly, we consider the warrants to be a derivative; and, as a result, the fair value of the derivative is included as a derivative liability on the accompanying consolidated balance sheet as of December 31, 2010.

Changes in fair value of the derivative liabilities are included as a separate line item within other income (expense) in the accompanying consolidated statement of operations for the year ended December 31, 2010, and are not taxable or deductible for income tax purposes.

NOTE 11.	DEBT

A summary of our outstanding debt obligations at December 31, 2010 and 2009 is presented as follows:

	December 31,
	2010	2009

25% Bridge Loan due January 2010	$—	$100,000
25% Bridge Loan due July 2011	—	100,000
18% Bridge Loan due December 2010	—	150,000
18% Bridge Loan due July 2011	234,919	600,000
9% Demand Notes due February 2011	237,458	—
0% Secured Equipment Loan due March 2011	2,098	—
3.75% Secured Equipment Loan due June 2011	1,388,807	—
6% Related Party Loan due September 2011	168,000	195,000
12% Convertible Debentures due October 2011	2,064,867	—
5.5% Mortgage Note due July 2012	343,696	—
7.41% Secured Equipment Loan due November 2013	10,149	13,170
5.75% Secured Equipment Loan due November 2013	43,086	—
7.41% Secured Equipment Loan due July 2015	19,765	—
Francis Promissory Note (non-interest bearing) due October 2015	478,710	—
Senior Facility — Term Loan due November 2015	11,857,144	—
Senior Facility — Revolver due November 2015	5,895,579	—
6% Secured Equipment Loan due December 2015	900,100	—

Total debt	23,644,378	1,158,170
Less: current maturities	(22,516,398)	(1,148,363)

Total long-term debt	$1,127,980	$9,807

Carrying values in the table above include net unamortized debt discount of $356,424 and $0 at December 31, 2010 and 2009, respectively, which is amortized to interest expense over the terms of the related debt.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

Debt maturities as of December 31, 2010, excluding discounts, are as follows:

2011	$22,516,398
2012	244,032
2013	248,358
2014	235,364
2015	756,650
2016 and thereafter	—
Unamortized Discount	(356,424)

$23,644,378

Senior Revolving Credit and Term Loan Facility

In connection with the FDF acquisition, on November 23, 2010, we entered into a senior secured revolving credit and term loan agreement (“Senior Facility”) with a bank providing for loans up to $24,000,000. The Senior Facility consists of a term loan in the amount of $12,000,000 and a revolving credit facility in an amount up to $12,000,000. The term loan bears an annual interest rate based on the higher of (i) the 30 day LIBOR plus 1%, or (ii) the Fed Funds rate plus 0.5%, plus a margin of 2.5% (3.76% at December 31, 2010). The term loan requires monthly payments of principal and interest based on a seven-year amortization of $142,857 with the remaining principal and any unpaid interest due in full at maturity on November 23, 2015. The revolving credit facility bears an annual interest rate based on the higher of (i) the 30 day LIBOR plus 1%, or (ii) the Fed Funds rate plus 0.5%, plus a margin of 1.75% (3.01% at December 31, 2010) and payments of interest only due monthly with the then outstanding principal and any unpaid interest due in full at maturity on November 23, 2015. Advances under the revolving credit facility may not exceed 85% of FDF’s eligible accounts receivable as defined in the Senior Facility agreement.

Our loan agreements generally stipulate that we comply with certain reporting and financial covenants. These covenants include among other things, providing the lender, within set time periods, with financial information, notifying the lender of any change in management, limitations on the amount of capital expenditures, and maintaining certain financial ratios. As a result of the challenges incurred in integrating the FDF operations and due to higher than anticipated capital expenditures at FDF, we were unable to meet several reporting and financial covenants under our senior revolving credit and term loan facility (“Senior Facility”) with PNC Bank measured as of November 30, 2010 and February 28, 2011. Failure to meet the loan covenants under the loan agreement constitutes a default and on April 13, 2011, PNC Bank, as lender, provided us with a formal written notice of default. PNC Bank did not commence the exercise of any of their respective other rights and remedies, but expressly reserved all such rights. At December 31, 2010, the outstanding principal balance of the amounts owed under the Senior Facility was $17,752,723, and is, because of this default, reported within current liabilities on the consolidated balance sheet. We are currently in negotiations with the lender to remedy the defaults which include management’s plans to enhance our current liquidity through delaying or stopping capital expenditures through the first half of 2011 and improvements to our results of operations. However, there are no assurances that we will be successful in our negotiations with PNC Bank.

$2.15 Million Debentures

In August 2010, we initiated a $2,150,000 offering of convertible debt (“Debenture”) to fund our ongoing working capital needs. Terms of the Debenture were as follows: (i) $100,000 per unit with interest at a rate of 12% per annum payable monthly with a maturity of 180 days from the date of issuance; (ii) convertible at any time prior to maturity at $1.50 per share of the Company’s Common Stock; and, (iii) each unit includes a three-year warrant to purchase up to 20,000 shares of the Company’s Common Stock at an exercise price of $2.00 per share for a period of three years from the effective date of the warrant. As of December 31, 2010,

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

we had raised the full $2,150,000 under the Debenture offering including warrants to purchase up to 430,000 shares of the Company’s Common Stock. In addition, we also issued 45,000 shares of the Company’s Common Stock to certain Debenture holders. During the first quarter of 2011, the Debentures were amended such that the maturity date was extended to October 2011.

Francis Promissory Note

In connection with the FDF acquisition, on November 23, 2010, we entered into a promissory note payable to a former interest holder of FDF (“Francis Promissory Note”) in the face amount of $750,000. The Francis Promissory Note is an unsecured, non-interest bearing loan that requires quarterly payments of $37,500 and matures October 1, 2015. We have recorded the Francis Promissory Note as a discounted debt of $478,710, using an imputed interest rate of 9%

Related Party Loan

In March 2006, NYTEX Petroleum LLC entered into a $400,000 revolving credit facility (“Related Party Loan”) with one of its founding members to be used for operational and working capital needs. Effective with the execution of an amended letter agreement on August 25, 2008, the revolving nature of the Facility was terminated, with the then unpaid principal balance of $295,000 on the Related Party Loan effectively becoming a note payable to the founding member. The Related Party Loan continues to bear interest, to be paid monthly, at 6% per annum, to be secured by the assets of NYTEX Petroleum LLC (now NYTEX Petroleum), and be personally guaranteed by NYTEX Petroleum LLC’s two founding members. The terms of the Related Party Loan have been further amended, requiring monthly principal payments of $3,000 plus interest for eighteen months beginning March 1, 2010 and ending September 1, 2011. At the end of the eighteen month period, the remaining principal balance and any unpaid interest are due in a lump sum. There is no penalty for early payment of principal.

As of December 31, 2010 and 2009, amounts outstanding under the Related Party Loan were $168,000 and $195,000, respectively. In addition, during the years ended December 31, 2010 and 2009, interest expense related to the Related Party Loan totaled $11,025 and $12,700, respectively.

Other Debentures and Loans

In July 2009, the Company entered into various Bridge Loans totaling $950,000, the proceeds of which were used for the acquisition of the Panhandle Field Producing Property, its initial development costs, and working capital purposes. The Bridge Loans originally matured on January 31, 2010, with 12.5% cash interest for the six-month period, or 25% per annum, payable at maturity. The Bridge Loans have been amended multiple times to extend the maturity date. On August 23, 2010, the agreement with the Bridge Loan holders extended the maturity date of principal and interest to September 1, 2010, with no penalties for prepayment. Interest was payable at rates of 25% and 18% per annum. On September 1, 2010, the remaining Bridge Loans (all at an interest rate of 18% per annum) were further amended to extend the maturity date to December 1, 2010, with one option to extend the maturity date to July 1, 2011. As of December 31, 2010, one Bridge Loan remains outstanding with a principal balance due of $234,919 and matures on July 1, 2011.

In December 2010, we issued two demand notes totaling $237,000 related to our re-acquisition of the Panhandle Field Producing Property. The demand notes are due and payable on February 14, 2011 or upon demand by the holder and bear interest at a fixed rate of 9%. Subsequently, on February 14, 2011, we issued 9% Convertible Debentures (“9% Convertible Debenture”) due January 2014 in exchange for the demand notes due February 14, 2011. Interest only is payable monthly at the annual rate of 9% with any accrued and unpaid interest along with the unpaid principal due at maturity. The 9% Convertible Debenture is convertible to the Company’s Common Stock at any time at the fixed conversion price of $2.50 per share, subject to certain adjustments including stock dividends and stock splits. We have the option, at any time, to redeem the

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

outstanding 9% Convertible Debentures in cash equal to 100% of the original principal amount plus accrued and unpaid interest.

We also have various property, plant, and equipment loans outstanding that generally require monthly principal and interest payments based on fixed interest rates ranging from 0% to 7.4% and have maturity dates ranging from March 2011 to July 2015.

NOTE 12.	COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain trucks, automobiles, equipment, and office space under non-cancelable operating leases which provide for minimum annual rentals. Future minimum obligations under these lease agreements at December 31, 2010 are as follows:

2011	$1,634,670
2012	1,120,121
2013	905,011
2014	845,498
2015	612,258
Thereafter	971,247

$6,088,805

Total lease rental expense for the years ended December 31, 2010 and 2009 was $253,957 and $60,113, respectively.

Litigation

We may become involved from time to time in litigation on various matters, which are routine to the conduct of our business. We believe that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial position or operations, although any adverse decision in these cases, or the costs of defending or settling such claims, could have a material adverse effect on our financial position, operations, and cash flows.

On August 26, 2010, two suits were filed by Kevin Audrain and Lori Audrain d/b/a Drain Oil Company (“Plaintiffs”) against NYTEX Energy, one as Cause No. 39360 in the 84th District Court in Hutchinson County, Texas, and the other as Cause No. 10-122 in the 69th District Court in Moore County, Texas. Both suits were filed by the same plaintiffs and both relate to 75.0% of certain producing oil and gas leaseholds in those counties of the Texas panhandle (the “Panhandle Property”). On August 1, 2009, NYTEX Petroleum acquired and assumed operations of the Panhandle Property from Plaintiffs. The Plaintiffs allege that NYTEX Petroleum did not engage in a well re-completion (refrac) operation as required by the purchase document between Plaintiffs and NYTEX Petroleum (the “Purchase Document”). As a result of this alleged lack of performance, Plaintiffs believe they are entitled to pursue repurchase of the Panhandle Property in accordance with a buyback provision set forth in the Purchase Document. The Company believes that NYTEX Petroleum has performed as required, and that these lawsuits are wholly without merit and frivolous. The Company has filed answers to both suits and intends to vigorously defend itself in these actions.

Environmental

We are subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require us to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

NOTE 13.	STOCKHOLDERS’ EQUITY

The authorized capital of NYTEX Energy consists of 200 million shares of Common Stock, par value $0.001 per share; 10 million shares of Series A Convertible Preferred Stock, par value $0.001 per share; and, one share of Series B Preferred Stock, par value $0.001 per share. The holders of the Series A Convertible Preferred Stock are entitled to receive cumulative quarterly dividends equal to 9% of $1.00 per share, with such dividends in preference to the declaration or payment of any dividends to the holders of Common Stock. Further, dividends on the Series A Convertible Preferred Stock are cumulative so that if any previous or current dividend shall not have been paid, the deficiency shall first be fully paid before any dividend is to be paid on or declared on Common Stock. The holders of Series A Convertible Preferred Stock have the same voting rights and powers as the holders of Common Stock.

The holder of the Series B Preferred Stock is not entitled to receive dividends and is not entitled to any voting rights. However, the holder of the Series B Preferred Stock is entitled to elect two members of the Company’s board of directors.

Private Placement — Common Stock

In August 2008, we initiated a private placement of our Common Stock, offering 2,200,000 common shares at $2.00 per share along with a three-year warrant exercisable at $1.00 per share. In April 2009, the private placement offering of our Common Stock was expanded to $5,900,000 and further expanded in February 2010 to $8,000,000. On July 22, 2010, we concluded the sale of 2,966,551 shares of our Common Stock pursuant to the private placement for total net proceeds of $5,900,000. In addition, 110,275 shares of Common Stock were issued to certain holders as an inducement to purchase our Common Stock. For the year ended December 31, 2010, we issued a total of 91,200 common shares under the private placement for net proceeds of approximately $181,100, along with warrants to purchase up to 91,200 shares of our Common Stock. The warrants are exercisable at $1.00 per share for a period of three years from the effective date of the warrant.

Other Common Stock Issuances

In January 2010, upon the maturity of the Bridge Loans, we paid an accommodation fee to the Bridge Loan holders in the form of 59,375 shares of our Common Stock.

In connection with the acquisition of FDF in November 2010, we issued 5,407,339 shares of our Common Stock to the former owners as part of the consideration paid to acquire FDF. The aggregate fair value of the Common Stock issued was $10,057,651. See Note 5.

In connection with the re-acquisition of the Panhandle Field Producing Property in December 2010, we issued 616,291 shares of our Common Stock to the former owners as part of the consideration paid to re-acquire the Panhandle Field Producing Property. The aggregate fair value of the Common Stock issued was $1,146,301. See Note 5.

For the year ended December 31, 2010, we issued 871,337 shares of our Common Stock to certain employees and individuals. The fair value of the shares of approximately $1,015,525 was recorded as stock-based compensation in the accompanying statements of operations.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

Private Placement — Series A Convertible Preferred Stock

In contemplation of the acquisition of FDF, in October 2010, we initiated a private placement of units each consisting of (i) 100,000 shares of our Series A Convertible Preferred Stock, and (ii) a warrant to purchase 30,000 shares of our Common Stock at an exercises price of $2.00 per share. Each unit is priced at $100,000. For the year ended December 31, 2010, we issued 5,580 units for gross proceeds of $5,580,000 consisting of 5,580,000 shares of Series A Convertible Preferred Stock and warrants to purchase up to 1,674,000 shares of Common Stock. At the conclusion of the private placement offering in January 2011, we had issued a total of 6,000 units for aggregate gross proceeds of $6,000,000.

The holders of the Series A Convertible Preferred Stock are entitled to payment of dividends at 9% of the purchase price per share of $1.00, with such dividends payable quarterly. Dividends are payable out of any assets legally available, are cumulative, and in preference to any declaration or payment of dividends to the holders of Common Stock. Each holder of Series A Convertible Preferred Stock may, at any time, convert their shares of Series A Convertible Preferred Stock into shares of Common Stock at an initial conversion ratio of one-to-one.

Warrant Issuances

In August 2010, we issued warrants to purchase up to 20,000 shares of Common Stock to an unsecured third-party creditor. The unsecured third-party creditor was paid in full in September 2010. The warrants may be exercised for a period of three years from date of grant at an exercise price of $1.50 per share. The fair value of the warrants on the date of grant was approximately $9,000 using the Black-Scholes option pricing model.

In connection with the offering of the Debentures, we issued warrants to purchase up to 430,000 shares of Common Stock at an exercise price of $2.00 per share. The aggregate fair value of the warrants on the date of grant was approximately $161,000 using the Black-Scholes option pricing model. The warrants are exercisable for a period of three years from the date of grant. In addition, 45,000 shares of Common Stock were issued to certain holders as an inducement to purchase the Debentures. The aggregate fair value of the Common Stock issued was approximately $46,800.

In connection with the private placement offering of Series A Convertible Preferred Stock, we issued warrants to the holders to purchase up to 1,674,000 shares of Common Stock at an exercise price of $2.00 per share. The warrants may be exercised for a period of three years from the date of grant. The aggregate fair value of the warrants on the date of grant was approximately $1,573,500 using the Black-Scholes option pricing model and was accounted for as a derivative liability on the accompanying consolidated balance sheets.

In connection with the WayPoint Transaction, we issued warrants to purchase up to 423,244 shares of Common Stock at an exercise price of $0.01 per share to an unaffiliated investment group that facilitated the transaction. The warrants may be exercised for a period of five years from the date of grant. The aggregate fair value of the warrants on the date of grant was approximately $779,000 using the Black-Scholes option pricing model and was recorded as deferred financing costs on the accompanying consolidated balance sheets.

In connection with the WayPoint Transaction, we issued warrants (the Purchaser Warrant — see Note 9) to purchase up to 19,809,245 shares of Common Stock at an exercise price of $0.01 per share to WayPoint, subject to certain adjustments as set forth in the warrant agreement such that at the time of exercise, the total number of warrants exercisable is equal to 35% of the then outstanding shares of Common Stock. The Purchaser Warrant is exercisable at any time and expires on the tenth anniversary from the date of issuance.

In connection with the WayPoint Transaction, we issued warrants (the Control Warrant — see Note 9) to purchase up to 18,491,190 shares of Common Stock at an exercise price of $0.01 per share to WayPoint. The

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

Control Warrant is exercisable at an exercise price of $0.01 per share, upon the earliest to occur of (i) the date on which a change of control occurs, as defined, if we are unable to redeem all of the Senior Series A Redeemable Preferred Stock, (ii) the date on which an event of default occurs, as defined, provided that payment to the holders of the Senior Series A Redeemable Preferred Stock of all amounts owing to them as a result of the default will be considered a cure of the default, (iii) 75 days after the date on which a third default, as defined, has occurred within a consecutive 12-month period, and (iv) May 23, 2016, which is the maturity date of the Senior Series A Redeemable Preferred Stock and we are unable to redeem all of the Senior Series A Redeemable Preferred Stock in accordance with the WayPoint Purchase Agreement.

In addition, we issued warrants to purchase up to 223,200 shares of Series A Convertible Preferred Stock to the underwriter of the private placement offering of Series A Convertible Preferred Stock. The warrants may be exercised for a period of three years from date of grant at an exercise price of $1.00 per share. The aggregate fair value of the warrants on the date of grant was approximately $283,500 using the Black-Scholes option pricing model.

The fair value of warrants was determined using the Black-Scholes option pricing model. The expected term of the warrant is estimated based on the contractual term or an expected time-to-liquidity event. The volatility assumption is estimated based on expectations of volatility over the term of the warrant as indicated by implied volatility. The risk-free interest rate is based on the U.S. Treasury rate for a term commensurate with the expected term of the warrant. The aggregate fair value of the warrants issued in 2010 totaled approximately $29,856,000 and was determined using the following weighted average attributes and assumptions: risk-free interest rate of 1.61%, expected dividend yield of 0%, expected term of 5.5 years, and expected volatility of 55%. A summary of warrant activity for the year ended December 31, 2010 is as follows:

		Weighted
		Average
	Warrants	Exercise Price

Outstanding at December 31, 2009	2,899,251	$1.00
Issued	41,162,079	0.12
Exercised	—	—
Forfeited or expired	—	—

Outstanding at December 31, 2010	44,061,330	$0.18

NOTE 14.	FAIR VALUE MEASURMENTS

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. We utilize a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable.

•	Level 1 — Quoted prices in active markets for identical assets or liabilities. These are typically obtained from real-time quotes for transactions in active exchange markets involving identical assets.

•	Level 2 — Quoted prices for similar assets and liabilities in active markets; quoted prices included for identical or similar assets and liabilities that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. These are typically obtained from readily-available pricing sources for comparable instruments.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

•	Level 3 — Unobservable inputs, where there is little or no market activity for the asset or liability. These inputs reflect the reporting entity’s own beliefs about the assumptions that market participants would use in pricing the asset or liability, based on the best information available in the circumstances.

As discussed in Notes 9 and 10, we consider certain of our warrants to be derivatives, and, as a result, the fair value of the derivative liabilities are reported on the accompanying consolidated balance sheets. We value the derivative liabilities using a Monte Carlo simulation which contains significant unobservable, or Level 3, inputs. The use of valuation techniques requires us to make various key assumptions for inputs into the model, including assumptions about the expected behavior of the instruments’ holders and expected future volatility of the price of our Common Stock. At certain Common Stock price points within the Monte Carlo simulation, we assume holders of the instruments will convert into shares of our Common Stock. In estimating the fair value, we estimated future volatility by considering the historic volatility of the stock of a selected peer group over a five year period.

For the year ended December 31, 2010, the fair value of the derivative liability increased $13,301,755 and was recorded within other income (expense) in the accompanying consolidated statements of operations.

Financial assets and liabilities measured at fair value on a recurring basis are summarized below:

	Carrying
	Amount	Level 1	Level 2	Level 3

Derivative liabilities	$34,128,386	$—	$—	$34,128,386

Included below is a summary of the changes in our Level 3 fair value measurements:

Balance, December 31, 2009	$—
Issuance of derivative instruments	20,826,631
Change in derivative liabilities	13,301,755

Balance, December 31, 2010	$34,128,386

NOTE 15.	OIL CONTAINMENT BOOM ACTIVITIES

On May 19, 2010, NYTEX Petroleum entered into an Oil Containment Boom Rental Agreement (“Simpson Agreement”) with Simpson Environmental Resources, Inc. (“Simpson”) to rent segments of oil containment boom (“Boom”) to Simpson to be used in the Gulf of Mexico waters to contain the BP plc (“BP”) global oil spill under Simpson’s master service or rental agreements with general contractors of BP, state governments, or other entities. Under the Simpson Agreement, Simpson was to pay NYTEX Petroleum 100% of the rental payment amounts Simpson collects from the general contractors (“Contractor Payments”) for the Boom until such time that NYTEX Petroleum had recovered 100% of its cost of the delivered Boom from said rental payments (referred to as “Payout”). After Payout was achieved, subsequent Contractor Payments were split 50% to Simpson and 50% to NYTEX Petroleum for the remaining period that the Boom was in service under such rental contracts.

To fund the purchases of Boom, NYTEX Petroleum entered into Oil Containment Boom Purchase/Rental Agreements (“Participant Agreements”) with outside participants to act as agent on behalf of the participant to purchase Boom and rent it pursuant to the terms of the Simpson Agreement. The Participant Agreements provide for the participant to receive 100% of the Contractor Payments remitted by Simpson to NYTEX Petroleum until such time that the participant has recovered 100% of their cost of the delivered Boom (referred to as “Participant Payout”). After Participant Payout was achieved, subsequent Contractor Payments remitted by Simpson to NYTEX Petroleum was split as follows: 60% to the participant, 20% to NYTEX Petroleum, and 20% to DMBC, Inc., who facilitated the transactions. As of December 31, 2010, NYTEX Petroleum had received $1,790,625 from participants under Participant Agreements, had made payments towards rental Boom purchases totaling $1,005,303, and transferred $678,710 of funds collected under Participant Agreements to

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

the Purchaser Agreement program (defined below) due to limited opportunities to purchase and deploy additional rental Boom.

NYTEX Petroleum also entered into Gulf Oil Spill Boom Sales Agreements (“Purchaser Agreements”) with outside participants to purchase Boom and resell at a profit to buyers including, but not limited to, coastal cities, counties, parishes and BP (collectively, the “Boom Buyers”) pursuant to the terms of the Simpson Agreement. The Purchaser Agreements provide that immediately upon NYTEX Petroleum’s receipt of funds for the sale of Boom, NYTEX Petroleum would remit to Purchaser 100% of Purchaser’s purchase price of the Boom together with 40% of the profit, less shipping and handling and insurance costs. As of December 31, 2010, NYTEX Petroleum had received $2,409,500 from participants under Purchaser Agreements, transferred $678,710 of funds collected under Participant Agreements to the Purchaser Agreement program as noted earlier, and had made payments towards Boom purchases under the sales program totaling $2,874,150.

On July 1, 2010, NYTEX Petroleum and Simpson entered into an Oil Spill Containment and Absorbent Boom Sales Agreement (“Boom Sales Agreement”) to include the purchase of various sizes and types of containment and absorbent Boom and to resell the Boom to the Boom Buyers. Simpson sourced the Boom products that met BP specifications and, upon approval of each order by NYTEX Petroleum, shipped direct from suppliers to the Boom Buyers or to Simpson’s warehouse. Furthermore, Simpson agreed that for any Boom which remained unsold after 30 days from being warehoused and upon receipt of written notice from NYTEX Petroleum, then Simpson shall purchase the unsold Boom from NYTEX Petroleum at the delivered price paid by NYTEX Petroleum, including warehousing, insurance, and other costs incurred during this 30 day period. As of December 31, 2010, Boom, representing a delivered cost of $877,150, was repurchased by Simpson under the Boom Sales Agreement, with $877,150 having been paid by Simpson as of December 31, 2010.

Relative to oil containment boom activities, we recorded administration fee revenue of $486,291 for the year ended December 31, 2010. Revenue and accounts receivable associated with the oil containment boom activities are recorded net of amounts paid or owed under the Participant Agreements and Purchaser Agreements. As such, only the net fee earned is recognized in our consolidated statement of operations for the year ended December 31, 2010.

NOTE 16.	INCOME TAXES

For the years ended December 31, 2010 and 2009, we had losses before income taxes of $19,647,566 and $3,357,496, respectively. The tax provision for the year ended December 31, 2010 consists of taxes incurred related to the Texas margin tax. For the year ended December 31, 2009, no benefit or provision for income taxes was recorded due to the uncertainty of the realization of any tax assets.

At December 31, 2010, we have accumulated net operating losses totaling $9,300,885. The net operating loss carryforwards will begin to expire in 2028 if not utilized. We have recorded net losses in each year since inception and through December 31, 2010. Based upon all available objective evidence, including the Company’s loss history, management believes it is more likely than not that the net deferred assets related to our net operating losses will not be fully realized. Accordingly, we have provided a valuation allowance against those deferred tax assets at December 31, 2010 and 2009.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

Total income taxes differed from the amounts computed by applying the statutory income tax rate to loss before income taxes. The sources of these differences are as follows:

	December 31,
	2010	2009

Expected income tax benefit based on U.S. statutory rate of 34%	$(6,680,172)	$(1,141,549)
State income taxes (net of federal income tax benefit)	13,609	—
Net book/tax differences on unconsolidated subsidiaries	(308,981)	281,577
Acquisition costs	407,749	—
Other	5,502	2,997
Valuation allowance	6,565,592	856,975

Income tax provison (benefit)	$3,299	$—

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities are presented below:

	December 31,
	2010	2009

Deferred tax assets:
Net operating loss carryforwards	$3,667,779	$1,361,839
Impairment of oil and gas properties	249,099	219,876
Intangible assets	383,048	—
Fair value of derivative	5,123,679	—
Accretion expense	—	13,900
Deferred revenue	—	15,866
Other	367,074	—
Valuation allowance on deferred tax assets	(9,124,025)	(1,455,496)

Total deferred tax assets	666,654	155,985

Deferred tax liabilities:
Property, plant, and equipment	(9,094,577)	(155,985)
Intangible assets	(5,691,850)	—
Other	(82,578)	—

Total deferred tax liabilities	(14,869,005)	(155,985)

Net deferred tax liability	$(14,202,351)	$—

Deferred tax assets and liabilities included in the consolidated balance sheets are as follows:

	December 31,
	2010	2009

Current deferred tax asset, net	$13,487	$155,985
Non-current deferred tax liability, net	(14,215,838)	(155,985)

	$(14,202,351)	$—

We are subject to income taxes in the U.S. federal jurisdiction and various states jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

require significant judgment to apply. With few exceptions, we are no longer subject to U.S. federal, state and/or local income tax examinations by authorities for the tax years before 2007.

NOTE 17.	LOSS PER SHARE

Loss per common share is calculated by dividing the loss applicable to Common Stockholders by the weighted average number of common shares outstanding. We have determined that the Series A Convertible Preferred Stock represents a participating security because holders of the Series A Convertible Preferred Stock have rights to participate in any dividends on an as-converted basis; therefore, basic earnings per common share is calculated consistent with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or the “Codification”) Subtopic 260-45 Participating Securities and the Two Class Method.

The following table reconciles net loss and common shares outstanding used in the calculations of basic and diluted loss per share. Because holders of the Series A Convertible Preferred Stock do not participate in losses, 2,580,000 shares of Common Stock equivalents were excluded from the calculation of basic and diluted earnings per share for the year ended December 31, 2010. Further, because a net loss was incurred during 2010 and 2009, dilutive instruments including the warrants and convertible debentures produce an antidilutive net loss per share result. These excluded shares totaled 24,193,465 and 5,798,502 for the years ended December 31, 2010 and 2009, respectively. Therefore, the diluted loss per share reported in the accompanying consolidated statements of operations for the years ended December 31, 2010 and 2009 are the same as the basic loss per share amounts.

	December 31,
	2010	2009

Numerator:
Net loss	$(19,650,865)	$(3,357,496)
Attributable to participating securities	(53,280)	—

Net loss used in calculating basic and diluted loss per share	$(19,704,145)	$(3,357,496)

Denominator:
Weighted average common shares outstanding, basic	20,149,999	18,688,976
Attributable to participating securities	—	—

Shares used in calculating basic and diluted loss per share	20,149,999	18,688,976

Basic and diluted loss per share	$(0.98)	$(0.18)

NOTE 18.	SEGMENT INFORMATION

Our primary business segments are vertically integrated within the oil and gas industry. These segments are separately managed due to distinct operational differences and unique technology, distribution, and marketing requirements. Our two reportable operating segments are oil and gas exploration and production and oilfield services. The oil and gas exploration and production segment explores for and produces natural gas, crude oil, condensate, and NGLs. The oilfield services segment, which consists solely of the operations of FDF, provides drilling, completion, and specialized fluids, dry drilling and completion products, technical services, industrial cleaning services, and equipment rental for the oil and gas industry.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables present selected financial information of our operating segments for the year ended December 31, 2010. Information presented below as “Corporate and Intersegment Eliminations” includes results from operating activities that are not considered operating segments, as well as corporate and certain financing activities. Prior to the acquisition of FDF, we operated as a single segment enterprise. Accordingly, we do not present segment information for the year ended December 31, 2009.

For the year ended December 31, 2010, we had one customer that accounted for more than 10% of our total consolidated revenues: BJ Services — 14%.

			Corporate and
	Oil Field		Intersegment
	Services	Oil and Gas	Eliminations	Total

Year Ended December 31, 2010:
Revenues:
Oil field services	$6,031,455	$—	$—	$6,031,455
Drilling fluids	1,059,008	—	—	1,059,008
Oil & gas	—	204,906	—	204,906
Other	—	576,981	—	576,981

Total Revenues	7,090,463	781,887	—	7,872,350
Expenses and other, net:
Cost of goods sold — drilling fluids	437,230	—	—	437,230
Production cost — oil & gas	—	14,489	—	14,489
Lease operating expenses	—	128,872	—	128,872
Depreciation, depletion, and amortization	690,369	82,457	—	772,826
Selling, general and administrative expenses	5,739,505	2,539,725	2,640,483	10,919,713
Gain on sale of assets	—	(466,902)	—	(466,902)
Interest income	—	—	(1,230)	(1,230)
Interest expense	427,117	21,687	383,360	832,164
Accretion of preferred stock	398,232	—	—	398,232
Equity in loss of unconsolidated subsidiaries	—	8,750	308,408	317,158
Loss on sale of unconsolidated subsidiary	—	—	870,750	870,750
Change in fair value of derivative	13,301,755	—	—	13,301,755
Other income	(5,141)	—	—	(5,141)

Total expenses and other, net	20,989,067	2,329,078	4,201,771	27,519,916

Loss before income taxes	(13,898,604)	(1,547,191)	(4,201,771)	(19,647,566)
Income tax benefit (provision)	(3,299)	—	—	(3,299)

Net loss	$(13,901,903)	$(1,547,191)	$(4,201,771)	$(19,650,865)

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

			Corporate and
	Oil Field		Intersegment
	Services	Oil & Gas	Eliminations	Total

As of December 31, 2010:
Current Assets	$15,311,299	$243,185	$165,400	$15,719,884
Property, plant, and equipment, net	43,295,611	1,861,262	—	45,156,873
Goodwill / intangible assets	18,880,998	—	—	18,880,998
Deferred financing cost	735,612	—	1,278,949	2,014,561
Other assets	112,868	56,884	—	169,752

Total assets	$78,336,388	$2,161,331	$1,444,349	$81,942,068

Current liabilities	$62,694,911	$1,183,510	$2,913,259	$66,791,680
Long-term debt	861,581	22,822	243,577	1,127,980
Senior Series A redeemable preferred stocki	398,232	—	—	398,232
Warrant derivative	—	—	1,573,560	1,573,560
Asset retirement obligation	—	50,078	—	50,078
Deferred income taxes	14,215,838	—	—	14,215,838
Stockholder’s equity (deficit)	165,826	904,921	(3,286,047)	(2,215,300)

Total liabilities and stockholder’s equity	$78,336,388	$2,161,331	$1,444,349	$81,942,068

Additions to long-lived assets	$1,864,622	$—	$21,583	$1,886,205

Acquisition of proved properties	$—	$1,451,858	$—	$1,451,858

NOTE 19.	SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is summarized below.

	Years Ended December 31,
	2010	2009

Interest paid	$362,940	$13,747

Non-cash investing and financing activities:
Additions to property and asset retirement obligations	$5,115	$38,780

Additions to property, plant, and equipment through issuance of common stock and debt	$1,425,795	$—

Exchange of interests in oil and gas properties	$42,036	$—

Common stock issued in connection with acquisitions	$11,203,951	$—

Debt issued/assumed in acquisitions	$3,228,407	$—

Common stock issued for debt	$—	$70,537

Issuance of derivative liability	$1,573,560	$—

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

NOTE 20.	CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

In connection with our acquisition of FDF, on November 23, 2010, we entered into the Senior Facility with a bank to provide for loans up to $24,000,000. The Senior Facility is secured by a first lien on all of the assets of Acquisition Inc., including the interests in and all of the assets of FDF. In addition, on November 23, 2010, we entered into the WayPoint Purchase Agreement with WayPoint, whereby, in exchange for $20,000,001 cash, we issued to WayPoint (i) 20,750 shares of Acquisition Inc. Senior Series A Redeemable Preferred Stock, (ii) one share of NYTEX Energy Series B Preferred Stock, (iii) the Purchaser Warrant, and (iv) the Control Warrant. The Senior Facility and the WayPoint Purchase Agreement contain various covenants and restrictions, including the payment of distributions and dividends. With respect to distributions and dividends, our principal operating subsidiary, FDF, is restricted from declaring dividends or otherwise make any distributions, loans or advances to us, other than an agreed upon nominal monthly management fee.

The following condensed financial statements present our financial position as of December 31, 2010 and 2009 and our results of operations and cash flows for the two years in the period ended December 31, 2010 on a parent-only basis.

In the parent company only financial statements, the investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of formation. Our share of income or loss is recorded as equity in loss of subsidiaries. The parent company only financial statements should be read in conjunction with our consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

NYTEX ENERGY HOLDINGS, INC.

Condensed Balance Sheets

	At December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$165,400	$1,407

Total current assets	165,400	1,407
Deferred financing costs	1,278,949	—
Investment in subsidiaries	1,136,542	221,748
Investments in unconsolidated subsidiaries	—	1,479,159

Total assets	$2,580,891	$1,702,314

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$444,135	$126,661
Debt — current portion	2,534,919	938,244

Total current liabilities	2,979,054	1,064,905
Debt	243,577	—
Derivative liabilities	1,573,560	—

Total liabilities	4,796,191	1,064,905
Stockholders’ equity:
Preferred stock, Series A	5,580	—
Preferred stock, Series B	—	—
Common stock	26,219	19,129
Additional paid-in capital	24,750,200	7,911,434
Accumulated deficit	(26,997,299)	(7,293,154)

Total stockholders’ equity	(2,215,300)	637,409

Total liabilities and stockholders’ equity	$2,580,891	$1,702,314

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

NYTEX ENERGY HOLDINGS, INC.

Condensed Statements of Operations

	Years Ended December 31,
	2010	2009

Revenues	$62,500	$—
Operating expenses:
Selling, general, and administrative expenses	2,640,483	27,850

Total operating expenses	2,640,483	27,850

Loss from operations	(2,577,983)	(27,850)
Other income (expense):
Interest income	1,230	600
Interest expense	(383,360)	(157,739)
Equity in loss of subsidiaries	(15,511,594)	(2,344,338)
Equity in loss of unconsolidated subsidiaries	(308,408)	(828,169)
Loss on sale of unconsolidated subsidiary	(870,750)	—

Total other expense	(17,072,882)	(3,329,646)

Net loss	$(19,650,865)	$(3,357,496)

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

NYTEX ENERGY HOLDINGS, INC.

Condensed Statements of Cash Flows

	Years Ended December 31,
	2010	2009

Cash flows from operating activities:
Net loss	$(19,650,865)	$(3,357,496)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in loss of unconsolidated subsidiaries	308,408	828,169
Equity in loss of subsidiaries	15,511,594	2,344,338
Share-based compensation	1,015,525	—
Amortization of deferred financing fees	35,766	—
Loss on disposal, net	870,750	—
Change in working capital:
Accounts payable and accrued expenses	276,694	126,661

Net cash used in operating activities	(1,632,128)	(58,328)

Cash flows from investing activities:
Investments in subsidiaries	(4,621,335)	(3,303,001)
Investments in unconsolidated subsidiaries	(99,999)	—
Proceeds from divestitures	400,000	—

Net cash used in investing activities	(4,321,334)	(3,303,001)

Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants	181,100	2,177,538
Proceeds from the issuance of Series A convertible preferred stock	5,029,011	—
Proceeds from the issuance of 12% convertible debentures	2,150,000	—
Borrowings under notes payable	—	938,244
Payments on notes payable	(706,710)	—
Issuance costs	(535,946)	—

Net cash provided by financing activities	6,117,455	3,115,782

Net increase (decrease) in cash and cash equivalents	163,993	(245,547)
Cash and cash equivalents at beginning of year	1,407	246,954

Cash and cash equivalents at end of year	$165,400	$1,407

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

NOTE 21.	SUPPLEMENTAL DISCLOSURE OF OIL & GAS OPERATIONS (Unaudited)

The following tables set forth supplementary disclosures for oil and gas producing activities in accordance with FASB ASC Topic 932, Extractive Activities — Oil and Gas.

Costs Incurred

A summary of costs incurred in oil and gas property acquisition, development, and exploration activities (both capitalized and charged to expense) for the years ended December 31, 2010 and 2009, is as follows:

	2010	2009

Acquisition of proved properties	$1,451,858	$714,995

Development costs	$—	$178,953

Exploration costs	$—	$47,744

Results of Operations for Producing Activities

The following table presents the results of operations for our oil and gas producing activities for the years ended December 31, 2010 and 2009:

	2010	2009

Revenues	$204,906	$206,026
Production costs	(143,361)	(284,149)
Exploration expenses	—	(47,744)
Depreciation, depletion, and valuation provisions	(61,865)	(224,485)

	(320)	(350,352)
Income tax expenses	—	—

Results of operations from producing activities	$(320)	$(350,352)

Reserve Quantity Information

Reserve information for 2010 related to our proved developed producing properties is based on estimates prepared by LaRoche Petroleum Consultants, Ltd. (“LPC”), independent petroleum engineers. The technical persons responsible for preparing these reserve estimates meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. LPC is an independent firm of petroleum engineers, geologists, and geophysicists; and are not employed on a contingent fee basis. Reserve information for 2010 related to our proved developed non-producing and proved undeveloped properties is based on estimates prepared internally by NYTEX’s staff petroleum engineer who, prior to February 2010, also served as the Vice President of Exploration & Production for the Company. We did not perform any recompletions to place proved developed non-producing (“PDnP”) reserves we reported as of December 31, 2009 into production during 2010. After performing a review of recompletions and new drills in the area surrounding our PDnP reserves and finding no new data that would require revisions to our 2009 PDnP reserve calculations, the 2009 PDnP reserve volumes were updated with the 2010 SEC pricing and revised differentials as provided by LPC to calculate the PDnP reserves as of December 31, 2010.

Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are the quantities expected to be recovered through existing

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

wells with existing equipment and operating methods. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history, and changes in economic factors. Oil reserves, which include condensate and natural gas liquids, are stated in barrels and gas reserves are stated in thousands of cubic feet.

The following table presents our estimate of proved oil and gas reserves, all of which are located in the United States. Such estimates have been prepared in accordance with guidelines established by the SEC.

	Oil	Gas
	(Bbls)	(Mcf)

Proved developed and undeveloped reserves:
Balance at December 31, 2008	4,940	155,090
Revisions of previous estimates	(10,150)	65,282
Purchase of minerals in place	129,730	239,990
Production	(1,610)	(6,702)

Balance at December 31, 2009	122,910	453,660
Revisions of previous estimates	5,565	(34,469)
Purchase of minerals in place	64,688	105,761
Sales of minerals in place	(75,081)	(340,306)
Production	(1,981)	(10,285)

Balance at December 31, 2010	116,101	174,361

Proved developed reserves:
December 31, 2009	121,620	453,660

December 31, 2010	116,101	174,361

Proved undeveloped reserves:
December 31, 2009	1,290	—

December 31, 2010	—	—

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves

The following table, which presents a standardized measure of discounted future net cash flows (“standardized measure”) and changes in such cash flows, is presented pursuant to ASC 932. In computing this data, assumptions other than those required by the FASB could produce different results. Accordingly, the standardized measure should not be construed as being representative of management’s estimate of the Company’s future cash flows or the value of the Company’s proved oil and gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, prices used to determine the standardized measure of discounted cash flows are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.

Our reserve calculations and future cash inflows as of December 31, 2010 and 2009 have been prepared and presented under new SEC rules. These new rules are effective for fiscal years ending on or after December 31, 2009, and require SEC reporting companies to prepare their reserves estimates using revised reserve definitions and revised pricing based on a 12-month unweighted average of the first-day-of-the-month

NYTEX ENERGY HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)

pricing. The previous rules required that reserve estimates be calculated using last-day-of-the-period pricing. The average prices used for 2009 and 2010 under these new rules were $75.96 and $61.08, respectively, per Bbl for oil and $4.38 and $4.24, respectively, per Mcf for natural gas, each as adjusted for location, grade and quality. Future price changes were considered only to the extent provided by contractual arrangements in existence at year-end. Future development and production costs were computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year- end costs. Future income tax expenses were computed by applying the year-end statutory tax rate, with consideration of future tax rates already legislated as well as tax credits and allowances relating to our proved oil and gas reserves, to the future pre-tax net cash flows relating to our proved oil and gas reserves.

The standardized measure of our proved oil and gas reserves at December 31, 2010 and 2009, which represents the present value of estimated future cash flows using a discount rate of 10% a year, is as follows:

	2010	2009

Future cash inflows	$9,621,827	$9,386,770
Future production and development costs	(3,923,945)	(4,233,130)
Future income taxes	(1,064,010)	(1,122,580)

Future net cash flows	4,633,872	4,031,060
10% annual discount for estimated timing of cash flows	(1,412,312)	(1,297,540)

Standardized measure of discounted net cash flows	$3,221,560	$2,733,520

Changes in the standardized measure of our proved oil and gas reserves for the years ended December 31, 2010 and 2009, were as follows:

	2010	2009

Beginning of year	$2,733,520	$379,050
Sales of oil and gas produced, net of operating costs	(61,545)	78,123
Net change in prices and production costs	1,859,690	(1,204,160)
Purchases and sales of minerals in place	(198,690)	3,126,030
Estimated future development costs	(132,990)	118,870
Revisions of previous estimates	(729,963)	(445,173)
Accretion of discount	(261,193)	373,240
Net change in income taxes	12,731	307,540

End of year	$3,221,560	$2,733,520

* * * * *

103 N. Ave. F
Crowley, Louisiana 70526
phone: (337) 783-5693
fax: (337) 783-5115
www.bplb.com

Other Offices:

Lafayette, LA
(337) 988-4930

Opelousas, LA
(337) 942-5217

New Iberia, LA
(337) 364-4554

Frank A. Stagno, CPA*
Scott J. Broussard, CPA*
L. Charles Abshire, CPA*
P. John Blanchet, III, CPA*
Martha B. Wyatt, CPA*
Mary A. Castille, CPA*
Joey L. Breaux, CPA*
Craig J. Viator, CPA*
Stacey E. Singleton, CPA*
John L. Istre, CPA*
Mary T. Miller, CPA*
Elizabeth J. Moreau, CPA*
Frank D. Bergeron, CPA*
Lonnie J. Hebert, CPA*

R e t i r e d :

Sidney L. Broussard, CPA 1925-2005
Leon K. Poché, CPA 1984
James H. Breaux, CPA 1987
Erma R. Walton, CPA 1988
George A. Lewis, CPA 1992
Geraldine J. Wimberley, CPA 1995
Lawrence A. Cramer, CPA 1999
Ralph Friend, CPA 2002
Donald W. Kelley, CPA 2005
George J. Trappey, III, CPA 2007
Terrel P. Dressel, CPA 2007
Herbert Lemoine II, CPA 2008

Members of American Institute of
Certified Public Accountants
Society of Louisiana Certified
Public Accountants

* A Professional Accounting Corporation

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
Francis Drilling Fluids, Ltd.
Crowley, Louisiana

We have audited the accompanying balance sheets of Francis Drilling Fluids, Ltd. as of August 31, 2010 and 2009, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Francis Drilling Fluids, Ltd. as of August 31,2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Crowley, Louisiana
January 17, 2011

FRANCIS DRILLING FLUIDS, LTD.

BALANCE SHEETS
August 31, 2010 and 2009

	2010	2009

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,301	$6,719
Trade receivables, less allowance for doubtful accounts of $297,221 for 2010 and $87,738 for 2009	14,217,324	7,740,509
Notes receivables — officer	222,976	233,919
Other receivables	1,050	1,050
Deferred tax asset	210,443	210,791
Inventories	1,396,441	1,194,515
Income tax receivable	—	257,618
Prepaid expenses	2,937,251	2,932,503

Total current assets	$18,992,786	$12,577,624

DEPRECIABLE ASSETS, net of accumulated depreciation of $29,617,337 for 2010 and $26,948,420 for 2009	$18,465,603	$20,146,594
Land	1,442,515	1,229,857

	$19,908,118	$21,376,451

OTHER ASSETS
Advance to stockholder	$288,005	$288,005
Other assets	139,757	116,960

	$427,762	$404,965

Total assets	$39,328,666	$34,359,040

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Notes payable, due in one year	$9,705,265	$12,458,192
Accounts payable	7,561,836	4,908,099
Income taxes payable		1,278,602
Accrued expenses	1,116,691	746,004

Total current liabilities	$19,662,394	$18,112,295

LONG-TERM LIABILITIES
Notes payable, less current maturities	$2,139,280	$1,550,048
Deferred tax liability	2,486,593	2,646,284

	$4,625,873	$4,196,332

Total liabilities	$24,288,267	$22,308,627

STOCKHOLDERS’ EQUITY
Common stock, no par value, 1,000 shares authorized, issued, and outstanding	$1,000	$1,000
Retained earnings	15,039,399	12,049,413

Total stockholders’ equity	$15,040,399	$12,050,413

Total liabilities and stockholders’ equity	$39,328,666	$34,359,040

See Notes to Financial Statements.

FRANCIS DRILLING FLUIDS, LTD.
STATEMENTS OF INCOME
Years Ended August 31, 2010 and 2009

	2010	2009

Net sales	$67,127,416	$58,916,231
Cost of goods sold	4,914,246	3,778,624

Gross profit	$62,213,170	$55,137,607

Operating expenses:
Selling	$1,840,809	$2,437,483
General and administrative	55,342,582	54,287,389

Total operating expenses	$57,183,391	$56,724,872

Operating income (loss)	$5,029,779	$(1,587,265)
Other expense, net	(59,907)	(350,427)

Income (loss) before income taxes	$4,969,872	$(1,937,692)
Income tax expense (benefit)	1,979,886	(495,496)

Net income (loss)	$2,989,986	$(1,442,196)

See Notes to Financial Statements.

FRANCIS DRILLING FLUIDS, LTD.
STATEMENTS OF RETAINED EARNINGS
Years Ended August 31, 2010 and 2009

	2010	2009

Balance, beginning	$12,049,413	$13,491,609
Net (loss) income	2,989,986	(1,442,196)

Balance, ending	$15,039,399	$12,049,413

See Notes to Financial Statements.

FRANCIS DRILLING FLUIDS, LTD.
STATEMENTS OF CASH FLOW
Years Ended August 31, 2010 and 2009

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$2,989,986	$(1,442,196)

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	$3,422,699	$3,572,802
Provision for deferred income taxes	(159,343)	(237,878)
Gain on disposal of property	(511,123)	(259,402)
(Increase) decrease in —
Accounts receivable	(6,476,815)	6,284,173
Notes receivable — officers	10,943	34,026
Income taxes payable	257,618	(257,618)
Prepaid expenses	2,295,334	1,817,140
Inventory	(201,926)	225,592
Other assets	(22,797)	(6,185)
Increase (decrease) in —
Accounts payable	2,653,737	(2,463,563)
Income taxes payable	1,278,602	(160,860)
Accrued expenses	370,687	(185,514)

Total adjustments	$2,917,616	$8,362,713

Net cash provided by operating activities	$5,907,602	$6,920,517

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property	$998,676	$474,798
Capital expenditures	(1,771,579)	(2,888,539)

Net cash used in investing activities	$(772,903)	$(2,413,741)

CASH FLOWS FROM FINANCING ACTIVITIES
Net advances from line of credit	$(961,365)	$111,845
Principal payments on long-term debt	(4,172,752)	(4,622,139)

Net cash used in financing activities	$(5,134,117)	$(4,510,294)

Net (decrease) increase in cash and cash equivalents	$582	$(3,518)
Cash and cash equivalents at beginning of year	6,719	10,237

Cash and cash equivalents at end of year	$7,301	$6,719

SUPPLEMENTAL CASH FLOW DISCLOSURES
Interest paid	$591,882	$628,325

Taxes paid	$898,500	$160,860

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING
Fixed assets financed with new debt	$670,340	$785,645

Increase in prepaid expenses due to financing of insurance premiums	$2,300,082	$2,002,650

See Notes to Financial Statements.

FRANCIS DRILLING FLUIDS, LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations:

Francis Drilling Fluids, LTD.’s (the “Company”) operations are primarily supplying liquid mud, dry sack materials, and boat washings to the oil industry along the Gulf Coast of the United States. The Company also provides transportation services to customers throughout the United States.

Revenue recognition:

Sales of products are recognized as deliveries are made or when services are provided.

Cash and cash equivalents:

For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Trade accounts receivable:

The Company provides credit in the normal course of business to its customers and performs ongoing credit evaluations of those customers. It maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information. Management provides for uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Credit losses, when realized, have been within the range of the Company’s expectations and, historically, have not been significant.

Inventories:

The inventory consists of dry materials used in mixing oilfield drilling fluids and liquid drilling fluids all mixed and ready to be delivered to the drilling rig location. The dry materials are carried at cost, principally on the first-in, first-out basis. The liquid materials are valued at standard cost which approximates actual cost on a first-in, first-out method and which does not exceed current market value.

Property, plant and machinery:

Property, plant and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of assets of 3 to 40 years. Leasehold improvements are amortized over the life of the related asset or the life of the lease, whichever is shorter. Expenditures for maintenance and repairs are expensed as incurred while additions and betterments are capitalized. The cost and related accumulated depreciation of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is reported as current year’s income or expense.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FRANCIS DRILLING FLUIDS, LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Income taxes:

The Company accounts for its income taxes using ASC 740-10/Statement 109, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

Advertising:

The Company expenses advertising costs as they are incurred. Advertising expense was $33,283 and $45,676 for 2010 and 2009, respectively.

Cash on deposit and uninsured cash balances:

The Company has concentrated its credit risk for cash by maintaining deposits in various financial institutions which may at times exceed amount covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (FDIC). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash. At August 31,2010, the Company did not have deposits in excess of FDIC coverage at any financial institution.

Impairment of long-lived assets:

Long-lived assets, such as property and equipment, are reviewed on an ongoing basis for impairment based on comparison of carrying value against undiscounted future cash flows. If impairment is identified, the assets’ carrying amounts are adjusted to fair value. There were no such adjustments during the years ended August 31, 2010 and 2009.

NOTE 2.	ADVANCE TO STOCKHOLDER

This represents an advance to the stockholders. Interest is computed using the published Internal Revenue Service rate.

NOTE 3.	DEPRECIABLE ASSETS

Depreciable assets at August 31, 2010 and 2009 consisted of the following:

	2010	2009

Office building	$1,048,280	$1,048,280
Plants, machinery and equipment	47,034,660	46,046,734

	$48,082,940	$47,095,014

Less accumulated depreciation	(29,617,337)	(26,948,420)

	$18,465,603	$20,146,594

Depreciation expense for the years ending August 31, 2010 and 2009 totaled $3,422,699 and $3,572,802, respectively.

FRANCIS DRILLING FLUIDS, LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

NOTE 4.	NOTES PAYABLE

	2010	2009

Revolving line of credit; maximum $6,500,000; interest is variable at 2.00% plus LIBOR; (2.026% at August 31, 2010 and 2.026% at August 31, 2009); interest due monthly and principal reductions made daily from lockbox collections; collateralized by inventory, accounts receivable, contract rights, general tangibles, assignment of life insurance, and continuing guarantee from shareholder; matures annually on February 28	$6,574,025	$7,535,391
Note payable, original amount $6,500,000; interest at variable at 2.00% plus Index (2.056% at August 31,2010 and 2.056% at August 31, 2009); interest due monthly and principal reductions made daily from lockbox collections; collateralized by inventory, accounts receivable, contract rights, general tangibles, assignment of life insurance, and continuing guarantee from shareholder; matured on March 11, 2009	—	1,424,951
Note payable, due in aggregate monthly installments of $7,772 including interest at 7.250%; original term 60 months; secured by vehicles and maturing dates from February 6,2012 to May 7, 2012	143,454	222,969
Note payable, due in monthly installments of principal $2,686; including interest at 7.320%; secured by buildings maturing on April 30, 2017	168,769	187,712
Note payable, due in monthly installments of $5,439; including interest at 7.320%, secured by plant equipment, maturing on April 30, 2012	101,590	157,068
Note payable, due in monthly installments of $1,743; interest at 0.0%, securing equipment, matured on September 1, 2009	—	1,744
Non-revolving line of credit; maximum $650,000; interest is variable and is currently at 2.51%; interest due monthly and matures on August 29, 2016	519,125	600,000
Non-revolving line of credit; maximum $450,000; interest is variable and is currently at 2.51%; interest due monthly and matures on July 1, 2014	259,331	324,645
Note payable, due in aggregate monthly installments of $3,360 including interest at 4.21%; original term 60 months; secured by equipment and maturing on December 31, 2012	72,805	111,221
Note payable, due in monthly installments of $1,230 including interest at 5.00%; secured by equipment and maturing on March 17, 2012	22,415	35,675
Note payable, due in aggregate monthly installments of $6,991; interest at 0.00%; original term 60 months; secured by vehicles and maturing dates from August 15, 2007 to July 20, 2011	4,896	24,722
Note payable, due in monthly installments of $4,679 including interest at 6.25%; original term 60 months; secured by equipment, maturing on July 13, 2011	49,604	100,832
Note payable, due in monthly installments of $10,376 including interest at 4.21%; original term 84 months; secured by Clear Fluids Plant, maturing on March 29, 2015	489,865	603,142
Note payable financing insurance premiums, due in monthly installments of $206,364 including interest at 3.972% beginning August 29,2010, secured by unexpired premiums	2,300,082	2,002,650
Note payable, due in monthly installments of $4,900 including interest at 3.52%; original terms 60 months; secured by Kermit silos, maturing on May 31, 2015	250,815	—

FRANCIS DRILLING FLUIDS, LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

	2010	2009

Note payable, due in monthly installments of $1,340; interest at 5.75%; original term 48 months; secured by equipment and maturing on November 13, 2013	47,566	—
Note payable, due in monthly installments of $2,875 with one irregular payment including interest at 5.50%; original term 24 months; secured by real estate, maturing on July 25, 2012	348,730	—
Note payable, due in monthly installments of $11,612 including interest at 4.71%; original term 60 months; secured by Dayton, Texas facility, maturing on August 31, 2013	356,587	492,365
Note payable, due in monthly installments of $4,874 including interest at 6.25%; original term 60 months; secured by 1979 Cessna 421, maturing on February 20, 2013	134.886	183.153

	$11,844,545	$14,008,240
Less current maturities	9,705,265	12,458,192

Long-term portion	$2,139,280	$1,550,048

Aggregate maturities required on notes payable at August 31, 2010 are as follows:

2011	$9,705,265
2012	1,058,458
2013	474,451
2014	296,189
2015 and later	310,182

$11,844,545

The loan agreements contain various covenants and ratios that the Company must comply with. The Company must maintain a fixed charge coverage ratio equal to, or in excess of, 1.200 to 1.000. The Company must also maintain a ratio of total liabilities to tangible net worth equal to, or less than, 2.000 to 1.000 and a net worth equal to, or greater than, $8,000,000, plus the cumulative New Worth Adjustment. The New Worth Adjustment shall be an amount equal to 50% of borrower’s net income, after taxes, for each fiscal year ending during the term of this agreement. These requirements will be evaluated as of each fiscal quarter during the time that any indebtedness remains owing to lender, with the calculations being made as of the last day of each of the months of November, February, May and August during the term of this agreement.

At August 31, 2010, the Company was in compliance with various bank loan covenants and ratios.

NOTE 5.	ACCOUNTS PAYABLE

Accounts payable is comprised of the following at August 31,2010 and 2009:

	2010	2009

Accounts payable — trade	$4,227,221	$2,708,913
Mud in storage	2,211,706	2,065,836
Excess of outstanding checks over bank balance	996,247	34,554
Other	126,662	98,796

	$7,561,836	$4,908,099

FRANCIS DRILLING FLUIDS, LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

NOTE 6.	LEASE COMMITMENT AND RENTAL EXPENSE

The Company has leased land and some of its branch offices under noncancelable agreements which require minimum annual rentals plus the payment of the property taxes, normal maintenance and insurance on the property.

The Company has leased trucks and trailers which require monthly rental payments plus payment of normal maintenance and insurance.

Lease expense was $5,681,417 and $5,589,969 in 2010 and 2009, respectively.

The total minimum rental commitment at August 31,2010 under the leases mentioned above is $10,740,833 which is due as follows:

2011	$3,894,455
2012	2,778,139
2013	2,040,574
2014	638,254
2015	380,390
Later years	1,009,021

$10,740,833

NOTE 7.	INCOME TAXES

The net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes are reflected in deferred income taxes. Differences are a result of depreciation methods used, contribution deduction limits for tax purposes, and inventory valuation methods and allowance for bad debts.

Income tax benefit (expense) is made up of the following components:

	2010	2009

Current tax expense (benefit)	$2,139,231	$(257,618)
Deferred tax expense (benefit)	(159,345)	(237,878)

	$ 1,979,886	$(495,496)

The expected income tax provision that would result from applying statutory rates to income before income taxes differs from current expense due to:

1. Permanent differences for expenses which are not deductible for income tax purposes.

2. Surtax exemptions.

NOTE 8.	RELATED PARTY TRANSACTIONS

As discussed in Note 2, the notes receivable officers and the related interest income and receivable are from the sole stockholders of the Company.

NOTE 9.	EMPLOYEE RETIREMENT PLAN

The Company has a defined contribution retirement plan which covers substantially all full-time employees after they have met certain eligibility requirements. Employees can contribute 1 to 15%. All funds contributed by the employees are folly vested. The Company matches 100% of employee contributions up to

FRANCIS DRILLING FLUIDS, LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

6% of the employee’s salary. The Company’s contribution is fully vested to the participants after seven years of continued employment. The Company’s contributions to the plan for the years ended August 31,2010 and 2009 were $10,941 and $284,783, respectively.

NOTE 10.	CONCENTRATION OF CREDIT RISK

A significant portion of the Company’s customers are oil companies in the states of Louisiana and Texas. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company’s customer base.

NOTE 11.	CONTINGENCIES

Substantially, all of the Company’s facilities are subject to federal, state, and local provisions regulating the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such waste comply with the applicable federal and state requirements.

NOTE 12.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through January 17,2011, the date on which the financial statements were available to be issued. On November 22,2010, an agreement was executed in which all of the stock of the Company was sold to another party. The new stockholders have agreed to retain current management for a term of five years. As a result of the sale, all receivables from stockholders were paid off. Notes with the current financial institution were liquidated by financing from new financial institutions.

103 N. Ave. F
Crowley, Louisiana 70526
phone: (337) 783-5693
fax: (337) 783-5115
www.bplb.com

Other Offices:

Lafayette, LA
(337) 988-4930

Opelousas, LA
(337) 942-5217

New Iberia, LA
(337) 364-4554

Frank A. Stagno, CPA*
Scott J. Broussard, CPA*
L. Charles Abshire, CPA*
P. John Blanchet, III, CPA*
Martha B. Wyatt, CPA*
Mary A. Castille, CPA*
Joey L. Breaux, CPA*
Craig J. Viator, CPA*
Stacey E. Singleton, CPA*
John L. Istre, CPA*
Mary T. Miller, CPA*
Elizabeth J. Moreau, CPA*
Frank D. Bergeron, CPA*
Lonnie J. Hebert, CPA*

R e t i r e d :

Sidney L. Broussard, CPA 1925-2005
Leon K. Poché, CPA 1984
James H. Breaux, CPA 1987
Erma R. Walton, CPA 1988
George A. Lewis, CPA 1992
Geraldine J. Wimberley, CPA 1995
Lawrence A. Cramer, CPA 1999
Ralph Friend, CPA 2002
Donald W. Kelley, CPA 2005
George J. Trappey, III, CPA 2007
Terrel P. Dressel, CPA 2007
Herbert Lemoine II, CPA 2008

Members of American Institute of
Certified Public Accountants
Society of Louisiana Certified
Public Accountants

* A Professional Accounting Corporation

INDEPENDENT AUDITORS’ REPORT
ON THE SUPPLEMENTARY INFORMATION

To the Board of Directors
Francis Drilling Fluids, Ltd.
Crowley, Louisiana

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information for the years ended August 31,2010 and 2009 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the examinations of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Crowley, Louisiana
January 17, 2011

FRANCIS DRILLING FLUIDS, LTD.

SCHEDULES OF SELLING EXPENSES
Years Ended August 31, 2010 and 2009

	2010	2009

Advertising	$33,283	$45,676
Meals	238,352	356,084
Promotional	31,474	107,826
Travel expense	694,402	784,500
Salaries	843,298	1,143,397

	$1.840.809	$2.437.483

FRANCIS DRILLING FLUIDS, LTD.

SCHEDULES OF GENERAL AND ADMINISTRATIVE EXPENSES
Years Ended August 31, 2010 and 2009

	2010	2009

Accounting and legal	$207,573	$163,535
Air service	48,546	44,534
Bad debt expense	137,232	592,027
Beepers and mobile phones	230,337	246,160
Building and ground maintenance	227,503	267,700
Compensation claims paid	74,448	99,997
Contractor service	155,870	113,319
Depreciation	3,422,699	3,572,802
Diesel, gas and oil	8,472,025	7,301,544
Disposal charges	39,357	102,018
Donations	102,013	116,288
Dues and subscriptions	20,427	34,235
Employee physicals	91,919	74,910
Employee relocation costs	26,453	3,228
Extra labor	1,116,263	760,034
Group insurance	1,638,730	1,670,948
Wages-hourly employees	13,264,786	12,715,676
Insurance	2,481,521	2,314,262
Janitorial	23,073	40,788
Laboratory supplies	8,093	8,146
Lease expense	5,681,417	5,589,969
Computer leases	66,978	128,986
Licenses and taxes	970,678	750,434
Office expense	220,726	255,962
Payroll taxes	1,518,382	1,565,099
Permits	63,513	76,681
401(-k) plan expense	10,941	284,783
Plant supplies	322,752	362,367
Equipment rental	6,172,490	4,583,391
Repairs and maintenance	2,638,098	2,525,186
Safety and training	143,801	250,935
Safety consulting	29,941	28,888
Salaries other	4,686,262	6,003,791
Salaries officers	370,500	951,450
Telephone	142,556	163,569
Utilities	403,776	423,143
Uniforms	110,903	100,604

	$55,342,582	$54,287,389

FRANCIS DRILLING FLUIDS, LTD.

SCHEDULES OF OTHER INCOME (EXPENSE)
Years Ended August 31, 2010 and 2009

	2010	2009

Interest income	$9,127	$45,662
Interest expense	(577,131)	(628,385)
Gain on sale of fixed assets	511,123	259,402
Other income	(3,026)	(27,106)

	$(59,907)	$(350,427)

*****

NYTEX ENERGY HOLDINGS, INC.

Unaudited Pro Forma Combined Financial Information

On November 23, 2010, through our wholly-owned subsidiary, NYTEX FDF Acquisition, Inc., a Delaware corporation (“Acquisition Inc.”), we acquired 100% of the Francis Group, including its wholly-owned operating subsidiary, FDF. The Francis Group has no other assets or operations other than FDF. The purchase price for the Francis Group, excluding closing costs, was $51.8 million, which was funded with proceeds from a loan with an unaffiliated lender, proceeds from the issuance of preferred stock, proceeds from the issuance of Acquisition Inc. preferred stock and warrants, common stock issued to the Sellers, and a non-interest bearing promissory note issued to the Sellers.

The following unaudited pro forma combined statement of operations for the year ended December 31, 2010 is presented as if we acquired FDF on January 1, 2010.

The unaudited pro forma combined financial information have been developed from and should be read in conjunction with the historical financial statements and notes thereto as filed in our annual report on Form 10-K for the year ended December 31, 2010 and are not necessarily indicative of what the actual results of operations would have been had we completed the transaction as of the beginning of the period presented, nor is it necessarily indicative of future results. The unaudited pro forma combined financial information does not reflect any operating efficiencies and/or cost savings that we may achieve, or any additional expenses that we may be incur, with respect to the combined companies.

NYTEX ENERGY HOLDINGS, INC.

Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2010
(Unaudited)

	Historical
	NYTEX	Francis
	Energy	Drilling
	Holdings, Inc.	Fluids, Ltd.	Pro Forma		Pro Forma
	(a)	(b)	Adjustments		Combined

Revenues:
Drilling fluids	$1,059,008	$12,199,438	$(1,270,078	)(c)	$11,988,368
Oilfield services	6,031,455	60,511,233	(6,299,800	)(c)	60,242,888
Oil and gas	204,906	—			204,906
Other	576,981	—			576,981

Total revenues	7,872,350	72,710,671	(7,569,878)		73,013,143
Operating expenses:
Cost of goods sold — drilling fluids	437,230	4,723,758	(491,789	)(c)	4,669,199
Oil & gas lease operating expenses	143,361	—			143,361
Depreciation, depletion, and amortization	772,826	3,434,811	(3,434,811	)(d)	7,824,143
			7,051,317	(e)
Selling, general and administrative expenses	10,919,713	58,096,780	(1,150,857	)(c)	62,968,061
			(4,897,575	)(f)
Gain on sale of assets	(466,902)	(438,481)			(905,383)

Total operating expenses	11,806,228	65,816,868	(2,923,715)		74,699,381

Earnings (loss) from operations	(3,933,878)	6,893,803	(4,646,163)		(1,686,238)
Other income (expense):
Interest income	1,230	9,143	(952	)(c)	9,421
Interest expense	(832,164)	(583,567)	552,389	(g)	(4,582,212)
			(3,331,311	)(h)
			(387,559	)(i)
Change in fair value of derivative liabilities	(13,301,755)				(13,301,755)
Accretion of preferred stock liability	(398,232)	—	(3,292,929	)(j)	(3,691,161)
Equity in loss of unconsolidated subsidiaries	(317,158)	—			(317,158)
Loss on sale of unconsolidated subsidiary	(870,750)	—			(870,750)
Other	5,141	(2,110)			3,031

Total other income (expense)	(15,713,688)	(576,534)	(6,460,362)		(22,750,585)

Earnings (loss) before income taxes	(19,647,566)	6,317,269	(11,106,525)		(24,436,823)
Income tax benefit (provision)	(3,299)	(2,514,273)	4,420,397	(k)	1,902,825

Net income (loss)	(19,650,865)	3,802,996	(6,686,128)		(22,533,998)
Preferred stock dividends	(53,280)	—	(426,420	)(l)	(479,700)

Net income (loss) attributable to common stockholders	(19,704,145)	3,802,996	(7,112,548)		(23,013,698)

Net income (loss) per share, basic and diluted	$(0.98)				$(0.92)

Weighted average shares outstanding, basic and diluted	20,149,999				24,965,687

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements

NYTEX ENERGY HOLDINGS, INC.

Notes to Unaudited Pro Forma Combined Financial Statement

Note 1.	Description of Transaction and Basis of Pro Forma Presentation

On November 23, 2010, NYTEX Energy Holdings, Inc. (“NYTEX Energy,” or the “Company”), through its wholly-owned subsidiary, NYTEX FDF Acquisition, Inc. (“Acquisition Inc.”), acquired 100% of the membership interests in Francis Oaks, LLC (“Oaks”) and its wholly-owned operating subsidiary, Francis Drilling Fluids, Ltd. (“FDF”, and together with Oaks, the “Francis Group”) with the Francis Group becoming a wholly-owned subsidiary of Acquisition Inc. Oaks is the owner of all of the issued and outstanding shares of common stock of FDF. The total consideration transferred for the acquisition is as follows:

Cash paid	$41,299,891
Fair value of common stock issued	10,057,651
Promissory note	476,144

Total fair value of consideration transferred	$51,833,686

In connection with the Company’s acquisition of the Francis Group, the Company entered into the following arrangements:

•	Acquisition, Inc. and Francis Group, as co-borrowers, entered into a revolving credit and term loan facility with a third-party lender providing for loans up to $24 million;

•	The Company and Acquisition Inc., entered into a Preferred Stock and Warrant Purchase Agreement with WayPoint Nytex, LLC (“WayPoint”), a third party, whereby, in exchange for $20 million from WayPoint, (i) Acquisition, Inc. issued to WayPoint 20,750 shares of Acquisition Inc. 14% Senior Series A Redeemable Preferred Stock, and (ii) the Company issued to WayPoint one share of its Series B Preferred Stock, a warrant to purchase up to 35% of the then outstanding shares of the Company’s common stock, and a warrant to purchase up to an additional number of shares of the Company’s common stock such that, measured at the time of exercise, the number of shares of common stock issued provides WayPoint an aggregate 51% of NYTEX Energy’s outstanding common stock on a fully-diluted basis with such warrant becoming exercisable only if certain conditions of default are met as set forth in the Preferred Stock and Warrant Purchase Agreement; and

•	The Company concluded an interim closing of the private placement of its Series A Convertible Preferred Stock for gross proceeds of $5.3 million.

Note 2.	Unaudited Pro Forma Combined Statement of Operations

(a) Reflects NYTEX Energy’s historical statement of operations.

(b) Reflects the historical statement of operations of FDF for the twelve months ended October 31, 2010.

(c) Reflects the reversal of FDF’s historical amounts to reflect the period of ownership of FDF by the Company.

(d) Reflects the reversal of FDF’s historical depreciation expense.

(e) Reflects the depreciation of FDF’s property and equipment using the straight-line method over the estimated remaining useful life of 25 years for buildings and improvements, 3 — 7 years for machinery and equipment, three years for automobiles, and seven years for furniture and fixtures. In addition, reflects the amortization of identified intangible assets using the straight-line method over the estimated remaining useful life of 3 — 20 years. A trade name intangible is deemed to have an indefinite life.

(f) Reflects the reversal of FDF lease expense for operating lease obligations paid in full in connection with the acquisition by the Company.

NYTEX ENERGY HOLDINGS, INC.

Notes to Unaudited Pro Forma Combined Financial Statement — (Continued)

(g) Reflects the reversal of FDF’s interest expense for debt obligations paid in full in connection with the acquisition by the Company.

(h) Reflects interest expense on the new debt entered into by the Company in connection with the acquisition, as follows:

			Pro Forma
			Interest Expense
			For the period
			from
	Face	Interest	1/1/2010 to
	Amount	Rate	11/22/2010

Term loan	$12,000,000	4.01%	$435,346
Revolving credit facility	7,500,988	3.01%	204,201
Senior Series A Redeemable Preferred Stock	20,750,000	14.00%	2,630,639
Promissory note to seller	750,000	9.00%	61,125

			$3,331,311

(i) Reflects the amortization of deferred financing costs associated with the term loan and revolving credit facility over the term of the debt.

(j) Reflects the accretion of the face amount of the Senior Series A Redeemable Preferred Stock over the term of the instruments of approximately 5.5 years.

(k) Reflects the pro forma income tax impact of the pro forma adjustments at an effective tax rate of 39.8%. The pro forma combined provision or benefit for income taxes does not reflect the amounts that would have resulted had NYTEX Energy and FDF filed consolidated income tax returns during the periods presented.

(l) Reflects the pro forma declaration of dividends related to the Series A Convertible Preferred Stock issued in connection with the FDF acquisition by the Company.

*****

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$6,171
Legal Fees and Expenses	$125,000
Accounting Fees and Expenses	$20,000

Total Expenses	$151,171

Item 14.	Indemnification of Directors and Officers

As permitted by Section 102 of the DGCL, our bylaws include a provision that eliminates the personal liability of our directors and officers for losses sustained by us, except to the extent such losses have resulted from such director’s or officer’s own willful misconduct, willful neglect or negligence.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party or who is threatened to be made a party by reason of such person being or having been a director, officer, employee of or agent to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by Section 145 of the DGCL, we have provided for indemnification of our directors and officers. First, our certificate of incorporation includes a provision that requires us to indemnify each of our directors and officers to the fullest extent allowed by the Delaware law. Second, our bylaws include a provision that requires us to indemnify each of our directors and officers against all reasonable costs, expenses and liabilities (including reasonable attorneys’ fees) actually and necessarily incurred by such person in connection with any claim, action, suit, proceeding, investigation or inquiry by reason of such person being or having been a director or officer of our company, except in relation to matters as to which such person is adjudged to be liable for willful misconduct, willful neglect or negligence in the performance of such person’s duties. Third, we have entered into indemnification agreements with each of our directors. The indemnification agreements provide for indemnification of each director to the fullest extent permitted by applicable law against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any claim, action, suit, proceeding, investigation or inquiry, by reason of such person being a director or officer of our company, including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of such person. The only limitation under the indemnification agreements is that we are not obligated to make any payments to a director that is determined to not be permitted by law.

We also carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws and the indemnification agreements that we have entered into with our directors may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, an investment in us may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to the above indemnification provisions.

Item 15.	Recent Sales of Unregistered Securities

During the past year, we have issued unregistered securities as described below. We believe that each of these transactions was exempt from registration requirements, including, among other exemptions, Section 4(2) of, and Rule 506 under the Securities Act.

1.	Francis Group Transaction

On November 23, 2010, Acquisition Inc. acquired 100% of the membership interests of Oaks. Oaks is the owner of all of the issued and outstanding shares of common stock of FDF. FDF is a full-service provider of drilling, completion, and specialized fluids, dry drilling and completion products, technical services, industrial cleaning services and equipment rental for the oil & gas industry. Headquartered in Crowley, Louisiana, FDF operates out of 20 locations in Texas, Oklahoma, Wyoming, North Dakota, including three coastal Louisiana facilities which provide services on land and off-shore Gulf of Mexico.

As consideration for the acquisition of the Francis Group we paid $52,677,466 consisting of (i) $21,500,000 in cash, (ii) 5,407,339 shares of our Common Stock, at the stated value of $2.00 per share, equaling $10,814,678 at closing, (iii) a Promissory Note payable to Diana Istre Francis in the original principal amount of $750,000 and (iv) the payoff of $19,612,788 in Francis Group’s debt.

2.	WayPoint Preferred Stock and Warrant Transaction

In order to finance the FDF Acquisition, we and Acquisition Inc. entered into WayPoint Purchase Agreement, whereby, in exchange for $20,000,000 cash from WayPoint (a) Acquisition Inc. issued to WayPoint 20,750 shares of Acquisition Inc.’s Senior Series A Redeemable Preferred Stock, and (b) we (i) issued to WayPoint (A) one share of the Company’s Series B Preferred Stock, (B) the Purchase Warrant and (C) the Control Warrant, and (ii) granted WayPoint certain registration rights.

A. Company Rights and Obligations

In connection with the WayPoint Transaction, we authorized the creation of a new class of Series B Preferred Stock, constituting of one authorized share and with the rights, preferences and obligations set forth in the Series B Preferred Stock Certificate of Designation filed with the Secretary of State of the State of Delaware. The one authorized share of Series B Preferred Stock was issued to WayPoint. The Series B Redeemable Preferred Stock provides the holder thereof the right to designate two members to the Board of directors of the Company, and upon the occurrence of a Default, the holder may cause us to increase the number of directors of our board of directors, and elect such additional members, so that the holder is able to designate a majority of our board of directors.

The Purchaser Warrant is exercisable until the tenth anniversary from the issuance thereof at an exercise price of $0.01 per share. The Purchaser Warrant provides anti-dilution protection so that the number of shares that may be purchased pursuant to the Purchase Warrant shall be equal to 35% of the then outstanding shares of Common Stock of the Company, as measured at the time of exercise.

The Control Warrant is exercisable at an exercise price of $0.01 per share, upon the earliest to occur of (i) the occurrence of a Default that remains uncured for seventy-five days; provided, that payment to the holders of Senior Series A Redeemable Preferred Stock of all amounts owing to them as a result of a Default shall be considered a cure of a Default; (ii) the date on which a Change of Control, if Acquisition Inc. is not able to redeem all of the Senior Series A Redeemable Preferred Stock in accordance with its terms; (iii) seventy-five days after the date on which the third Default has occurred within a consecutive twelve-month period; and (iv) May 23, 2016, if Acquisition Inc. is not able to redeem all of the Senior Series A Redeemable Preferred Stock in accordance with its terms.

Additionally, after November 23, 2011, WayPoint can require the Company to file a registration statement, registering for resale all shares of Common Stock issuable upon exercise of the WayPoint Warrants. WayPoint was also granted piggyback registration rights for any registration statement after this registration statement and any registration statement we file with respect to Common Stock held by Diana Francis. If we are required to file a registration statement registering securities for resale by WayPoint and the registration statement is not timely filed, does not become effective within a certain time period, or ceases to be available for sales thereunder for certain time periods, then we must pay WayPoint an amount in cash equal to one percent (1%) of the value of WayPoint’s securities on the date of such event and each monthly anniversary thereof until cured, subject to a cap of ten percent (10%) of the value of WayPoint’s registrable securities.

B. Acquisition Inc.’s Rights and Obligations

The holder of Senior Series A Redeemable Preferred Stock is entitled to receive dividends from Acquisition Inc. at a rate equal to 14% of an original stated amount of $1,000 per share of Senior Series A Redeemable Preferred Stock (“Stated Amount”), with such dividends payable quarterly. Dividends are payable out of any assets legally available therefor prior and in preference to any declaration or payment of any dividend to the holders of Common Stock of Acquisition Inc. Such dividends shall accrue from the date of issuance of the Senior Series A Redeemable Preferred Stock and shall accrue day to day, whether or not declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period shall not have been paid, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock.

The holder of the Senior Series A Redeemable Preferred Stock has the right to redeem such shares after the third anniversary of issuance thereof at a redemption price equal to 104% of the Stated Amount, and at a redemption price equal to 103% of the Stated Amount 48 months after the date of issuance thereof to May 23, 2016, together, in either case, with all dividends, declared and unpaid thereon through the redemption date.

After the earliest to occur of (a) a Change of Control, (b) an occurrence of a Default that remains uncured for seventy-five days; provided, however, that payment to the holders of the Senior Series A Redeemable Preferred Stock of all amounts owing to them as a result of a Default shall be considered a cure of a Default, and (c) May 23, 2016, Acquisition Inc. is required to redeem the Senior Series A Redeemable Preferred Stock at 100% of the Stated Amount, together with all accrued and unpaid dividends thereon as of the redemption date.

3.	Private Placement of Series A Preferred Stock

A. Private Placement

On November 23, 2010, in conjunction with our acquisition of FDF, we effected a first closing of our private placement of Series A Preferred Stock. We effected a final closing of this private placement on February 9, 2011, with total sales of $6.0 million in exchange for a total of 6.0 million shares of Series A Preferred Stock and warrants to purchase 1.8 million shares of Common Stock at $2.00 per share.

The holders of Series A Preferred Stock are entitled to payment of dividends from us of 9% of the purchase price per share of $1.00, with such dividends payable quarterly. Dividends are payable out of any assets legally available therefor prior and in preference to any declaration or payment of any dividend to the holders of our Common Stock. Such dividends accrue from the date of issuance of the Series A Preferred Stock and accrue day to day, whether or not declared. Such dividends are cumulative so that if such dividends in respect of any previous or current annual dividend period shall not have been paid, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Additionally, each holder of Series A Preferred has the right, at the option of the holder at any time, to convert shares of Series A Preferred into shares of Common Stock at an initial conversion ratio of one-to-one.

The Series A Preferred Stock matures at the end of 72 months from the date of issuance, at which time the Series A holders will sell their shares back to Company at face value.

The Series A Warrants are exercisable for three years at an exercise price equal $2.00 per share. The Series A Warrants provide for full ratchet price protection for a two year period, followed by weighted average price protection for the balance of the warrant term. The Series A Warrants contain customary anti-dilution adjustments in the event of stock splits, stock dividends and other similar corporate events. The Series A

Warrants may also be exercised on a cashless-exercise basis by investors if a resale registration statement covering the shares underlying the Series A Warrants has not been declared effective within six months after their issuance. In addition, if a registration statement registering for resale all shares of Common Stock issuable upon conversion of the Series A Preferred Stock and issuable upon exercise of the Series A Warrants is not declared effective within 120 days of February 9, 2011, we are subject to pay upon demand to each holder of registrable securities an amount in cash equal to two percent of such holder’s investment amount on every 30 day anniversary of such failure until such failure is cured, up to a maximum amount of 10% of each holder’s investment amount.

In connection with the Series A Preferred Stock private placement, we paid a placement agent a cash placement fee equal to 10% of the aggregate gross proceeds from the placement and, for nominal consideration, warrants to purchase 240,000 shares of Series A Preferred Stock, equal to 4% of the number of shares of Series A Preferred Stock sold, with an initial exercise price of $1.00 per share. These warrants provide the holder thereof with a cashless exercise right and are exercisable for a three year period from the date of issuance.

4.	Other Issuances

We conducted no operations until October 31, 2008, at which time our newly-formed and wholly owned subsidiary, NYTEX Petroleum, Inc., a Delaware corporation, acquired the business and operations of NYTEX Petroleum LLC, a Texas limited liability company. In the exchange, all of the NYTEX Petroleum LLC members transferred their membership units of NYTEX Petroleum LLC to NYTEX Petroleum, Inc. in exchange for our Common Stock. After the exchange of the 30,032,907 shares of our Common Stock NYTEX Petroleum, LLC disseminated such shares as follows: 20,000,000 shares to our Chief Executive Officer, Michael Galvis, 3,952,357 shares to Richard Buccellato’s wholly-owned company, Buccell, LLC, 1,013,425 shares to Stan Zolek, 1,013,425 shares to Robert Pellegrino, 2,026,850 shares to William Brehmer, then our COO, and 2,026,850 shares to Georgianna Hanes, then our CFO.

From August 2008 through March 2010, we effected a limited private placement of an aggregate of 6,058,652 shares of our Common Stock, for $1.00 per share, for total proceeds of $5,838,102. We also issued warrants to purchase an aggregate of 5,885,902 shares of Common Stock for an exercise price of $0.50 per share. The warrants expire three years from the date of issuance.

In January 2010, upon the maturity of Bridge Loans, we paid an accommodation fee to the Bridge Loan holders in the form of 59,375 shares of our Common Stock.

In connection with the re-acquisition of the Panhandle Field Producing Property in December 2010, we issued 616,291 shares of our Common Stock to the former owners as part of the consideration paid to re-acquire the Panhandle Field Producing Property. The aggregate fair value of the Common Stock issued was $1,146,301.

For the year ended December 31, 2010, we issued 871,337 shares of our Common Stock to certain employees and individuals. The fair value of the shares of approximately $1,015,525 was recorded as stock-based compensation in our statements of operations.

Item 16.	Exhibits and Financial Statement Schedules

See the Exhibit Index, which is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any additional material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) that, for determining liability under the Securities Act of 1933, the Company will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NYTEX Energy Holdings, Inc.

By: /s/	Michael K. Galvis
Michael K. Galvis
President and Chief Executive Officer

August 19, 2011

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael K. Galvis Michael K. Galvis	President, Chief Executive Officer, and Director (Principal Executive Officer)	August 19, 2011

/s/ Kenneth K. Conte Kenneth K. Conte	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 19, 2011

/s/ William G. Brehmer William G. Brehmer	Director	August 19, 2011

/s/ Jonathan Rich Jonathan Rich	Director	August 19, 2011

EXHIBIT INDEX

Exhibit	Document

2.1	Membership Interests Purchase Agreement by and among NYTEX Energy Holdings, Inc. (the “Company”), Francis Drilling Fluids, Ltd., Francis Oaks, L.L.C. and the Members of Francis Oaks, L.L.C. dated November 23, 2010 (filed as Exhibit 10.1 to the Company’s Form 8-K filed November 30, 2010 and incorporated herein by reference)
3.1	Certificate of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company’s Form 10-12G/A filed August 12, 2010 and incorporated herein by reference)
3.2	Bylaws of the Company, as amended (filed as Exhibit 3.2 to the Company’s Form 10-12G/A filed August 12, 2010 and incorporated herein by reference)
4.1	Form of stock certificate for shares of Common Stock of the Company (filed as Exhibit 4.1 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
4.2	Form of stock certificate for Series A Preferred Stock of the Company (filed as Exhibit 4.2 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
4.3	Form of stock certificate for Series B Preferred Stock of the Company (filed as Exhibit 4.3 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
4.4	Form of purchaser warrant (filed as Exhibit 10.7 to the Company’s Form 8-K filed November 30, 2010 and incorporated herein by reference)
4.5	Form of control warrant (filed as Exhibit 10.7 to the Company’s Form 8-K filed November 30, 2010 and incorporated herein by reference)
4.6	Form of Registration Rights Agreement between WayPoint Nytex, LLC and the Company dated November 23, 2010 (filed as Exhibit 10.8 to the Company’s Form 8-K filed November 30, 2010 and incorporated herein by reference)
4.7	Form of warrant issued in connection with the issuance of Series A Preferred Stock dated November 23, 2010 (filed as Exhibit 4.7 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
4.8	Form of warrant issued in connection with the issuance of 12% Convertible Debentures of the Company dated November 23, 2010 (filed as Exhibit 10.2 to the Company’s Form 8-K filed November 10, 2010 and incorporated herein by reference)
4.9	Form of Registration Rights Agreement between the Company and the holders of Series A Preferred Stock dated November 23, 2010 (filed as Exhibit 4.9 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
4.10	Form of Registration Rights Agreement between the Company and the holders of the Debentures dated August 13, 2010 (filed as Exhibit 10.4 to the Company’s Form 8-K filed November 10, 2010 and incorporated herein by reference)
4.11	Certificate of Designation in respect of Series A Convertible Preferred Stock of the Company dated November 19, 2010 (filed as Exhibit 4.11 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
4.12	Certificate of Designation in respect of Series B Preferred Stock of the Company (filed as Exhibit 10.10 to the Company’s Form 8-K filed November 30, 2010 and incorporated herein by reference)
4.13	Amended and Restated Certificate of Designation in respect of Senior Series A Redeemable Preferred Stock of NYTEX FDF Acquisition Inc. (filed as Exhibit 10.9 to the Company’s Form 8-K filed November 30, 2010 and incorporated herein by reference)
5.1	Legal Opinion of Strasburger & Price, LLP filed herewith
10.1	Revolving Credit, Term Loan and Security Agreement among the Company, Francis Oaks, L.L.C., Francis Drilling Fluids, Ltd. and PNC Bank, National Association, dated November 23, 2010 (filed as Exhibit 10.5 to the Company’s Form 8-K filed November 30, 2010 and incorporated herein by reference)

Exhibit	Document

10.2	Preferred Stock and Warrant Purchase Agreement among the Company, NYTEX FDF Acquisition, Inc. and WayPoint NYTEX, LLC, dated November 23, 2010 (filed as Exhibit 10.6 to the Company’s Form 8-K filed November 30, 2010 and incorporated herein by reference)
10.3	Placement Agency Agreement between the Company and National Securities Corporation, dated October 8, 2010. (filed as Exhibit 10.3 to the Company’s Form 10-K filed April 15, 2011 and incorporated herein by reference)
10.4	Form of Securities Purchase Agreement between the Company and holders of 12% Convertible Debentures dated October 12, 2010 (filed as Exhibit 10.3 to the Company’s Form 8-K filed November 10, 2010 and incorporated herein by reference)
10.5	Form of 12% Convertible Debenture issued by the Company to holders thereof dated October 12, 2010 (filed as Exhibit 10.3 to the Company’s Form 8-K filed November 10, 2010 and incorporated herein by reference)
10.6	Lease with Capital One Bank, N.A., Account Number 3109321057 (filed as Exhibit 10.4 to the Company’s Form 10-K filed April 15, 2011 and incorporated herein by reference)
10.7	Lease with Capital One Bank, N.A., Account Number 3109321058 (filed as Exhibit 10.5 to the Company’s Form 10-K filed April 15, 2011 and incorporated herein by reference)
10.8	Lease with Capital One Bank, N.A., Account Number 3109321059 (filed as Exhibit 10.6 to the Company’s Form 10-K filed April 15, 2011 and incorporated herein by reference)
10.9	Lease with Capital One Bank, N.A., Account Number 3109321061 (filed as Exhibit 10.7 to the Company’s Form 10-K filed April 15, 2011 and incorporated herein by reference)
10.10	Lease with Capital One Bank, N.A., Account Number 3109321063 (filed as Exhibit 10.8 to the Company’s Form 10-K filed April 15, 2011 and incorporated herein by reference)
10.11	Lease with PACCAR Financial Services, LLC, Account Number 900-651-600-00006063374 (filed as Exhibit 10.9 to the Company’s Form 10-K filed April 15, 2011 and incorporated herein by reference)
10.12	Lease with PACCAR Financial Services, LLC, Account Number 900-651-600-00006068985 (filed as Exhibit 10.10 to the Company’s Form 10-K filed April 15, 2011 and incorporated herein by reference)
10.13	Lease with PACCAR Financial Services, LLC, Account Number 900-681-600-00006070502 (filed as Exhibit 10.11 to the Company’s Form 10-K filed April 15, 2011 and incorporated herein by reference)
10.14	Employment Agreement between the Company and Michael K. Galvis, dated April 28, 2009 (filed as Exhibit 10.1 to the Company’s Form 10-12G/A filed August 12, 2010 and incorporated herein by reference)
10.15	Employment Agreement between Francis Drilling Fluids, Ltd. and Michael K. Galvis, dated November 23, 2010 (filed as Exhibit 10.13 to the Company’s Form 10-K filed April 15, 2011 and incorporated herein by reference)
10.16	Employment Agreement between the Company and Kenneth K. Conte, dated June 1, 2010 (filed as Exhibit 10.1 to the Company’s Form 8-K filed on October 8, 2010 and incorporated herein by reference)
10.17	Employment Agreement between the Company and Georgianna Hanes, dated April 28, 2009 (filed as Exhibit 10.2 to the Company’s Form 10-12G/A filed August 12, 2010 and incorporated herein by reference)
10.18	Employment Agreement between the Company and William G. Brehmer, dated April 28, 2009 (filed as Exhibit 10.3 to the Company’s Form 10-12G/A filed August 12, 2010 and incorporated herein by reference)
10.19	Employment Agreement between Francis Drilling Fluids, Ltd. and Michael G. Francis, dated November 23, 2010 (filed as Exhibit 10.3 to the Company’s Form 8-K filed November 30, 2010 and incorporated herein by reference)
10.20	Employment Agreement between Francis Drilling Fluids, Ltd. and Jude Gregory, dated November 23, 2010 (filed as Exhibit 10.18 to the Company’s Form 10-K filed April 15, 2011 and incorporated herein by reference)

Exhibit	Document

10.21	Indemnification Agreement between the Company and Thomas Drechsler, dated November 23, 2010 (filed as Exhibit 10.21 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
10.22	Indemnification Agreement between the Company and John Henry Moulton, dated November 23, 2010 (filed as Exhibit 10.22 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
10.23	Indemnification Agreement between the Company and Jonathan Rich, dated April 1, 2011 (filed as Exhibit 10.23 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
10.24	Indemnification Agreement between the Company and Michael K. Galvis, dated April 1, 2011 (filed as Exhibit 10.24 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
10.25	Indemnification Agreement between the Company and William Brehmer, dated April 1, 2011 (filed as Exhibit 10.25 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
10.26	Indemnification Agreement between the Company and Michael G. Francis, dated April 14, 2011 (filed as Exhibit 10.26 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
10.27	Indemnification Agreement between the Company and Kenneth K. Conte, dated April 1, 2011 (filed as Exhibit 10.27 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
10.28	Form of Amendment to 12% Convertible Debenture issued by the Company to holders thereof dated February 8, 2011 (filed as Exhibit 10.28 to the Registrant’s Amendment No. 1 to Form S-1 filed August 13, 2011 and incorporated herein by reference)
21.1	List of Subsidiaries of Company (filed as Exhibit 21 to the Company’s Form 10-K for the period ended December 31, 2010 filed on April 15, 2011 and incorporated herein by reference)
23.1	Consent of Whitley Penn LLP filed herewith
23.2	Consent of Strasburger & Price, LLP (included in Exhibit 5.1)
23.3	Consent of Broussard, Poche, Lewis & Breaux, L.L.P. filed herewith
24.1	Power of Attorney (included in Signature Page of original Form S-1)*
99	Report of LaRoche Petroleum Consultants, Ltd. dated March 3, 2011 (filed as Exhibit 99 to the Company’s Form 10-K for period ended December 31, 2010 filed on April 15, 2011 and incorporated herein by reference)

*	Previously filed with original Form S-1 dated April 15, 2011.